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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 21, 2014

Registration No. 333-196798

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PLYMOUTH INDUSTRIAL REIT, INC.
(Exact name of registrant as specified in governing instruments)

260 Franklin Street, Suite 1900
Boston, Massachusetts 02110
(617) 340-3814

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey E. Witherell
Chief Executive Officer
Plymouth Industrial REIT, Inc.
260 Franklin Street, Suite 1900
Boston, Massachusetts 02110
(617) 340-3814

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kenneth L. Betts Squire Patton Boggs (US) LLP 2000 McKinney Avenue, Suite 1700 Dallas, TX 75201 (214) 758-1500	John A. Good Justin R. Salon Morrison & Foerster LLP 2000 Pennsylvania Avenue, NW, Suite 6000 Washington, D.C. 20006 (202) 887-1500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED JULY 21, 2014

PRELIMINARY PROSPECTUS

                  Shares

Common Stock

        Plymouth Industrial REIT, Inc. is a full service, vertically integrated, self-administered and self-managed real estate investment trust, or REIT, focused on the acquisition, ownership and management of single and multi-tenant Class B industrial properties, primarily located in secondary and select primary markets across the Eastern half of the U.S. and Texas. Upon completion of this offering and the Acquisition Transactions, we will own and operate, or have interests in, 24 industrial buildings located in five states.

        This is our initial listed public offering. We are selling            shares of our common stock, $0.01 par value per share in this offering. We currently anticipate that the offering price of our common stock will be between $            and $            per share.

        Prior to this offering, there has been no public market for our shares. We have applied to list our common stock on the New York Stock Exchange, or the NYSE, under the symbol "PLYM."

        We were formed as a Maryland corporation in March 2011. We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2012. To assist us in maintaining our qualification as a REIT, stockholders are generally restricted from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our charter contains additional restrictions on the ownership and transfer of shares of our common stock. See "Description of Stock—Restrictions on Ownership and Transfer."

        We are an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and will be subject to reduced public company reporting requirements. Investing in our common stock involves significant risks. You should read the section entitled "Risk Factors" beginning on page 18 of this prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

	Per share	Total

Public offering price	$	$

Underwriting discount(1)	$	$

Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for additional disclosure regarding the compensation payable to the underwriters.

        The underwriters may also exercise their option to purchase up to an additional            shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover over-allotments of shares, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about                        , 2014.

Sandler O'Neill + Partners, L.P.

The date of this prospectus is                    , 2014.

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or any information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Industry and Market Data

        We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information. Any forecasts prepared by REIS, Inc., or REIS, are based on data (including third-party

i

data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. In addition, the projections obtained from REIS that we have included in this prospectus have not been expertized and are, therefore, solely our responsibility. As a result, REIS does not and will not have any liability or responsibility whatsoever for any market data and industry forecasts and projections that are contained in this prospectus or otherwise disseminated in connection with the offer or sale of our common stock. If you purchase our common stock, your sole recourse for any alleged or actual inaccuracies in the forecasts and projections used in this prospectus will be against us. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus.

Glossary

        In this prospectus:

  •
  "Plymouth," "our company," "we," "us" and "our" refer to Plymouth Industrial REIT, Inc., a Maryland corporation, and its consolidated subsidiaries after giving effect to the Acquisition Transactions described elsewhere in this prospectus, except where it is clear from the context that the term only means Plymouth Industrial REIT, Inc., the issuer of the shares of common stock in this offering, and except where it is clear from the context that the term only means Plymouth Industrial REIT, Inc. and its consolidated subsidiaries prior to giving effect to the Acquisition Transactions;

  •
  "Acquisition Portfolio" means those 20 industrial buildings identified in this prospectus to be acquired by the company, in whole or in part, from the net proceeds of this offering;

  •
  "Acquisition Transactions" means a series of nine transactions with unrelated third parties pursuant to which we will acquire the Acquisition Portfolio;

  •
  "annualized rent" means the monthly base rent for the applicable property or properties as of March 31, 2014, multiplied by 12 and then multiplied by our percentage ownership interest for such property, where applicable, and "total annualized rent" means the annualized rent for the applicable group of properties;

  •
  "capitalization rate" means the ratio of a property's annual net operating income to its purchase price;

  •
  "Class A industrial properties" means industrial properties that typically possess most of the following characteristics: 15 years old or newer, square footage generally in excess of 200,000 square feet, concrete tilt-up construction, clear height in excess of 26 feet, a ratio of dock doors to floor area that is more than one door per 10,000 square feet and energy efficient design characteristics suitable for current and future tenants;

  •
  "Class B industrial properties" means industrial properties that are typically more than 15 years old, have clear heights between 18 and 26 feet and square footage between 50,000 and 500,000 square feet. Building systems (mechanical, HVAC and utility) have adequate capacities to deliver services currently required by tenants but may need upgrades for future tenants;

  •
  "Company Portfolio" means the Acquisition Portfolio and the Existing Portfolio;

  •
  "Existing Portfolio" means those industrial properties in which the company indirectly owned interests prior to completion of this offering;

  •
  "net operating income" or "NOI" means total revenue (including rental revenue, tenant reimbursements, management, leasing and development services revenue and other income) less property-level operating expenses including allocated overhead. NOI excludes depreciation and

ii

    amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense and other non-operating expenses;

  •
  "on a pro forma basis" means after completion of (i) this offering and the application of the proceeds of this offering as described under "Use of Proceeds" and (ii) the Acquisition Transactions described herein;

  •
  "OP units" means units of limited partnership interest in our operating partnership;

  •
  "our operating partnership" means Plymouth Industrial OP, LP, a Delaware limited partnership, and the subsidiaries through which we will conduct substantially all of our business;

  •
  "primary markets" means gateway cities and the following six largest metropolitan areas in the U.S., each generally consisting of more than 300 million square feet of industrial space: Los Angeles, San Francisco, New York, Chicago, Washington, DC and Boston; and

  •
  "secondary markets" means for our purposes non-gateway markets, each generally consisting of between 100 million and 300 million square feet of industrial space, including the following metropolitan areas in the Eastern half of the U.S. and Texas: Atlanta, Austin, Baltimore, Charlotte, Cincinnati, Cleveland, Columbus, Dallas, Detroit, Houston, Indianapolis, Jacksonville, Kansas City, Memphis, Milwaukee, Nashville, Norfolk, Orlando, Philadelphia, Pittsburgh, Raleigh/Durham, San Antonio, South Florida, St. Louis and Tampa.

        Our definitions of Class A industrial properties, Class B industrial properties, primary markets and secondary markets may vary from the definitions of these terms used by investors, analysts or other industrial REITs.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed explanations of NOI, Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, and reconciliations of NOI, EBITDA and Funds from Operations, or FFO, to net income computed in accordance with GAAP.

iii

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read carefully the entire prospectus, including "Risk Factors," our financial statements, pro forma financial information, and related notes appearing elsewhere in this prospectus, before making a decision to invest in our common stock.

        Unless indicated otherwise, the information included in this prospectus assumes (i) no exercise of the underwriters' option to purchase up to             additional shares of our common stock to cover over-allotments, if any, (ii) the completion of the Acquisition Transactions described in the prospectus, and (iii) the shares of common stock to be sold in this offering are sold at $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Overview

        We are a full service, vertically integrated, self-administered and self-managed Maryland corporation focused on the acquisition, ownership and management of single and multi-tenant Class B industrial properties, primarily located in secondary and select primary markets across the Eastern half of the U.S. and Texas. For our definition of Class B industrial properties, see "—Our Investment and Growth Strategies—Investment Strategy." Upon completion of this offering and the Acquisition Transactions, together with the Existing Portfolio, we will own, or have interests in, 24 industrial buildings located in five states. As of March 31, 2014, the Acquisition Portfolio was 99% leased to 26 separate tenants across 14 industry types.

        We intend to continue to focus on the acquisition of industrial properties in secondary markets with net rentable square footage ranging between approximately 100 million and 300 million square feet, which we refer to as our target markets. We believe industrial properties in such target markets will provide superior and consistent cash flow returns at generally lower acquisition costs relative to industrial properties in primary markets. Further, we believe there is a greater potential for higher rates of appreciation in the value of industrial properties in our target markets relative to industrial properties in primary markets where we believe asset appreciation has already peaked in the years following the 2008-2009 recession.

        We believe our target markets provide us with opportunities to acquire both stabilized properties generating favorable cash flows, as well as properties where we can enhance returns through value-add renovations and redevelopment. We focus primarily on the following investments:

  •
  Single-tenant industrial properties where tenants are paying below-market rents with near-term lease expirations that we believe have a high likelihood of renewal at market rents; and

  •
  Multi-tenant industrial properties that we believe would benefit from our value-add management approach to create attractive leasing options for our tenants, and as a result of the presence of smaller tenants, obtain higher per-square-foot rents.

        We believe there are a significant number of attractive acquisition opportunities available to us in our target markets and that the fragmented and complex nature of our target markets generally make it difficult for less-experienced or less-focused investors to access comparable opportunities on a consistent basis. See "Market Overview."

        Our company, which was formerly known as Plymouth Opportunity REIT, Inc., was founded in March 2011 by two of our executive officers, Jeffrey Witherell and Pendleton White, Jr., each of whom has at least 25 years of experience acquiring, owning and operating commercial real estate properties. Specifically, both were members of a team of senior investment executives that was responsible for the acquisition and capital formation of commercial properties for Franklin Street Properties (NYSE: FSP), a REIT based in Boston, MA, from 2000 to 2007, during which time Franklin Street listed its stock on the American Stock Exchange. Following their time at Franklin Street, our founders recognized a growing opportunity in the Class B industrial space, particularly in secondary markets and select primary markets, following the 2008-2009 recession, and founded the company to participate in the cyclical recovery of the U.S. economy.

Competitive Strengths

        We believe that our investment strategy and operating model distinguish us from other owners, operators and acquirers of industrial real estate in several important ways, including the following:

        Focus on Acquiring Class B Industrial Properties with Stable and Predictable Cash Flows:    We focus on Class B industrial properties rather than Class A industrial or other commercial properties for the following reasons, among others: fewer capital expenditure requirements, generally greater investment yields, overall greater tenant retention, generally higher current returns and lower earnings volatility. We believe the Acquisition Portfolio is, and our future acquisitions will be, attractively positioned to participate in the recovering rental rates in our target markets while providing our stockholders with consistent income. As of March 31, 2014, the Acquisition Portfolio was leased to 26 separate tenants across 14 industry types, which we believe reduces our exposure to tenant default risk and earnings volatility.

        Strategic Focus on Secondary Markets:    We intend to continue to focus on the acquisition of industrial properties in our target markets across the Eastern half of the U.S. and Texas. We believe that our target markets have exhibited, or will exhibit in the near future, positive demographic trends (i.e., population growth, decreasing unemployment rates, personal income growth and/or favorable tax climates), scarcity of available industrial space and favorable rental growth projections, which should help contribute to create superior long-term risk-adjusted returns.

        Superior Access to Deal Flow:    We believe our management team's extensive personal relationships and research-driven origination methods will provide us access to off-market and lightly marketed acquisition opportunities, many of which may not be available to our competitors. Off-market and lightly marketed transactions are characterized by a lack of a formal marketing process and a lack of widely disseminated marketing materials. Our executive management and acquisition teams maintain a deep, broad network of relationships among key market participants, including property brokers, lenders, owners and tenants, and 70% of the Acquisition Portfolio was sourced in off-market or lightly marketed transactions. We believe that our sourcing approach will provide us access to a significant number of attractive investment opportunities.

        Experienced Management Team:    Each of the three senior members of our executive management team has over 25 years of significant real estate industry experience, with each member having previous public REIT or public real estate company experience. Led by Mr. Witherell, our Chairman and Chief Executive Officer, Mr. White, our President and Chief Investment Officer, and Mr. Wright, our Chief Financial Officer, our management team has significant experience in acquiring, owning, operating and managing commercial real estate, with a particular emphasis on industrial assets. Throughout their careers, Mr. Witherell and Mr. White have had primary responsibility for overseeing the acquisition, financing, ownership and management of more than ten million square feet of office and industrial properties in our target markets, while over the past 18 years Mr. Wright has served as the Chief Financial Officer of two real estate companies, one of which had approximately $8 billion in assets.

        Growth-Oriented Capital Structure:    Upon completion of this offering, we expect to have approximately $25.3 million of mortgage debt and no corporate debt, which equates to an initial debt-to-total capitalization ratio of      % based on the midpoint of the price range set forth on the front cover of this prospectus. In addition, we have negotiated a proposed revolving credit facility with a borrowing capacity of $60.0 million that we expect to have in place concurrently with, or shortly after, the completion of this offering. We believe that our available cash and the expected borrowing capacity under our anticipated credit facility, combined with our ability to place mortgage indebtedness on our unencumbered properties and to use OP units as acquisition currency, will provide us with significant financial flexibility to fund future growth while maintaining a target debt-to-EBITDA multiple in line with our peers.

Our Investment and Growth Strategies

        Our primary objective is to generate attractive risk-adjusted returns for our stockholders through dividends and capital appreciation primarily through the acquisition of Class B industrial properties located in secondary markets. We intend to focus our acquisition activities on our core property types, which include warehouse/distribution facilities and light manufacturing facilities, because we believe they generate higher tenant retention rates and require lower tenant improvement and re-leasing costs. To a lesser extent, we intend to focus on flex/office facilities (light assembly and research and development). We believe that pursuing the following strategies will enable us to achieve our investment objectives:

  Investment Strategy

        Our primary investment strategy is to acquire Class B industrial properties predominantly in secondary markets across the Eastern half of the U.S. and Texas. We generally define Class B industrial properties as industrial properties that are typically more than 15 years old, have clear heights between 18 and 26 feet and square footage between 50,000 and 500,000 square feet, with building systems that have adequate capacities to deliver the services currently needed by existing tenants, but may need upgrades for future tenants. In contrast, we define Class A industrial properties as industrial properties that typically are 15 years old or newer, have clear heights in excess of 26 feet and square footage in excess of 200,000 square feet, with energy efficient design characteristics suitable for current and future tenants.

        We intend to acquire properties that we believe can achieve high initial yields and strong ongoing cash-on-cash returns and that exhibit the potential for increased rental growth in the near future. In addition, we may acquire Class A industrial properties that offer similar attractive return characteristics if the cost basis for such properties are comparable to those of Class B industrial properties in a given market or sub-market. While we will focus on investment opportunities in our target markets, we may make opportunistic acquisitions of Class A industrial properties or industrial properties in primary markets when we believe we can achieve attractive risk-adjusted returns. We believe the Acquisition Portfolio and the markets in which these properties are located are indicative of and consistent with our overall investment strategy.

        Following this offering, we believe we will have a competitive advantage in sourcing attractive acquisitions given that the competition for our target assets is primarily from local investors who are not likely to have ready access to debt or equity capital. In addition, our umbrella partnership real estate investment trust, or UPREIT, structure may enable us to acquire industrial properties on a non-cash basis in a tax efficient manner through the issuance of OP units as consideration for the transaction. We will also continue to develop our large existing network of relationships with real estate and financial intermediaries. These individuals and companies give us access to significant deal flow—both those broadly marketed and those exposed through only limited marketing. These properties will be acquired primarily from third-party owners of existing leased buildings and secondarily from owner-occupiers through sale-leaseback transactions.

  Growth Strategies

        We will seek to maximize our cash flows through effective asset management. Our asset management team intends to actively manage our directly owned properties in an effort to maintain high retention rates, lease vacant space, manage operating expenses and maintain our properties to an appropriate standard. In doing so, we will seek to develop strong tenant relationships with all of our tenants and leverage those relationships and market knowledge to increase renewals, properly prepare tenants for rent increases, obtain early notification of departures to provide longer re-leasing periods and work with tenants to properly maintain the quality and attractiveness of our properties. Our asset management team will also collaborate with our internal credit function to actively monitor the credit profile of each of our tenants and prospective tenants on an ongoing basis.

        Our asset management team functions include strategic planning and decision-making, centralized leasing activities and management of third-party leasing companies. Our asset management/credit team oversees property management activities relating to our properties which include controlling capital expenditures and expenses that are not reimbursable by tenants, making regular property inspections, overseeing rent collections and cost control and planning and budgeting activities. Tenant relations matters, including monitoring of tenant compliance with their property maintenance obligations and other lease provisions, will be handled by in-house personnel for most of our properties.

  Financing Strategy

        We intend to maintain a flexible and growth-oriented capital structure. Upon completion of this offering, we will have approximately $25.3 million of mortgage debt and no corporate debt, which equates to an initial debt-to-total capitalization of        %, based on the midpoint of the price range set forth on the front cover of this prospectus. To facilitate our acquisition strategy post-offering, we expect to have a revolving credit facility with a borrowing capacity of approximately $60.0 million in place concurrently with, or shortly after, the completion of this offering.

        We expect to fund future property acquisitions through, among other things, borrowings under our proposed revolving credit facility and long-term secured and unsecured borrowings. After the completion of this offering and the Acquisition Transactions, 17 buildings in the Acquisition Portfolio will be unencumbered, which we believe will provide additional flexibility in our capital structure. We also anticipate using OP units to acquire properties from existing owners interested in tax-deferred transactions.

Investment Criteria

        We believe that our market knowledge, operations systems and internal processes allow us to efficiently analyze the risks associated with an asset's ability to produce cash flow going forward. We blend fundamental real estate analysis with corporate credit analysis to make a probabilistic assessment of cash flows that will be realized in future periods. We also use data-driven and event-driven analytics and primary research to identify and pursue emerging investment opportunities. See "Business—Our Investment and Growth Strategies—Investment Criteria."

        Our investment strategy focuses on Class B industrial properties in secondary markets for the following reasons:

  •
  Class B industrial properties generally require less capital expenditures than both Class A industrial properties and other commercial property types;

  •
  Investment yields for Class B industrial properties are often greater than investment yields on both Class A industrial properties and other commercial property types;

  •
  Class B industrial tenants tend to retain their current space more frequently than Class A industrial tenants;

  •
  Class B industrial properties tend to have higher current returns and lower volatility than Class A industrial properties;

  •
  We believe there is less competition for Class B industrial properties from institutional real estate buyers; our typical competitors are local investors who often do not have ready access to debt or equity capital;

  •
  The Class B industrial real estate market is highly fragmented and complex, which we believe make it difficult for less-experienced or less-focused investors to access comparable opportunities on a consistent basis;

  •
  We believe that there is a limited new supply of Class B industrial space in our target markets;

  •
  Secondary markets generally have less occupancy and rental rate volatility than primary markets; and

  •
  We believe secondary markets generally have more growth potential at a lower cost basis than primary markets.

Market Overview

  U.S. Economic Growth Accelerating

        After a sluggish recovery since 2009, where U.S. gross domestic product, or U.S. GDP, experienced modest annual increases of 2.0%, the U.S. economy is poised to accelerate in 2014 and 2015. According to the United States Congressional Budget Office, or CBO, U.S. GDP is expected to grow by 3.1% in 2014, and 3.4% in both 2015 and 2016. This is expected to spur business growth and spending, push businesses to increase hiring rates, and drive down the unemployment rate. Additionally, this increase in U.S. GDP should increase trade, manufacturing and production, and consumer consumption, which we believe are key drivers in the performance of the U.S. industrial real estate market.

  Industrial Trade

        Industrial trade is one of the most important drivers of industrial real estate demand as import and export volume greatly determine the amount of space that is needed to store goods. Since the recession, exports have been one the key drivers of the recovery, with export levels currently up more than 10% from pre-recession levels. While import rates have not grown as quickly as export rates since the recession, import rates (excluding oil) have surpassed pre-recession levels, resulting in further increased demand for industrial real estate space. We believe that this recovery to import and export rates should continue to experience healthy growth during 2014, which should help drive demand for industrial space.

  Manufacturing and Production

        Manufacturing volume and production levels are other key components of industrial real estate performance since the level of goods that are manufactured and produced have a positive correlation with the amount of space needed to store such goods. According to the U.S. Federal Reserve's industrial production index, which measures the outputs of U.S. mines and factories, industrial production picked up pace in 2013 and maintained its momentum into 2014, reaching an all-time high in March 2014. Due in large part to the surge in domestic energy production, the U.S. is enjoying lower energy costs, which, combined with more competitive labor costs, should allow industrial production to expand in 2014.

  Consumer Consumption

        Consumer consumption, which accounts for two-thirds of U.S. GDP, declined during the recession as high unemployment and stagnating wages forced people to cut back on non-essential spending. However, since 2010, total consumer spending has grown at an annual rate of 2.1%, while durable goods (a key industrial measure) has improved by 6.9%.

  Industrial Real Estate Fundamentals Improving

        According to CB Richard Ellis, or CBRE, industrial real estate fundamentals during Q1 2014 were healthy, as exhibited by a fall in vacancy rates and a recovery in rent growth. We believe that while construction starts continue to remain limited and economic demand drivers continue to power absorption, industrial fundamentals will continue to strengthen (see graph below). We also believe that, as a result of the lack of new construction and overall supply of industrial properties in many U.S.

markets, vacancy rates will continue to fall until rent growth increases to a point where developers can justify undertaking more speculative projects.

        Additionally, REIS projects similar positive trends in both the 6.2 billion square foot warehouse/distribution and 1.2 billion square foot U.S Flex/R&D markets. As indicated below, effective rents have increased since 2011, and a decline in the vacancy rate is projected through 2018.

        In the long term, industrial real estate fundamentals are expected to continue to be strong as the sector is uniquely positioned to benefit from current economic trends, including increased trade growth, inventory rebuilding and increased industrial output. Additionally, developing trends point to a strong near-to medium-term outlook for the sector. For example, the growth of big-box warehouses serving large online retailers close to population centers is forecasted to gain popularity, which we believe could potentially influence smaller e-retailers to do the same.

        Increased e-commerce also has a positive impact on warehouse demand, as it tends to transfer retail tenants to warehouses. Additionally, the emergence of e-commerce and the growth of Internet retailers and wholesalers are expanding the universe of tenants seeking industrial space in our target markets.

        Manufacturing is also likely to play an increased role in the industrial sector's recovery. With energy prices and labor costs down, we believe that the industrial real estate fundamentals support a sustained resurgence in domestic manufacturing.

  Market Opportunity

        Our strategy is to tap into forecasted U.S. economic growth by investing in industrial real estate that we believe will benefit from rental growth and increased tenant demand. We believe that in some cases there has already been significant growth and capitalization rate compression in primary markets in the Class A industrial sector, but an opportunity to take advantage of capitalization rate compression, favorable pricing and limited supply and competition still exists in secondary markets and in Class B industrial properties. While we will focus on the acquisition of Class B industrial properties in secondary markets, we may also make opportunistic acquisitions of Class A industrial properties and industrial properties in primary markets.

        The Acquisition Portfolio focuses on a select group of target markets, including Atlanta, Chicago, Columbus and Memphis, which we believe possess certain characteristics that we believe are beneficial to industrial real estate investment. These characteristics include, but are not limited to, employment growth, recent and forecasted rent growth, a shortage of industrial development, and falling vacancy rates. We believe that these characteristics will allow us to increase rental rates, increase occupancy and drive value. For a more detailed overview of these markets, refer to the "Market Overview" section of this prospectus.

Acquisition Transactions

        Concurrently with or shortly after the completion of this offering, we will complete a series of nine transactions with unrelated third parties, which we refer to collectively as the Acquisition Transactions, pursuant to which we will acquire a fee simple interest in each of the 20 industrial buildings in the Acquisition Portfolio totaling an aggregate of approximately 4,083,110 square feet leased to 26 tenants for an aggregate purchase price of $             million in cash. We will fund the purchase of the Acquisition Transactions with the net proceeds from this offering. Generally, all the conditions to closing contained in each of the relevant purchase agreements related to the Acquisition Transactions have been satisfied, and other than the delivery of the purchase price, we have no obligation to any seller under any such purchase agreements.

        The sellers in certain of the Acquisition Transactions will indemnify the company and our operating partnership for certain breaches of representations and warranties of the sellers regarding the relevant property being acquired after the completion of the applicable Acquisition Transaction.

The Company Portfolio

        Upon completion of this offering and the Acquisition Transactions, together with the Existing Portfolio, we will own, or have interests in, 24 industrial buildings. The following table provides certain information with respect to the Company Portfolio as of March 31, 2014, after giving effect to the Acquisition Transactions. We account for each of the properties in the Existing Portfolio using the equity method and, therefore, they are not consolidated in our financial statements included elsewhere in this prospectus. We will own 100% fee simple ownership in the properties in the Acquisition Portfolio through wholly-owned subsidiaries of our operating partnership.

				Net Rentable Square Feet			Percentage of Total Annualized Base Rent	Total Annualized Base Rent per Sq. Ft.(5)
Existing Portfolio(1)			Year Built/ Renovated(2)		In-Place Occupancy(3)	Annualized Base Rent(4)
Metropolitan Area	Property	Asset Type
Atlanta, GA(6)	5400 Fulton Industrial Blvd.	Warehouse/ Distribution	1967	682,750	100%	$1,099,759	7.32%	$3.20
Cincinnati, OH(7)	Mostellar Distribution Center I & II	Warehouse/Light Manufacturing	1959	358,386	100%	$95,995	0.64%	$2.18
Cincinnati, OH(7)	4115 Thunderbird Lane	Warehouse/Light Manufacturing	1991	70,000	100%	$27,485	0.18%	$3.20
Florence, KY(7)	7585 Empire Drive	Warehouse/Light Manufacturing	1973	148,365	100%	$48,735	0.32%	$2.68

Existing Portfolio—Industrial Properties—Total/Weighted Average(1)				1,259,501	100%	$1,271,974	8.47%	$2.85

(1)
Excludes the Wynthrope Forest 270-unit multi-family property in which the company owns a 51.5% interest providing $287,018 of annualized base rent as of March 31, 2014.

(2)
Renovation means significant upgrades, alterations or additions to building areas, interiors, exteriors and/or systems.

(3)
Includes both in-place and committed tenants, which we define as our tenants in occupancy as well as tenants that have executed binding leases for space undergoing improvement but are not yet in occupancy, as of March 31, 2014.

(4)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents before abatements) for the month ended March 31, 2014, by (ii) 12, and then by (iii) our percentage ownership interest for such property, where applicable. On March 31, 2014, there were no rental abatements or concessions in effect that would impact cash rent.

(5)
Calculated by multiplying (i) rental payments (defined as cash rents before abatements) for the month ended March 31, 2014, by (ii) 12, and then dividing by leased square feet for such property as of March 31, 2014.

(6)
We own a 50.3% equity interest in the owner of this facility, which is leased to two tenants with lease expirations in 2019 and 2022.

(7)
We own a 12.27% equity interest in the owner of these three Class B industrial buildings, which are leased to four tenants with leases of two to ten years.

				Net Rentable Square Feet			Percentage of Total Annualized Base Rent	Total Annualized Base Rent per Sq. Ft.(5)
Acquisition Portfolio			Year Built/ Renovated(2)		In-Place Occupancy(3)	Annualized Base Rent(4)
Metropolitan Area	Property	Asset Type
Atlanta, GA	5765 Peachtree Industrial Blvd.	Light Manufacturing/Flex	1997	60,000	79%	$538,575	3.68%	$8.98
Atlanta, GA	5775 Peachtree Industrial Blvd.	Light Manufacturing/Flex	1997	60,000	100%	$364,200	2.49%	$6.07
Atlanta, GA	5755 Peachtree Industrial Blvd.	Light Industrial/Office	1997	50,000	100%	$893,000	6.09%	$17.86
Waynesboro, GA	321 Mills Road	Warehouse/Light Manufacturing	1963/1996	475,000	100%	$1,377,500	9.40%	$2.90
Chicago, IL	3940 Stern Avenue	Warehouse/Light Manufacturing	1987	146,798	100%	$540,217	3.69%	$3.68
Chicago, IL	1875 Holmes Road	Warehouse/Light Manufacturing	1989	134,415	100%	$571,264	3.90%	$4.25
Chicago, IL	1355 Holmes Road	Warehouse/Distribution	1975/1999	82,456	100%	$367,749	2.51%	$4.46
Chicago, IL	2401 Commerce Drive	Warehouse/Flex	1994	78,775	100%	$540,461	3.69%	$6.86
Chicago, IL	189 Seegers Road	Warehouse/Light Manufacturing	1972	25,000	100%	$153,000	1.04%	$6.12
Chicago, IL	11351 W. 183rd Street	Warehouse/Distribution	2000	18,768	100%	$174,355	1.19%	$9.29
Columbus, OH	3500 Southwest Boulevard	Warehouse/Distribution	1992	527,127	100%	$1,781,689	12.16%	$3.38
Columbus, OH	3100 Creekside Parkway	Warehouse/Distribution	2004	340,000	100%	$952,000	6.50%	$2.80
Columbus, OH	8288 Green Meadows Dr.	Warehouse/Distribution	1988	300,000	100%	$924,000	6.31%	$3.08
Columbus, OH	8273 Green Meadows Dr.	Warehouse/Distribution	1996	77,271	100%	$337,983	2.31%	$4.37
Columbus, OH	7001 American Pkwy	Warehouse/Distribution	1986	54,100	100%	$175,825	1.20%	$3.25
Memphis, TN	8400 Winchester	Warehouse/Distribution	1982	812,697	100%	$1,794,130	12.24%	$2.21
Memphis, TN	6005 Shelby Dr.	Warehouse/Distribution	1989	54,720	100%	$149,112	1.02%	$2.73
Memphis, TN	6045 Shelby Dr.	Warehouse/Distribution	1989	92,350	100%	$244,646	1.67%	$2.74
Memphis, TN	6075 Shelby Dr.	Warehouse/Distribution	1989	55,233	62%	$97,440	0.66%	$1.76
Jackson, TN	210 American Dr.	Warehouse/Distribution	1967/1981	638,400	100%	$1,404,480	9.58%	$2.20

Acquisition Portfolio—Total/Weighted Average				4,083,110	99.2%	$13,381,626	91.32%	$3.28

Company Portfolio—Total/Weighted Average(1)				5,342,611	99.4%	$14,653,600	100%	$3.18

(1)
Excludes the Wynthrope Forest 270-unit multi-family property in which the company owns a 51.5% interest providing $287,018 of annualized base rent as of March 31, 2014.

(2)
Renovation means significant upgrades, alterations or additions to building areas, interiors, exteriors and/or systems.

(3)
Includes both in-place and committed tenants, which we define as our tenants in occupancy as well as tenants that have executed binding leases for space undergoing improvement but are not yet in occupancy, as of March 31, 2014.

(4)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents before abatements) for the month ended March 31, 2014, by (ii) 12, and then by (iii) our percentage ownership interest for such property, where applicable. On March 31, 2014, there were no rent abatements or concessions in effect that would impact cash rent.

(5)
Calculated by multiplying (i) rental payments (defined as cash rents before abatements) for the month ended March 31, 2014, by (ii) 12, and then dividing by leased square feet for such property as of March 31, 2014.

Acquisition Pipeline

        Our executive management and acquisition teams maintain a deep, broad network of relationships among key market participants, including property brokers, lenders, owners and tenants. We believe these relationships and our research-driven origination methods will provide us access to off-market and lightly marketed acquisition opportunities, many of which may not be available to our competitors. Furthermore, we believe that a significant portion of the 13.8 billion square feet of industrial space in the U.S. falls within our target investment criteria and that there will be ample supply of attractive acquisition opportunities in the future.

        In the normal course of our business, we regularly evaluate the market for industrial properties to identify potential acquisition targets. As of the date of this prospectus, we were evaluating approximately $200 million of potential acquisitions in our target markets that we have identified as warranting further investment consideration after an initial review. As of the date of this prospectus, we have neither entered into any letters of intent or purchase agreements with respect to any potential acquisitions nor have we begun a comprehensive due diligence review with respect to any of these properties. Accordingly, we do not believe that the acquisition of any of the properties under evaluation is probable as of the date of this prospectus.

Summary Risk Factors

        An investment in our common stock involves material risks. You should consider carefully the risks described below and under "Risk Factors" before purchasing shares of our common stock in this offering:

  •
  The Company Portfolio is concentrated in the industrial real estate sector, and our business would be adversely affected by an economic downturn in that sector.

  •
  The Company Portfolio is geographically concentrated in five states, which causes us to be especially susceptible to adverse developments in those markets.

  •
  The Company Portfolio is comprised almost entirely of Class B industrial properties in secondary markets, which subjects us to risk associated with concentrating the Company Portfolio on such assets.

  •
  We are subject to risks related to tenant concentration, which could materially adversely affect our cash flows, results of operations and financial condition.

  •
  We are subject to risks associated with single-tenant leases, and the default by one or more tenants could materially and adversely affect our results of operations and financial condition.

  •
  We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

  •
  We may be unable to identify and complete acquisitions of properties that meet our investment criteria, which may have a material adverse effect on our growth prospects.

  •
  We may be unable to source "off-market" or "lightly-marketed" deal flows in the future, which may have a material adverse effect on our growth.

  •
  Our success depends on key personnel whose continued service is not guaranteed, and the departure of one or more of our key personnel could adversely affect our ability to manage our business and to implement our growth strategies, or could create a negative perception in the capital markets.

  •
  Our charter and bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.

  •
  Failure to qualify or maintain our qualification as a REIT would have significant adverse consequences to us and the per share trading price of our common stock.

  •
  We may be unable to make distributions at expected levels, and we may be required to borrow funds to make distributions.

Structure and Formation of Our Company

  Our Company

        We were formed as a Maryland corporation in March 2011 and previously conducted business as Plymouth Opportunity REIT, Inc. We conduct our business through an UPREIT structure in which our properties are owned by our operating partnership directly or through subsidiaries, as described below under "—Our Operating Partnership." We are the sole general partner of our operating partnership and, upon completion of this offering, we will own 100% of the OP units in our operating partnership. Our board of directors oversees our business and affairs.

        Prior to May 2014, we were externally managed by Plymouth Real Estate Investors, Inc., or the advisor, an affiliate of our company, pursuant to the terms of an advisory agreement. The advisory agreement was terminated in May 2014 with no consideration being paid to the advisor as a result of such termination.

  Our Operating Partnership

        Our operating partnership was formed as a Delaware limited partnership in March 2011. Substantially all of our assets are held by, and our operations are conducted through, our operating partnership. We will contribute the net proceeds from this offering to our operating partnership in exchange for OP units therein. Our interest in our operating partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in "Description of the Partnership Agreement of Plymouth Industrial OP, LP."

  Corporate Structure

        The chart below reflects our organization immediately following completion of this offering and the Acquisition Transactions.

(1)
Reflects (a)           shares of restricted common stock to be granted to Messrs. Witherell, White and Wright, (b)           shares of restricted common stock to be granted to each of our independent directors and (c) an aggregate of          shares of restricted common stock to be granted to certain officers of our company, in each case, concurrently with the completion of this offering.

Conflicts of Interest

        We expect that our executive officers will enter into employment agreements with us effective upon the completion of this offering. See "Executive Compensation—Executive Compensation Arrangements." We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with members of our senior management, with possible negative impact on stockholders. Moreover, these agreements were not negotiated at arm's length and certain of our executive officers had the ability to influence the types and level of benefits that they will receive from us under these agreements.

        Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Maryland law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our fiduciary duties and obligations as the general partner of our operating partnership may come into conflict with the duties of our directors and officers to our company. We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interests, and the partnership agreement of our operating partnership provides that, in the event of a conflict between the interests of us or our stockholders and the interests of our operating partnership or any of its limited partners, we may give priority to the separate interests of our company or our stockholders, including with respect to tax consequences to limited partners, assignees or our stockholders. See "Policies With Respect to Certain Activities—Conflict of Interest Policy" and "Description of the Partnership Agreement of Plymouth Industrial OP, LP."

Tax Status

        We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2012. We believe that our organization and method of operation enable us to meet the requirements for qualification and taxation as a REIT. To maintain REIT qualification, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on our taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. In addition, the income of any taxable REIT subsidiary that we own will be subject to taxation at regular corporate rates. See "Material U.S. Federal Income Tax Considerations."

Distribution Policy

        We have made quarterly distributions in shares of our common stock beginning with the fiscal quarter ended September 30, 2012. Following completion of this offering, we intend to make regular quarterly cash distributions to holders of shares of our common stock. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, applicable restrictions contained in the Maryland General Corporation Law, or the MGCL, and such other factors as our board may determine in its sole discretion. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and may need to use the proceeds from future equity and debt offerings, sell assets or borrow funds to make some distributions. We have no intention to use the net proceeds of this offering to make distributions nor do we intend to make distributions using shares of common stock. We cannot assure you that our distribution policy will not change in the future.

Restrictions on Ownership

        Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our charter permits our board of directors, in its sole and absolute discretion, to exempt a person, prospectively or retroactively, from one or both of the ownership limits if, among other conditions, the person's ownership of our stock in excess of the ownership limits could not cause us to fail to qualify as a REIT.

Emerging Growth Company

        We are an "emerging growth company," as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the

Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Although these exemptions will be available to us, they will not have a material impact on our public reporting and disclosure.

        We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1.0 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year ending December 31, 2017, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, or (iv) the date on which we are deemed a "large accelerated filer" under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Under the JOBS Act, emerging growth companies can take advantage of the extended transition period provided in Section 7(a)(2)(13) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with any such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

 The Offering

Common stock offered by us	shares of common stock (plus up to an additional shares of common stock that we may issue and sell upon the exercise of the underwriters' over-allotment option).
Common stock to be outstanding after completion of this offering	shares of common stock(1)
Use of proceeds	We estimate that the net proceeds (after deducting the underwriting discount and commissions and offering expenses of approximately $ , payable by us) we will receive from the sale of shares of our common stock in this offering will be approximately $ million (or approximately million if the underwriters exercise their over-allotment option in full). We will contribute the net proceeds we receive from this offering to our operating partnership in exchange for OP units in our operating partnership.
We expect our operating partnership will use approximately $ million of the net proceeds from this offering to acquire the 20 industrial buildings comprising the Acquisition Portfolio in connection with the completion of the Acquisition Transactions. Our operating partnership is expected to use the remaining net proceeds, if any, to acquire and manage additional industrial properties and for general corporate purposes.
Prior to the full deployment of the net proceeds as described above, we intend to invest the undeployed net proceeds in interest-bearing short-term investment grade securities or money-market accounts that are consistent with our intention to qualify as a REIT, including, for example, government and government agency certificates, certificates of deposit and interest-bearing bank deposits. We expect that these initial investments will provide a lower net return than we expect to receive from investments in industrial properties. If the underwriters exercise their over-allotment option in full, we expect to use the additional $ million of net proceeds to acquire additional properties or for general corporate purposes. See "Use of Proceeds."
Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 18 and the other information included in this prospectus before investing in our common stock.
Proposed NYSE symbol	"PLYM"

(1)
Includes (a)             shares of our common stock to be issued in this offering, (b) an aggregate of            restricted shares to be granted to our independent directors concurrently with the completion of this offering and (c) an aggregate of            shares of restricted stock to be granted to our officers concurrently with the completion of this offering. Excludes (a)             shares of our common stock issuable upon the exercise of the underwriter's over-allotment option in full and (b)             shares of our common stock available for future issuance under our 2014 Incentive Award Plan.

Summary Selected Financial Information

        You should read the following summary financial and operating data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation," our unaudited pro forma consolidated financial statements and related notes and the historical combined financial statements and related notes included elsewhere in the prospectus.

        The unaudited pro forma condensed consolidated balance sheet data is presented as if the Acquisition Transactions and this offering had occurred on March 31, 2014, and the unaudited pro forma statements of operations and other data for the three months ended March 31, 2014 and the year ended December 31, 2013, is presented as if the Acquisition Transactions and this offering had occurred on January 1, 2013. The unaudited pro forma condensed consolidated financial statements include the effects of (i) the Acquisition Transactions and (ii) this offering. The pro forma consolidated financial information is not necessarily indicative of what our actual financial condition would have been as of March 31, 2014 or what our actual results of operations would have been assuming the Acquisition Transactions and this offering had been completed as of January 1, 2013, nor does it purport to represent our future financial position or results of operations.

        The unaudited summary historical combined balance sheet information as of March 31, 2014 and statement of operations data for the three months ended March 31, 2014 and 2013 have been derived from our financial statements included elsewhere in this prospectus. The summary historical consolidated balance sheet information as of December 31, 2013 and 2012, and the historical consolidated statement of operations data for the years ended December 31, 2013 and 2012 have been derived from the company's financial statements, which were audited by Marcum LLP (as of and for the year ended December 31, 2013) and KPMG LLP (as of and for the year ended December 31, 2012), independent registered public accountants, and are included elsewhere in this prospectus.

	As of March 31,			As of December 31,
	Pro Forma Consolidated	Historical Consolidated		Historical Consolidated
	2014	2014	2013	2013	2012
	(Unaudited)	(Unaudited)
	(in thousands)			(in thousands)
Balance Sheet Data
(End of Period):
Rental property, before accumulated depreciation	$125,483	$—	$—	$—	$—
Investments in non-consolidating real estate	4,714	$4,714	$1,621	$4,831	$1,642
Cash and other assets	14,392	$824	$379	$368	$201
Deferred leasing intangibles	33,317
Total assets	177,906	$5,538	$2,000	$5,199	$1,843
Accounts payable and other liabilities	193	$193	$437	$241	$431
Deferred leasing intangibles	13,015
Notes payable	25,325	$—	$—	$—	$—
Total liabilities	38,533	$193	$437	$241	$431
Stockholders' equity	$139,373	$5,345	$1,563	$4,958	$1,412

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2014	2014	2013	2013	2013	2012
	(Unaudited)	(Unaudited)		(Unaudited)
	(in thousands)			(in thousands)
Statement of Operations Data:
Revenue
Rental revenues	$3,570	$—	$—	$14,002	$—	$—
Tenant reimbursements	734	—	—	2,007	—	—
Equity investment income (loss)	35	35	23	(588)	(588)	(93)

Total revenues	4,339	35	23	15,421	(588)	(93)
Expenses
Property expenses	886	—	—	2,990	—	—
General and administrative	1,250	409	639	5,000	2,884	2,074
Depreciation and amortization	2,251	—	—	9,024	—	—

Total operating expenses	4,387	409	639	17,014	2,884	2,074
Other expenses
Interest expense	320	—	—	1,314	—	—

Total other expenses	320	—	—	1,314	—	—
Total expenses	4,707	409	639	18,328	2,884	2,074

Net loss	$(368)	$(374)	$(616)	$(2,907)	$(3,472)	$(2,167)

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2014	2014	2013	2013	2013	2012
	(Unaudited)	(Unaudited)		(Unaudited)
	(in thousands)			(in thousands)
NOI(1)
Rental revenue	$3,570	$—	$—	$14,002	$—	$—
Tenant recoveries	734	—	—	2,007	—	—
Other operating revenue	35	35	23	(588)	(588)	(93)
Property expenses	(886)	—	—	(2,990)	—	—
Other property expenses	—	—	—	—	—	—

NOI	$3,453	$35	$23	$12,431	$(588)	$(93)

EBITDA(1)
Net loss	$(368)	$(374)	$(616)	$(2,907)	$(3,472)	$(2,167)
Interest expense	320	—	—	1,315	—	—
Depreciation and amortization	2,251	—	—	9,024	—	—
Amortization of above or accretion of below market intangibles, net	(345)	—	—	(1,380)	—	—

EBITDA	$1,858	$(374)	$(616)	$6,052	$(3,472)	$(2,167)

FFO(1)
Net loss	$(368)	$(374)	$(616)	$(2,907)	$(3,472)	$(2,167)
Depreciation and amortization	2,251			9,024
Amortization of above or accretion of below market intangibles, net	(345)	—	—	(1,380)	—	—

FFO	$1,538	$(374)	$(616)	$4,737	$(3,472)	$(2,167)

CORE FFO/ ADJUSTED FFO (AFFO)(1)
FFO	$1,538	$(374)	$(616)	$4,737	$(3,472)	$(2,167)
Acquisition fees and expenses	—	—	—	—	—	—

Core FFO	$1,538	$(374)	$(616)	$4,737	$(3,472)	$(2,167)
Deferred financing costs	—	—	—	—	—	—
Non-cash equity compensation	—	—	—	—	—	—
Distributions	—	—	—	—	—	—
Straight-line rent	54	—	—	(79)	—	—
Second generation capital expenditures	—	—	—	—	—	—

AFFO	$1,592	$(374)	$(616)	$4,658	$(3,472)	$(2,167)

(1)
For definitions and reconciliations of net income to NOI, EBITDA, FFO, Core FFO and Adjusted FFO, or AFFO, as well as a statement disclosing the reasons why our management believes that NOI, EBITDA, FFO, Core FFO and AFFO provide useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, EBITDA, FFO, Core FFO and AFFO, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

RISK FACTORS

        An investment in our common stock involves risks. In addition to other information in this prospectus, you should carefully consider the following risks before investing in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant portion of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to Our Business and Operations

The Company Portfolio is concentrated in the industrial real estate sector, and our business would be adversely affected by an economic downturn in that sector.

        Upon completion of the Acquisition Transactions, 24 of our buildings will be industrial facilities, including warehouse/distribution facilities, light manufacturing facilities and flex/office facilities. This concentration may expose us to the risk of economic downturns in the industrial real estate sector to a greater extent than if our properties were more diversified across other sectors of the real estate industry. In particular, an economic downturn affecting the market for industrial properties could have a material adverse effect on our results of operations, cash flows, financial condition and our ability to pay distributions to our stockholders.

The Company Portfolio is geographically concentrated in five states, which causes us to be especially susceptible to adverse developments in those markets.

        In addition to general, regional, national and international economic conditions, our operating performance is impacted by the economic conditions of the specific geographic markets in which we have concentrations of properties. Upon completion of the Acquisition Transactions, the Company Portfolio will include holdings in the following states (which, as of the completion of the Acquisition Transactions, will account for the percentage of our total annualized rent indicated): Tennessee (27.4%); Georgia (26.0%); Illinois (16.4%); Ohio (28.8%) and Kentucky (1.3%). This geographic concentration could adversely affect our operating performance if conditions become less favorable in any of the states or regions in which we have a concentration of properties. We cannot assure you that any of our target markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of industrial properties. Our operations may also be affected if competing properties are built in our target markets. Any adverse economic or real estate developments in our target markets, or any decrease in demand for industrial space resulting from the regulatory environment, business climate or energy or fiscal problems, could materially and adversely impact our financial condition, results of operations, cash flow, our ability to satisfy our debt service obligations and our ability to pay distributions to our stockholders.

The Company Portfolio is comprised almost entirely of Class B industrial properties in secondary markets, which subjects us to risks associated with concentrating the Company Portfolio on such assets.

        The Company Portfolio is comprised of almost entirely Class B industrial properties in secondary markets. While we believe that Class B industrial properties in secondary markets have shown positive trends, we cannot give any assurance that these trends will continue. Any developments or circumstances that adversely affect the value of Class B industrial properties generally could have a more significant adverse impact on us than if the Company Portfolio was diversified by asset type, which could materially and adversely impact our financial condition, results of operations and ability to make distributions to our stockholders.

Our business strategy depends on achieving revenue growth from anticipated increases in demand for Class B industrial space in our target markets; accordingly, any delay or a weaker than anticipated economic recovery could materially and adversely affect us and our growth prospects.

        Our business strategy depends on achieving revenue growth from anticipated near-term growth in demand for Class B industrial space in our target markets as a result of improving demographic trends and supply and demand fundamentals. As a result, any delay or a weaker than anticipated economic recovery, particularly in our target markets, could materially and adversely affect us and our growth prospects. Furthermore, even if economic conditions generally improve, we cannot provide any assurances that demand for Class B industrial space will increase from current levels. If demand does not increase in the near future, or if demand weakens, our future results of operations and our growth prospects could also be materially and adversely affected.

We may not be aware of characteristics or deficiencies involving any one or all of the properties in the Acquisition Portfolio, which could have a material adverse effect on our business.

        Upon completion of the offering and the Acquisition Transactions, the substantial majority of the Company Portfolio will be newly acquired properties. These properties may have characteristics or deficiencies unknown to us that could affect their valuation or revenue potential and such properties may not ultimately perform to our expectations. We cannot assure you that the operating performance of the properties will not decline under our management. Any characteristics or deficiencies in the Acquisition Portfolio that adversely affect the value of the properties or their revenue-generation potential could have a material adverse effect on our results of operations and financial condition.

We are subject to risks associated with single-tenant leases, and the default by one or more tenants could materially and adversely affect our results of operations and financial condition.

        We are subject to the risk that the default, financial distress or bankruptcy of a single tenant could cause interruptions in the receipt of rental revenue and/or result in a vacancy, which is likely to result in the complete reduction in the operating cash flows generated by the property leased to that tenant and may decrease the value of that property. In addition, a majority of our leases generally require the tenant to pay all or substantially all of the operating expenses normally associated with the ownership of the property, such as utilities, real estate taxes, insurance and routine maintenance. Following a vacancy at a single-tenant property, we will be responsible for all of the operating costs at such property until it can be re-let, if at all.

We are subject to risks related to tenant concentration, which could materially adversely affect our cash flows, results of operations and financial condition.

        On a pro forma basis as of March 31, 2014, after giving effect to this offering and our Acquisition Transactions, one of our tenants comprised approximately 15.2% of our total annualized rent and our top three tenants collectively comprised approximately 38.4% of our total annualized rent. As a result, our financial performance will be dependent, in large part, on the revenues generated from these significant tenants and, in turn, the financial condition of these tenants. In the event that a tenant occupying a significant portion of one or more of our properties or whose rental income represents a significant portion of the rental revenue at our properties were to experience financial weakness or file bankruptcy, it could have a material adverse effect on our cash flows, results of operations and financial condition.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

        Following completion of the Acquisition Transactions, leases representing 0%, 2.8% and 4.8% of the rentable square footage of the industrial properties in the Company Portfolio will expire in the remainder of 2014, 2015 and 2016, respectively. We cannot assure you that our leases will be renewed or that our properties will be re-leased at rental rates equal to or above the current average rental rates or that we will not offer substantial rent abatements, tenant improvements, early termination rights or below-market renewal options to attract new tenants or retain existing tenants. If the rental rates for our properties decrease, or if our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock could be adversely affected.

We may be unable to identify and complete acquisitions of properties that meet our investment criteria, which may have a material adverse effect on our growth prospects.

        Our primary investment strategy involves the acquisition of Class B industrial properties predominantly in larger secondary markets. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our investment criteria and are compatible with our growth strategies. We may be unable to acquire properties identified as potential acquisition opportunities. Our ability to acquire properties on favorable terms, or at all, may expose us to the following significant risks:

  •
  we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

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  even if we enter into agreements for the acquisition of properties, these agreements are subject to conditions to closing, which we may be unable to satisfy; and

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  we may be unable to finance any given acquisition on favorable terms or at all.

        If we are unable to finance property acquisitions or acquire properties on favorable terms, or at all, our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock could be adversely affected. In addition, failure to identify or complete acquisitions of suitable properties could limit our growth.

Our acquisition activities may pose risks that could harm our business.

        As a result of our future acquisitions, we may be required to incur debt and expenditures and issue additional common stock or OP units to pay for the acquired properties. These acquisitions may dilute our stockholders' ownership interests, delay or prevent our profitability and may also expose us to risks such as:

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  the possibility that we may not be able to successfully integrate any future acquisitions into the Company Portfolio;

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  the possibility that senior management may be required to spend considerable time negotiating agreements and integrating acquired properties, diverting their attention from our other objectives;

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  the possibility that we may overpay for a property;

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  the possible loss or reduction in value of acquired properties; and

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  the possibility of pre-existing undisclosed liabilities regarding acquired properties, including environmental or asbestos liability, for which our insurance may be insufficient or for which we may be unable to secure insurance coverage.

        We cannot assure you that the price for any future acquisitions will be similar to prior acquisitions. If our revenue does not keep pace with these potential acquisition and expansion costs, we may incur net losses. There is no assurance that we will successfully overcome these risks or other problems encountered with acquisitions.

We may obtain limited or no warranties when we purchase a property, which increases the risk that we may lose invested capital in or rental income from such property.

        The seller of a property will often sell such property in its "as is" condition on a "where is" basis and "with all faults," without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. Also, many sellers of real estate are single-purpose entities without any other significant assets. The purchase of properties with limited warranties or from undercapitalized sellers increases the risk that we may lose some or all of our invested capital in the property as well as the loss of rental income from such property.

We expect to have approximately $25.3 million of indebtedness outstanding following this offering, which may expose us to the risk of default under our debt obligations.

        Upon completion of this offering, we anticipate that our total consolidated indebtedness will consist of approximately $25.3 million of indebtedness, all of which is mortgage debt that we will assume as part of the Acquisition Transactions. We may incur significant additional debt to finance future acquisition and development activities.

        Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

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  our cash flow may be insufficient to meet our required principal and interest payments;

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  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

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  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

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  we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

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  we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

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  our default under any loan with cross default provisions could result in a default on other indebtedness.

        If any one of these events were to occur, our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding After this Offering."

We face significant competition for acquisitions of real properties, which may reduce the number of acquisition opportunities available to us and increase the costs of these acquisitions.

        The current market for acquisitions of industrial properties in our target markets continues to be extremely competitive. This competition may increase the demand for our target properties and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such acquisition properties. We also face significant competition for attractive acquisition opportunities from an indeterminate number of investors, including publicly traded and privately held REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices. This competition will increase if investments in real estate become more attractive relative to other forms of investment. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing prices paid for such acquisition properties and/or reducing the rents we can charge and, as a result, adversely affecting our operating results.

We may be unable to source "off-market" or "lightly-marketed" deal flow in the future, which may have a material adverse effect on our growth.

        A key component of our investment strategy is to acquire additional industrial real estate assets. We seek to acquire properties before they are widely marketed by real estate brokers. Properties that are acquired in off-market or lightly-marketed transactions are typically more attractive to us as a purchaser because of the absence of a formal sales process, which could lead to higher prices. If we do not have access to off-market or lightly-marketed deal flow in the future, our ability to locate and acquire additional properties in our target markets at attractive prices could be materially adversely affected.

Our future acquisitions may not yield the returns we expect.

        Our future acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following significant risks:

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  even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

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  we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

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  our cash flow may be insufficient to meet our required principal and interest payments;

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  we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

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  we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

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  market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

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  we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

        If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock could be adversely affected.

High mortgage rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

        If mortgage debt is unavailable to us in the future at reasonable rates, we may not be able to finance the purchase of additional properties or refinance our properties on favorable terms or at all. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and materially and adversely affect our ability to raise more capital by issuing additional equity securities or by borrowing more money.

Mortgage and other secured debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

        Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of the Company Portfolio. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Some of our financing arrangements involve balloon payment obligations, which may adversely affect our financial condition and our ability to make distributions.

        All of the indebtedness that will be assumed in connection with the Acquisition Transactions requires, and some of our future financing arrangements are expected to require, us to make a lump-sum or "balloon" payment at maturity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding After this Offering." Our ability to satisfy a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell the property at a price sufficient to satisfy the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

Our assumed indebtedness contains, our proposed revolving credit facility will contain and any other of our future indebtedness we incur may contain various covenants, and the failure to comply with those covenants could materially adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the per share trading price of, our common stock.

        Some of our Acquisition Properties will be, and our future property acquisitions may be, made by assuming debt or borrowing a portion of the purchase price cost of the properties and securing the loan with a mortgage on the property. Some of our loan documents contain, our proposed revolving credit facility is expected to contain and any other future indebtedness we incur may contain certain covenants, which, among other things, restrict our activities, including, as applicable, our ability to sell the underlying property without the consent of the holder of such indebtedness, to repay or defease such indebtedness or to engage in mergers or consolidations that result in a change in control of our company. We may also be subject to financial and operating covenants. Failure to comply with any of these covenants would likely result in a default under the applicable indebtedness that would permit the acceleration of amounts due thereunder and under other indebtedness and foreclosure of properties, if any, serving as collateral therefor.

Our proposed revolving credit facility is expected to restrict our ability to engage in some business activities, which could put us at a competitive disadvantage and materially adversely affect our results of operations and financial condition.

        We anticipate that our proposed $60.0 million revolving credit facility will contain customary negative covenants and other financial and operating covenants that, among other things:

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  restrict our ability to incur additional indebtedness;

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  restrict our ability to make certain investments;

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  limit our ability to make capital expenditures;

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  restrict our ability to merge with another company;

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  restrict our ability to make distributions to stockholders; and

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  require us to maintain financial coverage ratios.

        These limitations will restrict our ability to engage in some business activities, which could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock. In addition, our proposed revolving credit facility may contain specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default if we are in default under other loans in some circumstances.

We have limited operating history and may not be able to successfully operate our business or generate sufficient cash flows to make or sustain distributions to our stockholders as a publicly traded company or maintain our qualification as a REIT.

        We were organized in March 2011, and we have had limited operations prior to the completion of this offering. We have limited operating history and may not be able to successfully operate our business or implement our operating policies and investment strategy as described in this prospectus. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate our company as a REIT or a listed public company, including the requirements to timely meet disclosure requirements of the SEC, and comply with the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. We may be required to revise our control systems and procedures in order to qualify and maintain our qualification as a REIT, to satisfy our periodic and current reporting requirements under applicable regulations of the Securities and Exchange Commission, or SEC, to comply with the requirements of the Sarbanes-Oxley Act and to comply with the NYSE listing standards, and this transition could place a significant strain on our management systems, infrastructure and other resources. Failure to operate successfully as a listed public company, to develop and implement appropriate control systems and procedures in accordance with the Sarbanes-Oxley Act or maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. See "—Risks Related to Our Status as a REIT—Failure to qualify or maintain our qualification as a REIT would have significant adverse consequences to us and the per share trading price of our common stock." Furthermore, we may not be able to generate sufficient cash flows to pay our operating expenses, service any debt we may incur in the future and make distributions to our stockholders. Our ability to successfully operate our business and implement our operating policies and investment strategy will depend on many factors, including:

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  the availability of, and our ability to identify, attractive acquisition opportunities consistent with our investment strategy; our ability to contain renovation, maintenance, marketing and other operating costs for our properties;

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  our ability to maintain high occupancy rates and target rent levels;

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  costs that are beyond our control, including title litigation, litigation with tenants, legal compliance, real estate taxes and insurance; interest rate levels and volatility, such as the accessibility of short- and long-term financing on desirable terms; and

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  economic conditions in our target markets as well as the condition of the financial and real estate markets and the economy generally.

        Upon completion of this offering, even though we will be an "emerging growth company" as defined in the JOBS Act and therefore may take advantage of various exemptions to public reporting requirements (see "—We are an 'emerging growth company,' and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors"), we will still be required to implement substantial control systems and procedures in order to maintain our qualification as a REIT, satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd Frank, and the NYSE or other relevant listing standards. As a result, we will incur significant legal, accounting and other expenses that we have not previously incurred, particularly after we are no longer an "emerging growth company," and our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and control systems and procedures demanded of a publicly traded REIT. These costs and time commitments could be substantially more than we currently expect.

We face significant competition in the leasing market, which may decrease or prevent increases of the occupancy and rental rates of our properties.

        We compete with numerous developers, owners and operators of real estate, many of whom own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants' leases expire. As a result, our financial condition, results of operations, cash flows and our ability to pay distributions on, and the value of, our common stock could be adversely affected.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, causing our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock to be adversely affected.

        In order to attract and retain tenants, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. Additionally, when a tenant at one of our properties does not renew its lease or otherwise vacates its space, it is likely that, in order to attract one or more new tenants, we will be required to expend funds for improvements in the vacated space. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or if capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could have an adverse effect on our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

A substantial majority of the leases in the Company Portfolio consists of tenants who have non-investment grade credit ratings, which may result in our leasing to tenants that are more likely to default in their obligations to us than an entity with an investment grade credit rating.

        A substantial majority of the leases in the Company Portfolio are with tenants who have non-investment grade credit ratings. The ability of a non-investment grade tenant to meet its obligations to us cannot be considered as well assured as that of an investment grade tenant. All of our tenants may face exposure to adverse business or economic conditions which could lead to an inability to meet their obligations to us. However, non-investment grade tenants may not have the financial capacity or liquidity to adapt to these conditions or may have less diversified businesses, which may exacerbate the effects of adverse conditions on their businesses. Moreover, the fact that so many of our tenants are not investment grade may cause investors or lenders to view our cash flows as less stable, which may increase our cost of capital, limit our financing options or adversely affect the trading price of our common stock.

The actual rents we receive for the Company Portfolio may be less than our asking rents, and we may experience lease roll down from time to time.

        As a result of various factors, including competitive pricing pressure in our submarkets, adverse conditions in our target markets, a general economic downturn and a decline in the desirability of our properties compared to other properties in our submarkets, we may be unable to realize the asking rents for properties in the Company Portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain rental rates comparable to our asking rents for the properties in the Company Portfolio, our ability to generate cash flow growth will be negatively impacted. In addition, depending on fluctuations in asking rental rates at any given time, from time to time rental rates for expiring leases in the Company Portfolio may be higher than starting rental rates for new leases.

We may acquire properties or portfolios of properties through tax-deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

        In the future we may acquire properties or portfolios of properties through tax-deferred contribution transactions in exchange for partnership interests in our operating partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we are able to deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors' ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Any real estate development and re-development activities are subject to risks particular to development and re-development.

        We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to the following risks associated with such development and redevelopment activities:

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  unsuccessful development or redevelopment opportunities could result in direct expenses to us;

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  construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

  •
  time required to complete the construction or redevelopment of a project or to lease up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

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  contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

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  failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

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  delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

  •
  occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

  •
  our ability to dispose of properties developed or redeveloped with the intent to sell could be impacted by the ability of prospective buyers to obtain financing given the current state of the credit markets; and

  •
  the availability and pricing of financing to fund our development activities on favorable terms or at all.

        These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

Our success depends on key personnel whose continued service is not guaranteed, and the departure of one or more of our key personnel could adversely affect our ability to manage our business and to implement our growth strategies, or could create a negative perception in the capital markets.

        Our continued success and our ability to manage anticipated future growth depend, in large part, upon the efforts of key personnel, particularly Messrs. Witherell and White, who have extensive market knowledge and relationships and exercise substantial influence over our operational, financing, acquisition and disposition activity.

        Our ability to retain our senior management, particularly Messrs. Witherell and White, or to attract suitable replacements should any members of our senior management leave, is dependent on the competitive nature of the employment market. We have not obtained and do not expect to obtain key man life insurance on any of our key personnel. The loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry participants. Further, the loss of a member of our senior management team could be negatively perceived in the capital markets. Any of these developments could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the value of, our common stock.

Potential losses, including from adverse weather conditions and natural disasters, may not be covered by insurance.

        We will carry commercial property, liability and terrorism coverage on all the properties in the Company Portfolio under a blanket insurance policy, in addition to other coverages that may be appropriate for certain of our properties. We will select policy specifications and insured limits that we believe to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. Some of our policies will be insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses, which could affect certain of our properties that are located in areas particularly susceptible to natural disasters. In addition, we may discontinue terrorism or other insurance on some or all of our properties in the future if the cost of premiums for any such policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. We will not carry insurance for certain types of extraordinary losses, such as loss from riots, war, earthquakes and wildfires because such coverage may not be available or is cost prohibitive or available at a disproportionately high cost. As a result, we may incur significant costs in the event of loss from riots, war, earthquakes, wildfires and other uninsured losses.

        If we or one or more of our tenants experiences a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. Furthermore, we may not be able to obtain adequate insurance coverage at reasonable costs in the future as the costs associated with property and casualty renewals may be higher than anticipated.

We may not be able to rebuild the Company Portfolio to its existing specifications if we experience a substantial or comprehensive loss of such properties.

        In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications. Further, reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of our properties.

Existing conditions at some of our properties may expose us to liability related to environmental matters.

        Independent environmental consultants conducted a Phase I or similar environmental site assessment on most of our properties at the time of their acquisition or in connection with subsequent financings. Such Phase Is or similar environmental site assessments are limited in scope and may not include or identify all potential environmental liabilities or risks associated with the relevant properties. We have not obtained and do not intend to obtain new or updated Phase Is or similar environmental site assessments in connection with this offering and the Acquisition Transactions, which may expose us to liability related to unknown or unanticipated environmental matters. Unless required by applicable laws or regulations, we may not further investigate, remedy or ameliorate the liabilities disclosed in the existing Phase Is or similar environmental site assessments and this failure may expose us to liability in the future.

We may be unable to sell a property if or when we decide to do so.

        We expect to hold the various real properties until such time as we decide that a sale or other disposition is appropriate. Our ability to dispose of properties on advantageous terms depends on factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of our properties. We cannot predict the various market conditions affecting the industrial real estate market which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of our properties, we cannot assure you that we will be able to sell our properties at a profit in the future, which could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the value of, our common stock.

        Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers' financial condition and disputes between us and our co-venturers.

        We currently co-invest, and may co-invest in the future, with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, prior consent of our joint venture partners may be required for a sale or transfer to a third party of our interests in the joint venture, which would restrict our ability to dispose of our interest in the joint venture. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our company's status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Our joint ventures may be subject to debt and, in the current volatile credit market, the refinancing of such debt may require equity capital calls.

If we fail to implement and maintain an effective system of integrated internal controls, or to remediate the material weaknesses we have identified in our internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results.

        As a publicly traded company, we are required to comply with the applicable provisions of the Sarbanes-Oxley Act, which requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting and effective disclosure controls and procedures for making required filings with the SEC. Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.

        The process for designing and implementing an effective system of integrated internal controls is a continuous effort that requires significant resources and devotion of time, and material weaknesses in our internal controls also may result in certain deficiencies in our disclosure controls and procedures. As part of the ongoing monitoring of internal controls required of publicly traded companies, and in connection with management's evaluation of our internal control over financial reporting and disclosure controls and procedures as of December 31, 2013, we identified material weaknesses in our internal controls and our disclosure controls and procedures. In particular, we identified as a material weakness that we did not have a sufficient number of adequately trained technical accounting and external reporting personnel to support stand-alone external financial reporting under SEC requirements. Although we have developed and are in the process of implementing a remediation plan for the identified material weaknesses, we can provide no assurances that our remediation plan will adequately remediate the identified material weakness. Furthermore, we concluded that the material weakness described above continued to persist in connection with the evaluation of our controls and procedures that we conducted in connection with preparing our Form 10-Q for the quarter ended March 31, 2014. The Company continues to evaluate what additional policies and procedures may be necessary, how to most effectively communicate the policies and procedures to its personnel and how to improve our financial reporting system. We expect that work on the plan to remediate the identified weaknesses will continue throughout 2014, as financial resources permit.

        There is no assurance that we will be successful in remediating the identified deficiencies in our internal controls or that we will be successful in remediating any additional deficiencies that may arise in the future. If the remedial measures we are implementing are insufficient to address any of the identified material weaknesses or are not implemented effectively, or additional deficiencies arise in the future, material misstatements in our interim or annual financial statements may occur in the future. Among other things, any unremediated material weaknesses could result in material post-closing adjustments in future financial statements. In addition, as an "emerging growth company," our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the date we are no longer an "emerging growth company," which may be up until December 31, 2017.

        Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could adversely affect our ability to remain listed with the NYSE. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the per share trading price of our common stock.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all.

        In order to qualify and maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income (determined without regard to the deduction for dividends paid), including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

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  general market conditions;

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  the market's perception of our growth potential;

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  our current debt levels;

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  our current and expected future earnings;

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  our cash flow and cash distributions; and

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  the market price per share of our common stock.

        In recent years, the capital markets have been subject to significant disruptions. If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of the Company Portfolio, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

        We are an "emerging growth company" as defined in the JOBS Act. We will remain an "emerging growth company until the earliest to occur of:

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  the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion (subject to adjustment for inflation),

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  the last day of the fiscal year ending December 31, 2017,

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  the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or

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  the date on which we are deemed to be a "large accelerated filer" under the Exchange Act.

        We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our per share trading price may be adversely affected and more volatile.

Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with real estate assets and the real estate industry.

        Our ability to pay expected dividends to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under "—Risks Related to Our Business and Operations," as well as the following:

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  local oversupply or reduction in demand for industrial space;

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  adverse changes in financial conditions of buyers, sellers and tenants of properties;

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  vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-lease space;

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  increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

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  civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, floods and wildfires, which may result in uninsured or underinsured losses;

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  decreases in the underlying value of our real estate; changing submarket demographics; and

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  changing traffic patterns.

        In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

        The real estate investments made, and to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in the Company Portfolio in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. Our ability to dispose of one or more properties within a specific time period is subject to the possible weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

        In addition, the Code imposes restrictions on a REIT's ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary the Company Portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

Declining real estate valuations and impairment charges could materially adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the per share trading price of, our common stock.

        We intend to review the carrying value of our properties when circumstances, such as adverse market conditions, indicate a potential impairment may exist. We intend to base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the property's use and eventual disposition on an undiscounted basis. We intend to consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property.

        Impairment losses have a direct impact on our operating results because recording an impairment loss results in an immediate negative adjustment to our operating results. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could materially adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the per share trading price of, our common stock.

Adverse economic conditions and the dislocation in the credit markets could materially adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the per share trading price of, our common stock.

        Ongoing challenging economic conditions have negatively impacted the lending and capital markets, particularly for real estate. The capital markets have experienced significant adverse conditions in recent years, including a substantial reduction in the availability of, and access to, capital. The risk premium demanded by lenders has increased markedly, as they are demanding greater compensation for risk, and underwriting standards have been tightened. In addition, failures and consolidations of certain financial institutions have decreased the number of potential lenders, resulting in reduced lending sources available to the market. These conditions may limit the amount of indebtedness we are able to obtain and our ability to refinance our indebtedness, and may impede our ability to develop new properties and to replace construction financing with permanent financing, which could result in our having to sell properties at inopportune times and on unfavorable terms. If these conditions continue, our financial condition, results of operations, cash flows and ability to pay distributions on, and the per share trading price of, our common stock could be materially adversely affected.

        The lack of availability of debt financing may require us to rely more heavily on additional equity issuances, which may be dilutive to our current stockholders, or on less efficient forms of debt financing. Additionally, the limited amount of financing currently available may reduce the value of our properties and limit our ability to borrow against such properties, which could materially adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the per share trading price of, our common stock.

Acquired properties may be located in new markets where we may face risks associated with investing in an unfamiliar market.

        We have acquired, and may continue to acquire, properties in markets that are new to us. When we acquire properties located in new markets, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures.

We may choose not to distribute the proceeds of any sales of real estate to our stockholders, which may reduce the amount of our cash distributions to stockholders.

        We may choose not to distribute any proceeds from the sale of real estate investments to our stockholders. Instead, we may elect to use such proceeds to:

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  acquire additional real estate investments;

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  repay debt;

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  buy out interests of any partners in any joint venture in which we are a party;

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  create working capital reserves; or

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  make repairs, maintenance, tenant improvements or other capital improvements or expenditures on our other properties.

        Any decision to retain or invest the proceeds of any sales, rather than distribute such proceeds to our stockholders may reduce the amount of cash distributions you receive on your common stock.

Uninsured losses relating to real property may adversely affect your returns.

        We attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, earthquakes, wildfires, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenue in these properties and could potentially remain obligated under any recourse debt associated with the property. Moreover, we, as the general partner of our operating partnership, generally will be liable for all of our operating partnership's unsatisfied recourse obligations, including any obligations incurred by our operating partnership as the general partner of joint ventures. Any such losses could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the per share trading price of, our common stock. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. We evaluate our insurance coverage annually in light of current industry practice through an analysis prepared by outside consultants.

Our property taxes could increase due to property tax rate changes or reassessment, which could adversely impact our cash flows.

        Even if we qualify as a REIT for federal income tax purposes, we will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. The amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow would be adversely impacted to the extent that we are not reimbursed by tenants for those taxes, and our ability to pay any expected dividends to our stockholders could be adversely affected.

We could incur significant costs related to government regulation and litigation over environmental matters.

        Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating to or from such property, including costs to investigate, clean up such contamination and liability for harm to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal, property, or natural resources damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

        Some of the properties in the Company Portfolio have been or may be impacted by contamination arising from current or prior uses of the property, or adjacent properties, for commercial or industrial purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials.

        Contamination is known or suspected to exist at a number of our properties which may result in further investigation, remediation, or deed restrictions. From time to time, we may acquire properties with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. We usually perform a Phase I environmental site assessment at any property we are considering acquiring. In connection with certain financing transactions our lenders have commissioned independent environmental consultants to conduct Phase I environmental site assessments on certain of the properties in the Company Portfolio. However, we have not always received copies of the Phase I environmental site assessment reports commissioned by our lenders and, as such, may not be aware of all potential or existing environmental contamination liabilities at the properties in the Company Portfolio. In addition, Phase I environmental site assessments are limited in scope and do not involve sampling of soil, soil vapor, or groundwater, and these assessments may not include or identify all potential environmental liabilities or risks associated with the property. Even where subsurface investigation is performed, it can be very difficult to ascertain the full extent of environmental contamination or the costs that are likely to flow from such contamination. We cannot assure you that the Phase I environmental site assessment or other environmental studies identified all potential environmental liabilities, or that we will not face significant remediation costs or other environmental contamination that makes it difficult to sell any affected properties. Also, we have not always implemented actions recommended by these assessments, and recommended investigation and remediation of known or suspected contamination has not always been performed. As a result, we could potentially incur material liability for these issues, which could adversely impact our financial condition, results of operations, cash flows and ability to pay distributions on, and the per share trading price of, our common stock.

        Environmental laws also govern the presence, maintenance and removal of asbestos-containing building materials, or ACBM, and may impose fines and penalties for failure to comply with these requirements. Such laws require that owners or operators of buildings containing ACBM (and employers in such buildings) properly manage and maintain the asbestos, adequately notify or train those who may come into contact with asbestos, and undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. In addition, the presence of ACBM in our properties may expose us to third-party liability (e.g., liability for personal injury associated with exposure to asbestos).

        In addition, the properties in the Company Portfolio also are subject to various federal, state and local environmental and health and safety requirements, such as state and local fire requirements. Moreover, some of our tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant's ability to make rental payments to us. In addition, changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us.

        We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to you or that such costs or other remedial measures will not have an adverse effect on our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

        When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury is alleged to have occurred.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

        The properties in the Company Portfolio are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances and zoning restrictions may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of the Company Portfolio. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Our growth strategy may be adversely affected by our ability to obtain permits, licenses and zoning relief. Our failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

        In addition, federal and state laws and regulations, including laws such as the Americans with Disabilities Act, or ADA, and the Fair Housing Amendment Act of 1988, or FHAA impose further restrictions on our properties and operations. Under the ADA and the FMAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA or the FHAA. If one or more of the properties in the Company Portfolio is not in compliance with the ADA, the FHAA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance, including the removal of access barriers, and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

Risks Related to Our Organizational Structure and the Acquisition Transactions

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of OP units, which may impede business decisions that could benefit our stockholders.

        Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Maryland law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our fiduciary duties and obligations as the general partner of our operating partnership may come into conflict with the duties of our directors and officers to our company.

        Under Delaware law, a general partner of a Delaware limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the partnership agreement or Delaware law consistent with the obligation of good faith and fair dealing. The partnership agreement provides that, in the event of a conflict between the interests of our operating partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our operating partnership, may give priority to the separate interests of our company or our stockholders (including with respect to tax consequences to limited partners, assignees or our stockholders), and, in the event of such a conflict, any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of our operating partnership under its partnership agreement does not violate the duty of loyalty or any other duty that we, in our capacity as the general partner of our operating partnership, owe to our operating partnership and its partners or violate the obligation of good faith and fair dealing.

        Additionally, the partnership agreement provides that we generally will not be liable to our operating partnership or any partner for any action or omission taken in our capacity as general partner, for the debts or liabilities of our operating partnership or for the obligations of the operating partnership under the partnership agreement, except for liability for our fraud, willful misconduct or gross negligence, pursuant to any express indemnity we may give to our operating partnership or in connection with a redemption as described in "Description of the Partnership Agreement of Plymouth Industrial OP, LP—Exchange Rights." Our operating partnership must indemnify us, our directors and officers, officers of our operating partnership and our designees from and against any and all claims that relate to the operations of our operating partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the person actually received an improper personal benefit in violation or breach of the partnership agreement or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership must also pay or reimburse the reasonable expenses of any such person in advance of a final disposition of the proceeding upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership is not required to indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person's right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

Our charter and bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.

        Our charter contains certain ownership limits with respect to our stock.    Our charter authorizes our board of directors to take such actions as it determines are advisable, in its sole and absolute discretion, to preserve our qualification as a REIT. Our charter also prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, in each case excluding any shares that are not treated as outstanding for federal income tax purposes. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. The restrictions on ownership and transfer of our stock may:

  •
  discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; or

  •
  result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

        We could increase the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.    Our board of directors, without stockholder approval, has the power under our charter to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See "Description of Stock—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock." As a result, we may issue classes or series of common stock or preferred stock with preferences, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common stock. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

        Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.    Certain provisions of the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

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  "business combination" provisions that, subject to certain exceptions, prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose fair price or supermajority stockholder voting requirements on these combinations; and

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  "control share" provisions that provide that holders of "control shares" of our company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise voting power in the election of directors within one of three increasing ranges) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of the voting power of issued and outstanding "control shares," subject to certain exceptions) have no voting rights with respect to their control shares, except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        As permitted by the MGCL, our bylaws provide that we will not be subject to the control share provisions of the MGCL and our board of directors has, by resolution, exempted us from the business combination between us and any other person. However, we cannot assure you that our board of directors will not revise the bylaws or such resolution in order to be subject to such business combination and control share provisions in the future. Notwithstanding the foregoing, an alteration or repeal of the board resolution exempting such business combinations will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

        Certain provisions of the MGCL permit the board of directors of a Maryland corporation with at least three independent directors and a class of stock registered under the Exchange Act without stockholder approval and regardless of what is currently provided in its charter or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for our company or of delaying, deferring or preventing a change in control under circumstances that otherwise could provide the holders of shares of our stock with the opportunity to realize a premium over the then current market price.

        Certain provisions in the partnership agreement of our operating partnership may delay or prevent unsolicited acquisitions of us.    Provisions of the partnership agreement of our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes of our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders or limited partners might consider such proposals, if made, desirable. These provisions include, among others:

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  redemption rights of qualifying parties;

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  a requirement that we may not be removed as the general partner of our operating partnership without our consent;

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  transfer restrictions on OP units;

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  our ability, as general partner, in some cases, to amend the partnership agreement and to cause our operating partnership to issue additional partnership interests with terms that could delay, defer or prevent a merger or other change of control of us or our operating partnership without the consent of our stockholders or the limited partners; and

  •
  the right of the limited partners to consent to certain transfers of our general partnership interest (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise).

        Our charter and bylaws, the partnership agreement of our operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. See "Description of the Partnership Agreement of Plymouth Industrial OP, LP—Transferability of Interests," "Material Provisions of Maryland Law and of Our Charter and Bylaws—Removal of Directors," "—Control Share Acquisitions" and "—Advance Notice of Director Nominations and New Business."

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

        Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across the Company Portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regards to the foregoing could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

        As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from

  •
  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty by the director or officer that was established by a final judgment and was material to the cause of action adjudicated.

        In addition, our charter authorizes us to obligate our company, and our bylaws require us, to indemnify our directors and officers for actions taken by them in those and certain other capacities to the maximum extent permitted by Maryland law in effect from time to time. Generally, Maryland law permits a Maryland corporation to indemnify its present and former directors and officers except in instances where the person seeking indemnification acted in bad faith or with active and deliberate dishonesty, actually received an improper personal benefit in money, property or services or, in the case of a criminal proceeding, had reasonable cause to believe that his or her actions were unlawful. Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited. See "Material Provisions of Maryland law and of Our Charter and Bylaws—Indemnification and Limitation of Directors' and Officers' Liability."

We are a holding company with no direct operations and, as such, we will rely on funds received from our operating partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our operating partnership and its subsidiaries.

        We are a holding company and will conduct substantially all of our operations through our operating partnership. We do not have, apart from an interest in our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our operating partnership's and its subsidiaries' liabilities and obligations have been paid in full.

Our operating partnership may issue additional OP units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our operating partnership and would have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders.

        After giving effect to this offering, we will own 100% of the outstanding OP units and we may, in connection with our acquisition of properties or otherwise, cause our operating partnership to issue additional OP units to third parties. Such issuances would reduce our ownership percentage in our operating partnership and affect the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own OP units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Risks Related to Our Status as a REIT

Failure to qualify or maintain our qualification as a REIT would have significant adverse consequences to us and the per share trading price of our common stock.

        We have elected to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2012. We did not request and do not plan to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Therefore, we cannot assure you that we will qualify as a REIT, or that we will remain qualified as such in the future. If we lose our REIT qualification, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

  •
  we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

  •
  we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

  •
  unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

        Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the per share trading price of our common stock.

        Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code, or the Treasury regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as "rents from real property." Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

        Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiary will be subject to tax as a regular corporation in the jurisdictions it operates.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

        We believe that our operating partnership will be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership will not be subject to federal income tax on its income. Instead, each of its partners will be allocated, and may be required to pay tax with respect to, its share of our operating partnership's income. We cannot assure you, however, that the IRS will not challenge the status of our operating partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Our taxable REIT subsidiaries will be subject to federal income tax, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our taxable REIT subsidiaries are not conducted on arm's length terms.

        We will own an interest in one or more taxable REIT subsidiaries, and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm's length basis.

To maintain our REIT qualification, we may be forced to borrow funds during unfavorable market conditions.

        To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, determined without regard to the dividends paid deduction and excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income (determined without regard to the deduction for dividends paid) each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. Accordingly, we may not be able to retain sufficient cash flow from operations to meet our debt service requirements and repay our debt. Therefore, we may need to raise additional capital for these purposes, and we cannot assure you that a sufficient amount of capital will be available to us on favorable terms, or at all, when needed, which would materially adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the per share trading price of, our common stock. Further, in order to maintain our REIT qualification and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market's perception of our growth potential, our current debt levels, the per share trading price of our common stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum tax rate applicable to "qualified dividend income" payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the per share trading price of our common stock.

The tax imposed on REITs engaging in "prohibited transactions" may limit our ability to engage in transactions which would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

        To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Legislative or other actions affecting REITs could have a negative effect on us.

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

Risks Related to this Offering

There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.

        Prior to this offering, there has not been any public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the public offering price. We have applied to have our common stock listed on the NYSE under the symbol "PLYM." The public offering price of our common stock has been determined by agreement among us and the underwriters, but there can be no assurance that our common stock will not trade below the public offering price following the completion of this offering. See "Underwriting." The per share trading price of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

We may be unable to make distributions at expected levels, and we may be required to borrow funds to make distributions.

        We may be unable to pay our estimated annual distribution to stockholders out of cash available for distribution. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, or reduce the amount of such distributions. If cash available for distribution generated by our assets is less than our current estimate, or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In the event the underwriters' over-allotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further materially adversely affected.

        Our ability to make distributions may also be limited by our proposed revolving credit facility. Under the anticipated terms of our proposed revolving credit facility, our distributions may not exceed the greater of (i)         % of our FFO or (ii) the amount required for us to qualify and maintain our status as a REIT and avoid the payment of federal or state income or excise tax. Additionally, if a default or event of default occurs and is continuing, we may be precluded from making certain distributions (other than those required to allow us to qualify and maintain our status as a REIT).

        All distributions will be made at the discretion of our board of directors and will be based upon, among other factors, our earnings and financial condition, maintenance of REIT qualification, the applicable restrictions contained in the MGCL and such other factors as our board may determine in its sole discretion. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. If we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder's adjusted tax basis in its shares, and thereafter as gain on a sale or exchange of such shares. See "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations for Holders of Our Common Stock." If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

The market price and trading volume of our common stock may be volatile following this offering.

        Even if an active trading market develops for our common stock, the per share trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

        Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

  •
  actual or anticipated variations in our quarterly operating results or dividends;

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  changes in our funds from operations or earnings estimates;

  •
  publication of research reports about us or the real estate industry;

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  increases in market interest rates that lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any additional debt we incur in the future;

  •
  additions or departures of key management personnel;

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  actions by institutional stockholders;

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  speculation in the press or investment community;

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  the realization of any of the other risk factors presented in this prospectus;

  •
  the extent of investor interest in our securities;

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  the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

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  our underlying asset value;

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  investor confidence in the stock and bond markets, generally;

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  changes in tax laws;

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  future equity issuances;

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  failure to meet earnings estimates;

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  failure to qualify and maintain our qualification as a REIT;

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  changes in our credit ratings; and

  •
  general market and economic conditions.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

Market interest rates may have an effect on the per share trading price of our common stock.

        One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

The number of shares of our common stock available for future issuance or sale could adversely affect the per share trading price of our common stock.

        We are offering            shares of our common stock as described in this prospectus. Upon completion of this offering and the Acquisition Transactions, we will have outstanding approximately            shares of our common stock. Of these shares, the            shares sold in this offering will be freely tradable, except for any shares purchased in this offering by our affiliates, as that term is defined by Rule 144 under the Securities Act. Upon completion of this offering, our directors and management and their affiliates will beneficially own            shares of our common stock. In connection with this offering, we have entered into a lock-up agreement that prevents us from offering additional common stock until 180 days after the date of this prospectus, as described in "Underwriting." Our executive officers and directors may sell the shares of our common stock that they own or are granted in connection with the offering at any time following the expiration of the lock-up period for such shares, which expires 180 days after the completion of this offering for our executive officers and directors, or earlier with the prior written consent of Sandler O'Neill & Partners, L.P. These lock-up provisions, at any time and without notice, may be waived by Sandler O'Neill & Partners, L.P. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale into the market, subject to applicable law, which could reduce the per share trading price for our common stock.

        We cannot predict whether future issuances or sales of shares of our common stock or the availability of shares for resale in the open market will decrease the per share trading price per share of our common stock. The per share trading price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse or upon the registration of additional shares of our common stock pursuant to registration rights granted in connection with the Acquisition Transactions.

The issuance of substantial numbers of shares of our common stock in the public market, or upon exchange of OP units, or the perception that such issuances might occur could adversely affect the per share trading price of the shares of our common stock.

        The exercise of the underwriters' over-allotment option, the exchange of OP units for common stock or the vesting of any stock awards granted to certain directors, executive officers and other employees under our 2014 Incentive Award Plan, the issuance of our common stock or OP units in connection with future property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the per share trading price of our common stock, and the authorization of grants of awards covering OP units or shares of our common stock under our 2014 Incentive Award Plan, may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future issuances of shares of our common stock may be dilutive to existing stockholders.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our operating partnership to issue debt or equity securities), including medium-term notes, senior or subordinated notes and classes or series of preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings.

Future sales of shares of our common stock by insiders may depress the per share trading price of our common stock.

        Any sales of a substantial number of shares of our common stock, or the perception that those sales might occur, may cause the per share trading price of the common stock to decline. After this offering and the expiration of any applicable transfer restrictions imposed in connection with this offering, our directors and our executive officers will have the ability to sell approximately        % of our outstanding common stock. Although our directors and executive officers have agreed not to sell the common stock they hold for 180 days after this offering, they may sell a significant number of shares after that time, which could depress the per share trading price of our common stock.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus that are forward-looking statements, which are usually identified by the use of words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans" "projects," "seeks," "should," "will," and variations of such words or similar expressions. Our forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by our forward-looking statements are reasonable, we can give no assurance that our plans, intentions, expectations, strategies or prospects will be attained or achieved and you should not place undue reliance on these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and may be affected by a variety of risks and factors including, without limitation:

  •
  the factors included in this prospectus, including those set forth under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business";

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  the competitive environment in which we operate;

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  real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;

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  decreased rental rates or increasing vacancy rates;

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  potential defaults on or non-renewal of leases by tenants;

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  potential bankruptcy or insolvency of tenants;

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  acquisition risks, including failure of such acquisitions to perform in accordance with projections;

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  the timing of acquisitions and dispositions;

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  potential natural disasters such as earthquakes, wildfires or floods;

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  national, international, regional and local economic conditions;

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  the general level of interest rates;

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  potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or REIT tax laws, and potential increases in real property tax rates;

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  financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;

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  lack of or insufficient amounts of insurance;

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  our ability to qualify and maintain our qualification as a REIT;

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  litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and

  •
  possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

        Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Market data and industry forecasts and projections used in this prospectus have been obtained from REIS or other independent industry sources. Forecasts, projections and other forward-looking information obtained from REIS or other sources are subject to similar qualifications and uncertainties as other forward-looking statements in this prospectus.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering will be approximately $         million (or approximately $         million if the underwriters exercise their over-allotment option in full) after deducting underwriting discounts and commissions of approximately $         million (or approximately $         million if the underwriters exercise their over-allotment option in full) and estimated offering expenses of approximately $         million payable by us.

        We will contribute the net proceeds we receive from this offering, including any proceeds from the exercise of the over-allotment option, to our operating partnership in exchange for OP units in our operating partnership.

        We expect our operating partnership will use approximately $             million of the net proceeds from this offering to acquire the 20 industrial buildings comprising the Acquisition Portfolio in connection with the completion of the Acquisition Transactions.

        Our operating partnership is expected to use the remaining net proceeds, if any, to acquire and manage additional industrial properties and for general corporate purposes.

        Prior to the full deployment of the net proceeds as described above, we intend to invest the undeployed net proceeds in interest-bearing short-term investment grade securities or money-market accounts that are consistent with our intention to qualify as a REIT, including, for example, government and government agency certificates, certificates of deposit and interest-bearing bank deposits. We expect that these initial investments will provide a lower net return than we expect to receive from investments in industrial properties.

 DISTRIBUTION POLICY

        We have made quarterly distributions in shares of our common stock beginning with the fiscal quarter ended September 30, 2012. Our ability to make cash distributions in the future will depend on our actual results of operations and earnings, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from the Company Portfolio, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see "Risk Factors."

        In order to qualify as a REIT, we must distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax liability on our income and the 4% nondeductible excise tax. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to use cash reserves, incur debt or liquidate assets at rates or times that we regard as unfavorable or make a taxable distribution of our shares in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year. For more information, see "Material U.S. Federal Income Tax Considerations."

        Furthermore, we anticipate that, at least initially, our distributions will exceed our then current and then accumulated earnings and profits for the relevant taxable year, as determined for U.S. federal income tax purposes, due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, all or a portion of these distributions may represent a return of capital for U.S. federal income tax purposes. The extent to which our distributions exceed our current and accumulated earnings and profits may vary substantially from year to year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder's adjusted tax basis in the holder's shares and to the extent that it exceeds the holder's adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. As a result, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be decreased (or increased) accordingly. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see "Material U.S. Federal Income Tax Considerations."

 CAPITALIZATION

        The following table sets forth as of March 31, 2014:

  •
  the actual capitalization of the company; and

  •
  our pro forma capitalization, which gives effect to the completion of the Acquisition Transactions and the sale of           shares of common stock in this offering based on the midpoint of the price range set forth on the cover page of this prospectus, net of the underwriting discounts and estimated organizational and offering expenses payable by us, and the grant of awards covering          shares of our common stock to our executive officers, certain employees and independent directors.

        This table should be read in conjunction with "Use of Proceeds," "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical audited financial statements and the unaudited pro forma financial information and related notes appearing elsewhere in this prospectus.

	As of March 31, 2014
	Historical	Pro Forma
	($ in thousands)	($ in thousands)
Equity
Preferred Stock $0.01 par value, 10,000,000 shares authorized, none issued and outstanding, historical and 100,000,000 shares authorized, none issued and outstanding, pro forma(1)	—	—
Common stock $0.01 par value, 1,000,000,000 shares authorized, 1,291,782 shares issued and outstanding, historical, 900,000,000 shares authorized, shares issued and outstanding, pro forma(1)(2)	13
Common stock dividend distributable	0

	13	—
Additional Paid-in Capital	12,132
Accumulated Deficit	(6,800)

Total Equity	5,345	—

(1)
Pro forma preferred and common stock authorized reflects the amendment of our charter on                        , 2014.

(2)
Pro forma common stock outstanding includes (a)             shares of our common stock to be issued in this offering, (b) an aggregate of             restricted shares of our common stock to be granted to our officers concurrently with the completion of this offering (based on the midpoint of the price range set forth on the front cover of this prospectus) and (c) an aggregate of            restricted shares of our common stock to be granted to our independent directors concurrently with the completion of this offering (based on the midpoint of the price range set forth on the front cover of this prospectus), but excludes (i)                          shares of our common stock issuable upon the exercise of the underwriters' over-allotment option in full and (ii)             shares of our common stock available for future issuance under our 2014 Incentive Award Plan.

SELECTED FINANCIAL INFORMATION

        The following table sets forth selected financial and operating data on (i) a pro forma basis for our company and (ii) a historical basis. On a pro forma basis, the Company Portfolio will consist of 24 industrial buildings. All 20 industrial buildings in the Acquisition Portfolio are under contract, which we consider to be probable; however, we can make no assurance that we will acquire these properties or, if we do, what the terms or timing will be.

        You should read the following summary financial and operating data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation," our unaudited pro forma consolidated financial statements and related notes, and our historical combined financial statements and related notes included elsewhere in the prospectus.

        The unaudited pro forma condensed consolidated balance sheet data is presented as if this offering and the Acquisition Transactions had occurred on March 31, 2014, and the unaudited pro forma statements of operations and other data for the three months ended March 31, 2014 and the year ended December 31, 2013, is presented as if this offering and the Acquisition Transactions had occurred on January 1, 2013. The pro forma financial information is not necessarily indicative of what our actual financial condition would have been as of March 31, 2014 or what our actual results of operations would have been assuming this offering and the Acquisition Transactions had occurred had been completed as of January 1, 2013, nor does it purport to represent our future financial position or results of operations.

        The unaudited summary historical combined balance sheet information as of March 31, 2014 and statement of operations data for the three months ended March 31, 2014 and 2013 have been derived from the company's unaudited combined financial statements included elsewhere in this prospectus. The summary historical combined balance sheet information as of December 31, 2013 and 2012, and the historical consolidated statement of operations data for the years ended December 31, 2013 and 2012 have been derived from our company's combined financial statements, which were audited by Marcum LLP (as of and for the year ended December 31, 2013), and KPMG LLP (as of and for the year ended December 31, 2012), each independent registered public accountants, and are included elsewhere in this prospectus.

	As of March 31,			As of December 31,
	Pro Forma Consolidated	Historical Consolidated		Historical Consolidated
	2014	2014	2013	2013	2012
	(Unaudited)	(Unaudited)
	(in thousands)			(in thousands)
Balance Sheet Data
(End of Period):
Rental property, before accumulated depreciation	$125,483	$—	$—	$—	$—
Investments in non-consolidating real estate	4,714	$4,714	$1,621	$4,831	$1,642
Cash and other assets	14,392	$824	$379	$368	$201
Deferred leasing intangibles	33,317
Total assets	177,906	$5,538	$2,000	$5,199	$1,843
Accounts payable and other liabilities	193	$193	$437	$241	$431
Deferred leasing intangibles	13,015
Notes payable	25,325	$—	$—	$—	$—
Total liabilities	38,533	$193	$437	$241	$431
Stockholders' equity	$139,373	$5,345	$1,563	$4,958	$1,412

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2014	2014	2013	2013	2013	2012
	(Unaudited)	(Unaudited)		(Unaudited)
	(in thousands)			(in thousands)
Statement of Operations Data:
Revenue
Rental revenues	$3,570	$—	$—	$14,002	$—	$—
Tenant reimbursements	734	—	—	2,007	—	—
Equity investment income (loss)	35	35	23	(588)	(588)	(93)

Total revenues	4,339	35	23	15,421	(588)	(93)
Expenses
Property expenses	886	—	—	2,990	—	—
General and administrative	1,250	409	639	5,000	2,884	2,074
Depreciation and amortization	2,251	—	—	9,024	—	—

Total operating expenses	4,387	409	639	17,014	2,884	2,074
Other expenses
Interest expense	320	—	—	1,314	—	—

Total other expenses	320	—	—	1,314	—	—
Total expenses	4,707	409	639	18,328	2,884	2,074

Net loss	$(368)	$(374)	$(616)	$(2,907)	$(3,472)	$(2,167)

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2014	2014	2013	2013	2013	2012
	(Unaudited)	(Unaudited)		(Unaudited)
	(in thousands)			(in thousands)
NOI(1)
Rental revenue	$3,570	—	—	$14,002	—	—
Tenant recoveries	734	—	—	2,007	—	—
Other operating revenue	35	35	23	(588)	(588)	(93)
Property expenses	(886)	—	—	(2,990)	—	—
Other property expenses	—	—	—	—	—	—

NOI	$3,453	$35	$23	$12,431	$(588)	$(93)

EBITDA(1)
Net income (loss)	$(368)	$(374)	$(616)	$(2,907)	$(3,472)	$(2,167)
Interest expense	320	—	—	1,315	—	—
Depreciation and amortization	2,251	—	—	9,024	—	—
Amortization of above or accretion of below market intangibles, net	(345)	—	—	(1,380)	—	—

EBITDA	$1,858	$(374)	$(616)	$6,052	$(3,472)	$(2,167)

FFO(1)
Net income (loss)	$(368)	$(374)	$(616)	$(2,907)	$(3,472)	$(2,167)
Depreciation and amortization	2,251			9,024
Amortization of above or accretion of below market intangibles, net	(345)	—	—	(1,380)	—	—

FFO	$1,538	$(374)	$(616)	$4,737	$(3,472)	$(2,167)

CORE FFO/ ADJUSTED FFO (AFFO)(1)
FFO	$1,538	$(374)	$(616)	$4,737	$(3,472)	$(2,167)
Acquisition fees and expenses	—	—	—	—	—	—

Core FFO	$1,538	$(374)	$(616)	$4,737	$(3,472)	$(2,167)
Deferred financing costs	—	—	—	—	—	—
Non-cash equity compensation	—	—	—	—	—	—
Distributions	—	—	—	—	—	—
Straight-line rent	54	—	—	(79)	—	—
Second generation capital expenditures	—	—	—	—	—	—

AFFO	$1,592	$(374)	$(616)	$4,658	$(3,472)	$(2,167)

(1)
For definitions and reconciliations of net income to NOI, EBITDA, FFO, Core FFO and AFFO, as well as a statement disclosing the reasons why our management believes that NOI, EBITDA, FFO, Core FFO and AFFO provide useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, EBITDA, FFO, Core FFO and AFFO, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those expressed or implied in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion together with the "Cautionary Note Regarding Forward-Looking Statements" and the pro forma and combined historical financial statements and related notes included elsewhere in this prospectus.

        The following discussion and analysis is based on, and should be read in conjunction with our unaudited financial statements and notes thereto as of March 31, 2014 and audited historical financial statements and related notes thereto as of and for the years ended December 31, 2013 and 2012. We have had limited operations prior to the date of this prospectus, consisting of non-controlling equity investments in three entities that own real property, which are accounted for under the equity method of accounting, and our activities in preparation for the Acquisition Transactions and this offering. For the periods following the consummation of this offering and the Acquisition Transactions, our operations will consolidate the operations of the Acquisition Portfolio, which will result in material differences between our historical financial condition and results of operations and our future financial condition and results of operations. We also present in this prospectus pro forma financial information for our company reflecting the Company Portfolio, on a consolidated basis after giving effect to this offering and the Acquisition Transactions, as of and for the three months ended March 31, 2014 and for the year ended December 31, 2013. These effects are reflected in the unaudited pro forma combined financial statements located elsewhere in this prospectus.

Overview

        We are a full service, vertically integrated, self-administered and self-managed REIT focused on the acquisition, ownership and management of single- and multi-tenant Class B industrial properties. Upon completion of this offering and the Acquisition Transactions, the Company Portfolio will consist of 20 industrial buildings located in five states with an aggregate of approximately 4,083,110 square feet leased to 26 tenants, as well as equity interests in three unconsolidated entities, one of which owns a three-building industrial property with approximately 577,000 square feet, one of which owns a warehouse facility with approximately 683,000 square feet and one of which owns a 270-unit multifamily complex.

        Our strategy is to invest in single- and multi-tenant Class B industrial properties located primarily in secondary markets across the Eastern half of the U.S. and Texas; however, we may make opportunistic acquisitions of Class A industrial properties or industrial properties located in primary markets. We seek to generate attractive risk-adjusted returns for our stockholders through a combination of stable and increasing distributions and potential long-term appreciation in the value of our properties and our common stock.

        The indebtedness that we expect will be outstanding upon completion of this offering and the Acquisition Transactions will be comprised solely of approximately $25.3 million of mortgage debt secured by first liens on three of the industrial buildings in the Acquisition Portfolio. The remaining 17 industrial buildings in the Acquisition Portfolio will be unencumbered. Additionally, concurrently with, or shortly after, the completion of this offering, we expect to enter into a $60.0 million revolving credit facility and intend to use borrowings under our anticipated credit facility to finance future acquisitions, fund tenant improvements and capital expenditures, provide for working capital and for other general corporate purposes. However, we can provide no assurance that we will enter into the revolving credit facility on the terms we anticipate, or at all.

Acquisition Transactions

        Concurrently with or shortly after the completion of this offering, we will complete a series of nine transactions with unrelated third parties, which we refer to collectively as the Acquisition Transactions, pursuant to which we will acquire a fee simple interest in each of the 20 industrial buildings in the Acquisition Portfolio totaling an aggregate of approximately 4,083,110 square feet leased to 26 tenants for an aggregate purchase price of $             million in cash. We will fund the purchase of the Acquisition Transactions with the net proceeds from this offering. Generally, all the conditions to closing contained in each of the relevant purchase agreements related to the Acquisition Transactions have been satisfied, and other than the delivery of the purchase price, we have no obligation to any seller under any such purchase agreement.

        As of March 31, 2014, the Acquisition Portfolio was approximately 99.2% leased, with a weighted average remaining lease term of 4.5 years. Approximately 69.6% of the annualized base rent payments from the Acquisition Portfolio as of March 31, 2014 was from triple-net leases, pursuant to which the tenants are responsible for all operating expenses relating to the property, including, without limitation, real estate taxes, utilities, property insurance, routine maintenance and repairs and property management. We expect this lease structure will help insulate us from increases in certain operating expenses and provide more predictable cash flow. Our triple-net leases are structured to generate attractive returns on a long-term basis. The leases typically have initial terms of three to ten years and generally include annual rent escalators. Therefore, our operating results will depend significantly upon the ability of our tenants to make required rental payments. We believe that the Company Portfolio will enable us to generate stable cash flows over time because of the staggered lease expiration schedule, the long-term leases and the low historical occurrence of tenants defaulting under their leases. As of March 31, 2014, leases of the Acquisition Portfolio representing 0%, 2.8% and 4.8% of leasable square feet will expire in 2014, 2015 and 2016, respectively.

Proposed Revolving Credit Facility

        We have executed a term sheet with KeyBank NA for a $60.0 million revolving credit facility, which we believe will provide us with significant financial flexibility to fund future acquisitions. We intend to repay indebtedness incurred under this anticipated facility from time to time out of net cash provided by operations and from the net proceeds of issuances of additional equity and debt securities, as market conditions permit. We anticipate this facility to be available to us concurrently with, or shortly after, the completion of this offering. For additional information regarding our proposed revolving credit facility, please refer to "Business—Description of Certain Debt."

Factors That May Influence Future Results of Operations

Business and Strategy

        Our core investment strategy is to acquire primarily Class B industrial properties predominantly in larger secondary markets across the Eastern U.S. and Texas. We expect to acquire these properties through third-party purchases and structured sale-leasebacks where we believe we can achieve high initial yields and strong ongoing cash-on-cash returns. In addition, we may make opportunistic acquisitions of Class A industrial properties or industrial properties in primary markets that offer similar return characteristics.

        Our target markets are comprised primarily of larger secondary markets because we believe these markets tend to have less occupancy and rental rate volatility and less buyer competition relative to primary markets. We also believe that the systematic aggregation of such properties will result in a diversified portfolio that will produce sustainable risk-adjusted returns. Future results of operations may be affected, either positively or negatively, by our ability to effectively execute this strategy.

Rental Revenue and Tenant Recoveries

        We receive income primarily from rental revenue from our properties. The amount of rental revenue generated by the Company Portfolio depends principally on the occupancy levels and lease rates at our properties, our ability to lease currently available space and space that becomes available as a result of lease expirations and on the rental rates at our properties.

        Occupancy Rates.    As of March 31, 2014, the Acquisition Portfolio was approximately 99.2% occupied. Our occupancy rate is impacted by general market conditions in the geographic areas in which our properties are located and the financial condition of tenants in our target markets.

        Rental Rates.    We believe that rental rates for Class B industrial properties in our markets are just beginning to recover from the 2008 financial crisis and subsequent economic recession, and accordingly we expect potential increases in lease rates upon renewal of upcoming lease expirations as market conditions continue to improve. Additional detailed market information is set out elsewhere in this prospectus. See "Market Overview."

        Future economic downturns affecting our markets could impair our ability to renew or re-lease space, and adverse developments that affect the ability of our tenants to fulfill their lease obligations, such as tenant bankruptcies, could adversely affect our ability to maintain or increase occupancy or rental rates at our properties. Adverse developments or trends in one or more of these factors could adversely affect our rental revenue in future periods.

Scheduled Lease Expirations

        Our ability to re-lease space subject to expiring leases will impact our results of operations and is affected by economic and competitive conditions in our markets and by the desirability of our individual properties. The leases of the Acquisition Portfolio scheduled to expire during the year December 31, 2015 represent approximately 2.7% of the pro forma total annualized rent for the Acquisition Property, which we believe establishes a stable revenue base in the Company Portfolio. In the year ending December 31, 2016 through the year ending December 31, 2018, an aggregate of 47.5% of the annualized base rent leases in the Acquisition Portfolio are scheduled to expire, which we believe will provide us an opportunity to adjust below market rates as market conditions continue to improve.

Conditions in Our Markets

        The Acquisitions Portfolio is located primarily in various secondary markets in the Eastern half of the U.S. Positive or negative changes in economic or other conditions, adverse weather conditions and natural disasters in these markets are likely to affect our overall performance.

Rental Expenses

        Our rental expenses will generally consist of utilities, real estate taxes, insurance and site repair and maintenance costs. For the majority of the Acquisition Portfolio, rental expenses are controlled, in part, by either the triple net provisions or modified gross lease expense reimbursement provisions in tenant leases. However, the terms of our tenant leases vary and in some instances the leases may provide that we are responsible for certain rental expenses. Accordingly, our overall financial results will be impacted by the extent to which we are able to pass-through rental expenses to our tenants.

General and Administrative Expenses

        Following the completion of this offering, we expect to incur increased general and administrative expenses, including legal, accounting and other expenses related to corporate governance, public reporting and compliance with various provisions of the Sarbanes-Oxley Act. In addition, we anticipate that our staffing levels will increase from approximately eight employees as of the date of this prospectus to between 12 and 20 employees during the 12 to 24 months following the closing of this offering and, as a result, our general and administrative expenses will increase further.

Critical Accounting Policies

        Our discussion and analysis of our company's historical financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions.

        We believe our most critical accounting policies are the regular evaluation of whether the value of a real estate asset has been impaired and accounting for joint ventures. Each of these items involves estimates that require management to make judgments that are subjective in nature. We rely on our experience, we collect historical data and current market data, and we analyze these assumptions in order to arrive at what we believe to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates.

Use of Estimates

        The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes significant estimates regarding impairments. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management adjusts such estimates when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates and assumptions.

Cash

        We maintain our cash in bank deposit accounts, which at times may exceed federally insured limits. As of March 31, 2014, we had not realized any losses in such cash accounts and believe that we are not exposed to any significant risk of loss.

Income Taxes

        We elected to be taxed as a REIT under the Code beginning with our tax year ended December 31, 2012 and intend to continue to operate in a manner that will allow us to qualify for taxation as a REIT for U.S. federal income tax purposes. We had no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on income that we distribute as dividends to our stockholders. If we fail to qualify as a REIT in any tax year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless we are able to obtain relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders.

Investments in Real Estate

        We generally acquire individual properties, and, in some instances, a portfolio of properties. When we acquire individual operating properties with the intention to hold the investment for the long-term, we allocate the purchase price to the various components of the acquisition based upon the fair value of each component. The components typically include land, building, debt, intangible assets related to above and below market leases, value of costs to obtain tenants, and other assumed assets and liabilities. We consider Level 3 inputs such as the replacement cost of such assets, appraisals, property condition reports, comparable market rental data and other related information in determining the fair value of the tangible assets. The recorded fair value of intangible lease assets or liabilities includes Level 3 inputs including the value associated with leasing commissions, legal and other costs, as well as the estimated period necessary to lease such property and lease commencement. An intangible asset or liability resulting from in-place leases that are above or below the market rental rates are valued based upon our estimates of prevailing market rates for similar leases. Intangible lease assets or liabilities are amortized over the estimated, reasonably assured lease term of the remaining in-place leases as an adjustment to "Rental revenues" or "Real estate related depreciation and amortization" depending on the nature of the intangible. The difference between the fair value and the face value of debt assumed in connection with an acquisition is recorded as a premium or discount and amortized to "Interest expense" over the life of the debt assumed. The valuation of assumed liabilities is based on our estimate of the current market rates for similar liabilities in effect at the acquisition date.

        In an acquisition of multiple properties, we must also allocate the purchase price among the properties. The allocation of the purchase price is based on our assessment of estimated fair value and often is based upon the expected future cash flows of the property and various characteristics of the markets where the property is located. The fair value may also include an enterprise value premium that we estimate a third party would be willing to pay for a portfolio of properties. The initial allocation of the purchase price is based on management's preliminary assessment, which may differ when final information becomes available. Subsequent adjustments made to the initial purchase price allocation are made within the allocation period, which typically does not exceed one year.

  Capitalization of Costs and Depreciation and Amortization

        We capitalize costs incurred in developing, renovating, rehabilitating and improving real estate assets as part of the investment basis. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. During the land development and construction periods, we capitalize interest costs, insurance, real estate taxes and certain general and administrative costs of the personnel performing development, renovations and rehabilitation if such costs are incremental and identifiable to a specific activity to get the asset ready for its intended use. Capitalized costs are included in the investment basis of real estate assets. We also capitalize costs incurred to successfully originate a lease that result directly from, and are essential to, the acquisition of that lease. Leasing costs that meet the requirements for capitalization are presented as a component of other assets.

        Real estate, including land, building and land improvements, tenant improvements, and furniture, fixtures and equipment, leasing costs and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization, unless circumstances indicate that the cost cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value as discussed below in our policy with regards to impairment of long-lived assets. We estimate the depreciable portion of our real estate assets and related useful lives in order to record depreciation expense. Our ability to estimate the depreciable portions of our real estate assets and useful lives is critical to the determination of the appropriate amount of depreciation and amortization expense recorded and the carrying value of the underlying assets. Any change to the assets to be depreciated and the estimated depreciable lives of these assets would have an impact on the depreciation expense recognized.

        As discussed above in investments in real estate, in connection with property acquisitions, we may acquire leases with rental rates above or below the market rental rates. Such differences are recorded as an intangible lease asset or liability and amortized to "Rental revenues" over the reasonably assured term of the related leases. The unamortized balances of these assets and liabilities associated with the early termination of leases are fully amortized to their respective revenue line items in our consolidated financial statements over the shorter of the expected life of such assets and liabilities or the remaining lease term.

        Our estimate of the useful life of our assets is evaluated upon acquisition and when circumstances indicate a change in the useful life, which requires significant judgment regarding the economic obsolescence of tangible and intangible assets.

  Impairment of Long-Lived Assets

        We assess the carrying values of our respective long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable.

        Recoverability of real estate assets is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows. In order to review our real estate assets for recoverability, we consider current market conditions, as well as our intent with respect to holding or disposing of the asset. Our intent with regard to the underlying assets might change as market conditions change, as well as other factors, especially in the current global economic environment. Fair value is determined through various valuation techniques, including discounted cash flow models, applying a capitalization rate to estimated net operating income of a property and quoted market values and third-party appraisals, where considered necessary. The use of projected future cash flows is based on assumptions that are consistent with our estimates of future expectations and the strategic plan we use to manage our underlying business. If our analysis indicates that the carrying value of the real estate asset is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property.

        Assumptions and estimates used in the recoverability analyses for future cash flows, discount rates and capitalization rates are complex and subjective. Changes in economic and operating conditions or our intent with regard to our investment that occurs subsequent to our impairment analyses could impact these assumptions and result in future impairment of our real estate properties.

  Valuation of Receivables

        We are subject to tenant defaults and bankruptcies that could affect the collection of outstanding receivables. In order to mitigate these risks, we perform credit reviews and analyses on prospective tenants before significant leases are executed and on existing tenants before properties are acquired. We specifically analyze aged receivables, customer credit-worthiness, historical bad debts and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. As a result of our periodic analysis, we maintain an allowance for estimated losses that may result from the inability of our tenants to make required payments. This estimate requires significant judgment related to the lessees' ability to fulfill their obligations under the leases. If a tenant is insolvent or files for bankruptcy protection and fails to make contractual payments beyond any allowance, we may recognize additional bad debt expense in future periods equal to the net outstanding balances, which include amounts recognized as straight-line revenue not realizable until future periods.

  Consolidation

        We consolidate all entities that are wholly owned and those in which we own less than 100% but control, as well as any variable interest entities in which we are the primary beneficiary. We evaluate our ability to control an entity and whether the entity is a variable interest entity and we are the primary beneficiary through consideration of the substantive terms of the arrangement to identify which enterprise has the power to direct the activities of a variable interest entity that most significantly impacts the entity's economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Investments in entities in which we do not control but over which we have the ability to exercise significant influence over operating and financial policies are presented under the equity method. Investments in entities that we do not control and over which we do not exercise significant influence are carried at the lower of cost or fair value, as appropriate. Our ability to correctly assess our influence and/or control over an entity affects the presentation of these investments in our consolidated financial statements.

Historical Results of Operations

        The completion of this offering and the Acquisition Transactions will transform our historical business, which has previously operated through Plymouth Opportunity REIT, Inc., into a publicly-traded REIT focused on owning, acquiring and operating industrial properties. For this and other reasons set forth in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," we do not believe that the discussion of our historical results of operations is indicative of our future operating results. The following discussion of results of operations relate to our historical operations, which were comprised solely of unconsolidated equity investments in three entities that we account for under the equity method of accounting.

        For the quarter ended March 31, 2014 and 2013, we had net losses of $374,398 and $616,028, respectively. These losses are due primarily to legal, professional, and general administrative costs incurred in connection with our operations. Expense reimbursements for the quarter ended March 31, 2014 and 2013 totaled $61,728 and $426,788, respectively. These expenses consisted primarily of the allocation of salary earned by employees of our affiliates for services performed on behalf of the Company. All amounts have since been reimbursed.

        We acquired the Existing Portfolio with proceeds from our prior offering. For the quarter ended March 31, 2014, we received distributions relating to these investments and have recognized income from these investments of $152,386 and $35,038, respectively. For the year ended December 31, 2013, we have received $122,543 of distributions relating to these investments and have recognized $588,546 of losses from these investments.

        For the year ended December 31, 2013, we had a net loss of $3,472,224, due primarily to legal, professional, filing and printing costs incurred in connection with the commencement of our operations. For the year ended December 31, 2012, we had a net loss of $2,166,678.

        Salary reimbursement expenses for the years ended December 31, 2013 and 2012 totaled $654,855 and $605,402, respectively. These expenses consisted primarily of the allocation of salary earned by employees of our affiliates for work performed on our behalf.

        For an understanding of our expected results of operations following the completion of this offering and the Acquisition Transactions, please refer to our pro forma financial data and related notes thereto included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements are not necessarily indicative of what our actual financial position and results of operations would have been as of the date or for the periods indicated, nor do they propose to represent our future financial position or results of operations.

Liquidity and Capital Resources

        We believe that this offering will improve our financial position through changes in our capital structure. Upon completion of this offering and the Acquisition Transactions, including the application of the net proceeds from this offering as described in "Use of Proceeds," we expect our pro forma ratio of debt-to-total market capitalization will be approximately        % (based on the midpoint of the price range set forth on the front cover of this prospectus), and we expect to have approximately $         million of available cash (assuming no exercise of the underwriters' over-allotment option). In addition, we have executed a term sheet for a revolving credit facility allowing borrowings of up to $60.0 million, which we expect to be available to us concurrently with, or shortly after, the completion of this offering. We intend to use the proposed revolving credit facility, among other things, for property acquisitions, working capital requirements and other general corporate purposes. For additional information regarding our proposed revolving credit facility, please refer to "Business—Description of Certain Debt."

        Our short-term liquidity requirements consist primarily of funds to pay for operating expenses and other expenditures directly associated with our properties, including:

  •
  property expenses that are not borne by our tenants under our leases;

  •
  interest expense and scheduled principal payments on outstanding indebtedness;

  •
  general and administrative expenses; and

  •
  capital expenditures for tenant improvements and leasing commissions.

        In addition, we will require funds for future dividends expected to be paid to our common stockholders and distributions to holders of OP units following completion of this offering.

        We intend to satisfy our short-term liquidity requirements through our existing cash and cash equivalents, cash flow from operating activities, the proceeds of this offering and borrowings available under our proposed revolving credit facility.

        Our long-term liquidity needs consist primarily of funds necessary to pay for acquisitions, recurring and non-recurring capital expenditures and scheduled debt maturities. We intend to satisfy our long-term liquidity needs through cash flow from operations, long-term secured and unsecured borrowings, future issuances of equity and debt securities, property dispositions and joint venture transactions, and, in connection with acquisitions of additional properties, the issuance of OP units of our operating partnership.

Contractual Commitments—Historical

        The following table sets forth our principal obligations and commitments as of March 31, 2014:

Future Minimum Rents

Corporate Office	2014	$213,124
	2015	$284,165
	2016	$189,443

Contractual Commitments—Pro Forma

        The following table sets forth our principal obligations and commitments, including periodic interest payments related to the pro forma indebtedness outstanding as of March 31, 2014:

Acquisition Portfolio Assumed Debt

Property	Purchase	Balance Assumed	Rate	Amortization No. of Yrs	Annual Payment	Maturity Date
CH Peachtree	$17,000,000	$10,466,841	4.10% Fixed	30	$(620,539)	June 1, 2023
Nike	$22,385,000	$8,508,186	6.30% Fixed	23	$(801,778)	March 1, 2020
Waynesboro	$12,000,000	$6,350,000	5.20% Fixed	15	$(620,072)	June 1, 2019

Totals	$51,385,000	$25,325,027	5.11% (wtd avg)		$(2,042,389)

Future Minimum Rents

Corporate Office	2014	$213,124
	2015	$284,165
	2016	$189,443

        In addition to the pro forma contractual obligations set forth in the table above, we expect to enter into employment agreements with certain of our executive officers. The material terms of the agreements are described under "Executive Compensation—Executive Compensation Arrangements." We also enter into contracts for maintenance and other services at certain properties from time to time.

Proposed Revolving Credit Facility

        We have executed a term sheet with KeyBank NA for a proposed new revolving credit facility with a borrowing capacity of $60.0 million. We expect to have the credit facility in place concurrently with, or shortly following, the completion of this offering and the Acquisition Transactions. It is anticipated that all or some of the properties in the Acquisition Portfolio will comprise the borrowing base that will secure borrowings under the credit facility. We expect to use the proposed revolving credit facility for additional property acquisitions, working capital requirements and other general corporate purposes.

        Our operating partnership is expected to be the borrower under the credit facility and we are expected to guarantee any borrowings under the credit facility. The credit facility is expected to have a term of three years and allow for borrowings of up to $60.0 million, with an accordion feature that will allow us to increase the borrowing capacity thereunder under certain conditions, including the addition of additional unencumbered properties to the borrowing base.

        The proposed credit facility is anticipated to bear interest, at our option, either at a base rate plus a margin of 100 basis points to 175 basis points, depending on our leverage ratio, or at the rate of LIBOR, plus a margin of 200 basis points to 275 basis points, depending on our leverage ratio. In addition, we expect to pay a commitment fee of 0.90 basis points and an unused commitment fee of 0.25 to 0.35 basis points based on the unused portion of the revolving credit commitment.

        The proposed revolving credit facility will contain customary terms, covenants and other conditions for credit facilities of these types, including covenants that, among other things, require us to maintain certain leverage ratios, ratios of earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items, or EBITDA, as compared to fixed charges, and minimum tangible net worth. The financial covenants are also expected to limit our distributions to 90% of FFO unless greater distributions are necessary for us to maintain our qualification as a REIT.

Consolidated Indebtedness to be Outstanding After this Offering

        Prior to the completion of this offering, we had no outstanding indebtedness. As of March 31, 2014, we had total pro forma consolidated indebtedness of approximately $25.3 million, all of which is secured indebtedness that we will assume in connection with the Acquisition Transactions. The weighted average interest rate on our total pro forma consolidated indebtedness would have been 5.11% as of March 31, 2014.

        The following table sets forth certain information with respect to the total pro forma consolidated indebtedness outstanding as of March 31, 2014:

Consolidated Indebtedness—Pro Forma

Property	Purchase	Balance Assumed	Rate	Amortization No. of Yrs	Annual Payment	Maturity Date
CH Peachtree	$17,000,000	$10,466,841	4.10% Fixed	30	$(620,539)	June 1, 2023
Nike	$22,385,000	$8,508,186	6.30% Fixed	23	$(801,778)	March 1, 2020
Waynesboro	$12,000,000	$6,350,000	5.20% Fixed	15	$(620,072)	June 1, 2019

Totals	$51,385,000	$25,325,027	5.11% (wtd avg)		$(2,042,389)

        We have executed a term sheet for a proposed revolving credit facility with a borrowing capacity of $60.0 million to be entered into concurrently with, or shortly after, the completion of this offering. This proposed revolving credit facility will be used for property acquisitions, working capital requirements and other general corporate purposes. Our ability to borrow under the proposed revolving credit facility will be subject to our ongoing compliance with a number of customary restrictive covenants, as further described in "Business—Description of Certain Debt." Additionally, the commitments under our proposed revolving credit facility will be subject to closing conditions that are expected to include, among other things, satisfactory completion of due diligence by the administrative agent and the other lenders, successful completion of this offering, absence of material adverse effect, payment of fees, and the negotiation, execution and delivery of definitive documentation satisfactory to the administrative agent and the other lenders. No assurances can be given that the closing conditions of the proposed revolving credit facility will be satisfied.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Interest Rate Risk

        ASC 815, Derivatives and Hedging (formerly known as SFAS No. 133, Accounting for Derivative Instruments and hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities), requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value and the changes in fair value must be reflected as income or expense. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income, which is a component of stockholders equity. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

Non-GAAP Financial Measures

        In this prospectus, we disclose NOI, EBITDA, FFO, Core FFO and AFFO, each of which meet the definition of "non-GAAP financial measure" set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this prospectus a statement of why management believes that presentation of these measures provides useful information to investors.

        None of NOI, EBITDA, FFO, Core FFO or AFFO should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further NOI, EBITDA, FFO, Core FFO and AFFO should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

NOI

        We consider NOI to be an appropriate supplemental measure to net income because it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements, management, leasing and development services revenue and other income) less property-level operating expenses including allocated overhead. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, gain/loss on mark-to-market interest rate swaps and other non-operating items.

        The following is a reconciliation from pro forma and historical reported net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to NOI:

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2014	2014	2013	2013	2013	2012
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	(in thousands)			(in thousands)
Net loss	$(368)	$(374)	$(616)	$(2,907)	$(3,472)	$(2,167)
General and administrative expenses	1,250	409	639	5,000	2,883	2,074
Interest expense	320	—	—	1,315	—	—
Depreciation and amortization	2,251	—	—	9,024	—	—

NOI	$3,453	$35	$23	$12,432	$(589)	$(93)

EBITDA

        We believe that EBITDA is helpful to investors as a supplemental measure of our operating performance as a real estate company because it is a direct measure of the actual operating results of our industrial properties. We also use this measure in ratios to compare our performance to that of our industry peers. The following table sets forth a reconciliation of our pro forma EBITDA for the periods presented

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2014	2014	2013	2013	2013	2012
	(Unaudited)	(Unaudited)		(Unaudited)
	(in thousands)			(in thousands)
EBITDA
Net loss	$(368)	$(374)	$(616)	$(2,907)	$(3,472)	$(2,167)
Interest expense	320	—	—	1,315	—	—
Depreciation and amortization	2,251	—	—	9,024	—	—
Amortization of above or accretion of below market intangibles, net	(345)	—	—	(1,380)	—	—

EBITDA	$1,858	$(374)	$(616)	$6,052	$(3,472)	$(2,167)

FFO

        Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts or NAREIT's definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and amortization of above or below market rents included in revenues and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

        The following table sets forth a reconciliation of our pro forma and historical FFO for the periods presented to net income, the nearest GAAP equivalent:

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2014	2014	2013	2013	2013	2012
	(Unaudited)	(Unaudited)		(Unaudited)
	(in thousands)			(in thousands)
FFO
Net loss	$(368)	$(374)	$(616)	$(2,907)	$(3,472)	$(2,167)
Depreciation and amortization	2,251	—	—	9,024	—	—
Amortization of above or accretion of below market intangibles, net	(345)	—	—	(1,380)	—	—

FFO	$1,538	$(374)	$(616)	$4,737	$(3,472)	$(2,167)

CORE FFO/AFFO

        Core FFO is defined as FFO, excluding acquisition and transaction related costs as well as certain other costs that we consider to be non-recurring. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. By excluding expensed acquisition and transaction related costs as well as other non-recurring costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties. Adjusted FFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, capital expenditures, impairment losses, second generation capital expenditures and non-cash equity compensation.

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2014	2014	2013	2013	2013	2012
	(Unaudited)	(Unaudited)		(Unaudited)
	(in thousands)			(in thousands)
CORE FFO/ ADJUSTED FFO (AFFO)(1)
FFO	$1,538	$(374)	$(616)	$4,737	$(3,472)	$(2,167)
Acquisition fees and expenses	—	—	—	—	—	—

Core FFO	$1,538	$(374)	$(616)	$4,737	$(3,472)	$(2,167)
Deferred financing costs	—	—	—	—	—	—
Non-cash equity compensation	—	—	—	—	—	—
Equity distributions	—	—	—	—	—	—
Straight-line rent	54	—	—	(79)	—	—
Second generation capital expenditures	—	—	—	—	—	—
Impairment losses	—	—	—	—	—	—

AFFO	$1,592	$(374)	$(616)	$4,658	$(3,472)	$(2,167)

Inflation

        The majority of our leases are either triple net or provide for tenant reimbursement for costs related to real estate taxes and operating expenses. In addition, most of the leases provide for fixed rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and tenant payment of taxes and expenses described above. We do not believe that inflation has had a material impact on our historical financial position or results of operations.

Recently Issued Accounting Standards

        Management does not believe that any recently issued accounting standards have a material effect on the accompanying consolidated financial statements.

        Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with any such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Quantitative and Qualitative Disclosure About Market Risk

        Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. In the future, we may use derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, primarily through interest rate swaps.

        An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based on a notional amount of principal. Under the most common form of interest rate swap, known from our perspective as a floating-to-fixed interest rate swap, a series of floating, or variable, rate payments on a notional amount of principal is exchanged for a series of fixed interest rate payments on such notional amount.

        No assurance can be given that any future hedging activities by us will have the desired beneficial effect on our results of operations or financial condition.

        Interest risk amounts are our management's estimates and were determined by considering the effect of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

        As of March 31, 2014, we had total pro forma outstanding debt of approximately $25.3 million of secured indebtedness with fixed rates of interest that we will assume as part of the Acquisition Transactions and we expect we will incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. The proposed $60.0 million revolving line of credit will bear interest at variable rates. As of March 31, 2014, we had no variable rate debt outstanding.

MARKET OVERVIEW

U.S. Economic Trends

        We believe that growth in U.S. gross domestic product, or U.S. GDP, is a key driver of performance for industrial real estate. Coupled with solid industry fundamentals and limited new supply of suitable industrial real estate in our target markets, we believe that current market conditions make investments in Class B industrial real estate in secondary markets particularly attractive.

U.S. Economic Outlook Through 2024

        According to forecasts by the United States Congressional Budget Office, or CBO, inflation-adjusted U.S. GDP is expected to grow by 3.1% in 2014, 3.4% in both 2015 and 2016, and 2.7% in 2017. The CBO expects that these increases in U.S. GDP will spur businesses to increase hiring rates, pushing down the unemployment rate and raising the rate of participation in the labor force. In particular, the CBO projects that the unemployment rate will decline very gradually over the next few years before dropping below 6.0% in 2017. Overall, the CBO anticipates that over the 2014 through 2024 period as a whole, inflation-adjusted U.S. GDP will increase at an average annual pace of 2.5%.

Key Drivers of Industrial Real Estate Market: Trade, Manufacturing and Production, and Consumer Consumption

        In addition to our belief in the correlation between U.S. GDP growth and U.S. industrial real estate performance, we believe that industrial real estate fundamentals in our target markets will be favorably impacted by observable macroeconomic factors including increased rates related to international trade, manufacturing and production and consumer consumption. All three of these key factors experienced declines during the recent recession but have experienced positive growth starting around 2011. We believe the continued growth related to these three key drivers will support a continued recovery in the U.S. industrial real estate market.

Industrial Trade

        Industrial trade is one of the most important drivers of industrial real estate demand as import and export volume greatly determine the amount of space that is needed in order to store goods. Since the recession, exports have been one of the key drivers of the recovery to trade, with export levels up now more than 10% from pre-recession levels as illustrated in the graph below. While import rates have not grown as quickly as export rates since the recession, import rates (excluding oil) have surpassed pre-recession levels, which have resulted in further increased demand for industrial real estate space. We believe that this recovery to import and export rates should continue to experience healthy growth during 2014, which should help drive demand for industrial space.

Manufacturing and Production

        We believe that production and manufacturing is another key component of industrial real estate performance as the level of goods that are manufactured and produced has a positive correlation with the amount of space needed to store such goods. The productivity of U.S. mines and factories, as measured by the industrial production index, picked up pace in 2013 and maintained its momentum into 2014, reaching an all-time high in March 2014. Due in large part to the surge in domestic energy production, the U.S. is enjoying lower energy costs, which, combined with more competitive labor costs, should allow industrial production to continue to expand in 2014.

        As of March 2014, the U.S. industrial capacity utilization rate stood just below its historical average, with some sectors running well above their long-run averages. We believe that this suggests that more investment in industrial capacity will be needed for industrial production to continue growing, specifically in rapidly growing sectors such as motor vehicles and parts, aerospace, and furniture and related products, all of which were operating a few percentage points above their long-run averages for capacity utilization.

Consumer Consumption

        Consumer consumption, which accounts for two-thirds of U.S. GDP, declined during the recession as high unemployment and stagnating wages forced people to cut back on non-essential spending. However, since 2010, total consumer spending has grown at an annual rate of 2.1%, while durable goods, a key industrial measure, has improved 6.9%.

Industrial Real Estate Fundamentals

Overview

        According to CB Richard Ellis, or CBRE, industrial real estate fundamentals during Q1 2014 were healthy. In many of our target markets vacancy rates are steadily dropping, construction is starting to slowly pick up and rent growth is recovering. We believe that while construction starts continue to remain limited and economic demand drivers continue to power absorption, industrial fundamentals will continue to strengthen. We believe that, as a result of the lack of new construction and overall supply of industrial properties in many U.S. markets, vacancy rates will continue to fall until rent growth increases to a point where developers can justify undergoing more speculative projects. The following graph illustrates this on an historical basis.

        This belief aligns with REIS, Inc.'s, or REIS, data and projections on occupancy and effective rental forecasts for both the 6.2 billion square foot warehouse/distribution and 1.2 billion square foot U.S. Flex/R&D markets, which, as illustrated in the two graphs below, show an increase in effective rents since 2011 and a declining vacancy rate through 2018.

        In the longer term, industrial real estate fundamentals are expected to continue to be strong as the sector is uniquely positioned to benefit from current economic trends, including increased trade growth, inventory rebuilding, and increased industrial output. Additionally, developing trends point to a strong near-to medium-term outlook for the sector. For example, the growth of big-box warehouses serving large online retailers close to population centers is forecasted to gain popularity, which we believe could potentially influence smaller e-retailers to do the same.

        Increased e-commerce has a positive impact on warehouse demand, as it tends to transfer retail tenants to warehouses. According to CBRE, U.S. e-commerce sales were up 16.9% year over year in 2013, reaching $263.3 billion and accounting for 5.8% of total U.S. retail sales. By comparison, in 2003, online activity accounted for barely 1.5% of total retail sales. With online sales up 185% over the past 10 years, e-commerce companies have had to make major investments in infrastructure and facilities to keep pace with demand. This is expected to continue, as online sales are projected to grow 10% - 14% annually through 2017. Additionally, this emergence of e-commerce and the growth of Internet retailers and wholesalers are expanding the universe of tenants seeking industrial space in our target markets, which should drive demand and rent growth in the near future.

        Manufacturing is also likely to play an increased role in the industrial sector's recovery. With energy prices and labor costs down, we believe that the fundamentals support a sustained resurgence in domestic manufacturing. Lack of supply may be a hurdle for continued demand growth, as some markets are already reporting shortages of space in certain asset types.

Market Opportunity

Our Focus on Class B Industrial in Secondary Growth Markets

        Our strategy is to tap into forecasted U.S. economic growth by investing in industrial real estate that we believe will benefit from rental growth and increased tenant demand. We believe that in some cases there has already been significant growth and capitalization rate compression in primary markets in the Class A industrial sector, but that there still exists an opportunity to take advantage of capitalization rate compression, favorable pricing, limited supply and competition in secondary growth markets and in Class B properties. While we will focus on the acquisition of Class B industrial properties in secondary markets, we may also make opportunistic acquisitions of Class A industrial properties and industrial properties in primary markets.

Our Target Markets

        The following sections reflect the current market status of those key markets that we are initially targeting based on information supplied by REIS. Currently, these markets include Atlanta, Chicago, Columbus and Memphis.

Atlanta Industrial Market

Overall Market Fundamentals

        Atlanta's long-standing role as a significant center for logistics, along with its centralized location (which is bisected by key transportation corridors) and an international airport have established Atlanta as a leading warehouse/distribution market. These substantial advantages of the Atlanta market have driven prominent firms including Home Depot, Toyota, Mitsubishi, and Georgia-Pacific, and others in their decisions to open facilities in the region. Other large projects, including a new warehouse for Amazon.com, are in progress. Accordingly, a number of major national industrial developers such as Prologis, Majestic Realty, IDI and Duke Realty are active in the region. While build-to-suit projects such as these are favored in the Atlanta market, speculative development is still viewed as advantageous given that absorption in Atlanta's 336.1-million-square-foot warehouse/distribution space market has run well ahead of same-term new supply for the past two years. Thus, vacancy, while elevated overall, is declining while rent growth has strengthened.

        As seen below in Figure 1, non-farm employment growth has recovered to pre-recession levels. Additionally, the Atlanta MSA increased by 18,380 jobs during Q1 2014, while industrial employment expanded by 6,882.

        Industrial employment growth at the metro level over the same period is expected to average 1.7% annually, enough to facilitate an absorption rate averaging 4.2 million square feet per year during 2014 and 2015. According to REIS, the distribution/warehouse vacancy rate is forecasted to finish 2014 at 13.9% and will fall 0.3 percentage points to 13.5% by year end 2015. Thereafter, REIS projects that asking rent growth will accelerate to an annualized average of 2.9% during 2014 and 2015 to reach a level of $3.80 per square foot. Effective rents are forecasted to climb by a more rapid annualized average rate of 3.3%, as market conditions begin to allow landlords to reduce the value of concession packages.

Atlanta Warehouse/Distribution Market

        A summary of key real estate supply and demand market indicators show that during Q1 2014 the Atlanta warehouse/distribution market recorded positive net absorption of 2,016,000 square feet, advanced effective rents and pushed the vacancy rate down. As seen in Figure 2 below, the Atlanta metro warehouse/distribution absorption also totaled 4.4 million square feet over the past four quarters. Additionally, the market's Q1 2014 vacancy rate was 1.6 percentage points lower than the 15.7% average since Q1 2011.

        Also during Q1 2014, effective rents rose by 1.0% to an average of $3.18. As shown in Figure 3, positive movement in effective rent was recorded throughout the Atlanta metro area.

Atlanta Flex/R&D Market

        Atlanta's 50.3-million-square-foot metro area Flex/R&D sector slowed in 2013 following a stronger 2012. There were limited Flex/R&D projects under construction per the date of this report (Q1 2014), which should help net absorption in the future. As seen in Figures 4 and 5 below, a summary of key real estate supply and demand metrics shows that during the first quarter the Atlanta Flex/R&D market recorded increasing effective rents, negative net absorption, and upward movement in the market's vacancy rate. Effective rents increased by 0.4% during the first quarter of 2014 to an average of $5.18. Additionally, asking rents rose by 0.3% during the first quarter.

        Atlanta experienced negative absorption of 50,000 square feet during the first quarter of 2014, while over the last four quarters, positive Flex/R&D absorption totaled 20,000 square feet. From a historical perspective, the market's first quarter vacancy rate is 0.6 percentage points lower than the 19.2% average recorded since Q1 2011.

        As per REIS, over the next eighteen months, developers are expected to deliver a total of 26,000 square feet to the Atlanta Flex/R&D market. As mentioned before, industrial employment growth at the metro level over the same period is expected to average 1.7% annually, which we believe is enough to facilitate an absorption rate averaging 368,000 square feet per year. This absorption rate exceeds total completions over the two-year period by enough to reduce the market vacancy rate to 17.1% by year end 2015. Thereafter, REIS anticipates that effective rent growth will accelerate to an annualized average of 2.3% during 2014 and 2015 to reach a level of $5.40 per square foot, as is illustrated in Figure 5 below.

Chicago Industrial Market

Overall Market Fundamentals

        Chicago's 519-million-square-foot warehouse/distribution space performed well for the third consecutive year in 2013. Although the vacancy rate remains high, net absorption and effective rent gains have been consistently solid since the end of the recession. The 49.2-million-square-foot Flex/R&D market, on the other hand, remains weak with negative demand and small rent gains. Per REIS research, the vacancy rate for warehouse/distribution space in the Chicago market was 14.0% during Q1 2014 compared to the overall U.S. vacancy rate of 11.5% during the same period.

        For Flex/R&D space, Chicago's first quarter vacancy rate is 17.4%, up 60 basis points over the year and down 10 basis points during the first quarter. REIS predicts the warehouse/distribution vacancy rate will continue to fall, although not as fast as during the 2011 - 2013 period. The year-end distribution/warehouse vacancy rate for Chicago is forecast at 13.4% for 2014 and 11.6% for 2018, although we believe that the vacancy rate for newer space may be lower. After a disappointing 2013, REIS expects significant improvement for the Flex/R&D vacancy rate in Chicago starting this year (2014), but the vacancy rate is forecast to remain high at 16.8% for 2014 and 14.3% for 2018.

        As seen below in Figure 6, non-farm employment growth has recovered to pre-recession levels. Additionally, total employment in the Chicago MSA decreased by 22,300 jobs during Q1 2014, while industrial employment contracted by 3,740. Since Q1 2011, the average growth rate for industrial-using employment in Chicago has been 0.5% per year, representing an average annual addition of 2,645 jobs. Leasing activity in the distribution/warehouse subsector generated 577,000 square feet of positive net absorption during Q1 2014. Over the last four quarters, warehouse/distribution absorption totaled 4.5 million square feet. From a historical perspective, the Chicago's Q1 2014 distribution/warehouse vacancy rate of 14.0% is 1.5 percentage points lower than the 15.5% average recorded since Q1 2011.

Chicago Warehouse/Distribution Market

        As seen in the graph below, effective rents increased by 8% during the first quarter of 2014 to an average of $3.98. As highlighted by REIS in Figure 7 below, this effective rental growth and vacancy rate decline are forecasted to continue through 2018, which we believe bodes well for our focus on warehouse/distribution product in Chicago.

        As is illustrated in Figure 8 below, during 2014 and 2015 developers are anticipated to deliver a total of 5.9 million square feet to the warehouse/distribution market. Industrial employment growth at the metro level over the same period is anticipated to average 1.0% annually, which we believe is enough to facilitate an absorption rate averaging 5.4 million square feet per year. The market vacancy rate is forecasted to finish 2014 at 13.4% and fall 0.4 percentage points to 13.0% by year end 2015. Thereafter, REIS anticipates that asking rent growth will accelerate to an annualized average of 2.7% during 2014 and 2015 to reach a level of $4.75 per square foot. Additionally, they are projecting effective rents to advance by a more rapid annualized average rate as market conditions begin to allow landlords to limit the value of their concession packages.

Chicago Flex/R&D Market

        A summary of key real estate supply and demand metrics reveals that during Q1 2014 the Chicago Flex/R&D market recorded positive net absorption, flat effective rents, and downward movement in the market's vacancy rate. Since Q1 2011, the metro as a whole has recorded a quarterly average effective rent decline of 0.2%, but rents have remained flat during the first quarter at $6.45, as shown in Figure 9. As highlighted by REIS in Figure 9 below, this effective rental growth and vacancy rate decline are forecasted to continue through 2018, which we believe bodes well for our focus on Flex/R&D product in Chicago.

        As illustrated in Figure 10 below, during 2014 and 2015, developers are expected to deliver a total of 56,000 square feet to the Flex/R&D market. Industrial employment growth at the metro level over the same period is projected to average 1.0% annually, enough to facilitate an absorption rate averaging 408,000 square feet per year. The market vacancy rate is forecasted to finish 2014 at 16.8% and decline 0.8 percentage points to 16.0% by year end 2015. On an annualized basis through 2014 and 2015, asking and effective rents are expected to advance by 1.7% (or $7.85) and 2.2% (or $6.73), respectively.

Columbus Industrial Market

Overall Market Fundamentals

        Post 2013, the outlook for 2014 is still difficult to evaluate for the Columbus MSA. REIS data shows an increase of approximately just 15,300 jobs (or 1.6%) in the 12 months ending in December 2013. Notwithstanding the relatively slow pace of job creation, we believe there are market indicators that are positive for sector growth in the Columbus market. For example, new industry such as The Utica Shale natural gas formation has drawn positive economic activity and is projected to bring 200,000 jobs to the area. We believe that these two economic factors, coupled with solid industry fundamentals, will lead to a positive investment landscape for industrial product in the coming years.

        As seen below in Figure 11, non-farm employment growth has surpassed pre-recession levels. Additionally, total employment in the Columbus MSA decreased by 2,440 jobs during Q1 2014, while industrial employment remained essentially flat. Since Q1 2011, the average growth rate for industrial-using employment in Columbus has been 2.1% per year, representing an average annual addition of 2,476 jobs.

Columbus Warehouse/Distribution Market

        The Columbus warehouse/distribution market is comprised of 108.4 million square feet in four geographic concentrations. During Q1 2014, the warehouse/distribution market experienced positive absorption of 734,000 square feet during the first quarter, while over the last four quarters, positive warehouse/distribution absorption totaled 175,000 square feet; by comparison, the average quarterly absorption rate in the market recorded since Q1 2011 is 201,154 square feet. In a long-term context, the market's Q1 2014 vacancy rate of 13.8% is 1.7 percentage points lower than the 15.5% vacancy rate during Q1 2011.

        During the first quarter of 2014, effective rents increased by 0.7% to $3.06. As highlighted by REIS in Figure 12 above, this effective rental growth and vacancy rate decline are forecasted to continue through 2018, which we believe bodes well for our focus on warehouse/distribution product in Columbus. We believe that the faster pace of effective rent growth suggests that landlords are enjoying more pricing power at the negotiating table. Although all of the Columbus MSA's four warehouse/distribution submarkets contributed to the metro's recent rent growth, it is useful to point out that the 1.2% asking rent growth rate of the past four quarters is in line with the metro's long term performance.

Columbus Flex/R&D Market

        In the first quarter of 2014, effective rents in Columbus rose up by 0.7% to $4.34. As highlighted by REIS in Figure 14 below, this effective rental growth and vacancy rate decline are forecasted to continue through 2018, which we believe bodes well for our focus on Flex/R&D product in Columbus.

        As illustrated in Figure 15 below, during 2014 and 2015 construction activity under surveillance is projected to deliver a total of 67,000 square feet to the market. Industrial employment growth at the metro level over the same period is projected to average 1.3% annually, enough to facilitate an absorption rate averaging 127,000 square feet per year. This absorption rate exceeds the amount of new space expected to come on line by enough to push the market vacancy rate downward by 1.5 percentage points from the end of 2013 to 19.6% by year end 2015. Thereafter, REIS projects that asking rent growth will accelerate to an annualized average of 2.1% during 2014 and 2015 to reach a level of $5.22 per square foot. We believe that with this prospective rental growth, market conditions will begin to allow landlords to reduce the value of concession packages and allow effective rents to climb by a more rapid annualized average rate of 2.4%.

Memphis Industrial Market

Overall Market Fundamentals

        The 108-million-squarefoot Memphis warehouse/distribution market had a strong year in 2013 with 1.1 million square feet of net absorption and a 70- basis-points vacancy rate decrease to a still-high 16.2%. In Q1 2014, the 242,000-square-foot Building L of Crossroads Distribution Center completed construction but net absorption totaled negative 249,000 square feet while the vacancy rate increased 20 basis points.

        With regard to employment overall in the Memphis market, full recovery is beyond the timeline of the Moody's Economy.com forecast through 2018, and as is seen in Figure 16 below, Memphis has yet to recover to its pre-recessionary employment growth levels. Having lost jobs in 2013, metro Memphis is expected to add 11,190 (or 1.9%) jobs in 2014 and 13,090 (or 2.1%) jobs in 2015.

Memphis Warehouse/Distribution Market Overview

        A summary of key real estate supply and demand metrics reveals that during Q1 2014 the Memphis warehouse/distribution market experienced negative net absorption, advancing effective rents, and upward movement in the market's vacancy rate. During the Q1 2014, effective rents increased by 0.01% to an average of $2.25 per square foot and are forecasted to end 2014 at $2.31 per square foot. As highlighted by REIS in Figure 17 below, this rental growth and vacancy rate decline are forecasted to continue through 2018, which we believe bodes well for our focus on warehouse/distribution product in Memphis.

        Leasing activity generated negative 249,000 square feet of absorption during Q1 2014, while over the last four quarters, warehouse/distribution absorption totaled positive 335,000 square feet. From a historical standpoint, the market's Q1 2014 vacancy rate of 16.4% is 0.5 percentage points lower than the 16.9% average recorded since Q1 2011.

        As is illustrated in Figure 18 below, developers are expected to deliver a total of 1.3 million square feet to the warehouse/distribution market in Memphis over the next two years. Industrial employment growth at the metro level over the same period is expected to average 0.1% annually, enough to facilitate an absorption rate averaging 1.3 million square feet per year. REIS projects the market vacancy rate to finish 2014 at 15.9% and to decline 0.7 percentage points to 15.2% by year end 2015. Thereafter, REIS projects that asking rent growth will decelerate to an annualized average of 2.8% during 2014 and 2015 to reach a level of $2.65 per square foot. Additionally, it is forecasted that effective rents will rise by a more rapid annualized average rate of 3.1%, as landlords begin to trim the value of their concession packages.

Memphis Flex/R&D Market

        A summary of key real estate supply and demand market indicators shows that during Q1 2014 the Memphis flex/R&D market recorded negative net absorption, increasing effective rents, and upward movement in the market's vacancy rate. During the first quarter of 2014, effective rents rose by 0.2% to an average of $4.86, while they are projected to finish at $4.93 in 2014.

        Leasing activity generated negative 47,000 square feet of absorption during the 1Q 2014, while over the last four quarters, positive Flex/R&D absorption totaled 56,000 square feet. From a historical standpoint, the market's Q1 2014 vacancy rate of 14.6% is 1.2 percentage points lower than the 15.8% average recorded since Q1 2011.

        As is illustrated in Figure 20 below, developers are expected to deliver a total of 35,000 square feet to the Memphis Flex/R&D market over the next two years. Industrial employment growth at the metro level over the same period is expected to average 0.1% annually, which we believe is enough to facilitate an absorption rate averaging 58,000 square feet per year. REIS projects the market vacancy rate to finish 2014 at 13.7% and to fall 0.5 percentage points to 13.2% by year end 2015. On an annualized basis through 2014 and 2015, asking and effective rents are anticipated to climb by 1.6% ($5.66) and 1.8% ($5.03), respectively.

BUSINESS

Overview

        We are a full service, vertically integrated, self-administered and self-managed Maryland corporation focused on the acquisition, ownership and management of single-and multi-tenant Class B industrial properties, primarily located in secondary and select primary markets across the Eastern half of the U.S. and Texas. For a definition of Class B industrial properties, see "—Our Investment and Growth Strategies—General." Upon completion of this offering and the Acquisition Transactions, together with the Existing Portfolio, we will own, or have interests in, 24 industrial buildings located in five states. As of March 31, 2014, the Acquisition Portfolio was approximately 99.2% leased to 26 separate tenants across 14 industry types.

        We intend to continue to focus on the acquisition of industrial properties in secondary markets with net rentable square footage ranging between approximately 100 million and 300 million square feet, which we refer to as our target markets. We believe industrial properties in such target markets will provide superior and consistent cash flow returns at generally lower acquisition costs relative to industrial properties in primary markets. Further, we believe there is a greater potential for higher rates of appreciation in the value of industrial properties in our target markets relative to industrial properties in primary markets where we believe asset appreciation has already peaked in the years following the 2008-2009 recession.

        We believe our target markets provide us with opportunities to acquire both stabilized properties generating favorable cash flows, as well as properties where we can enhance returns through value-add renovations and redevelopment. We focus primarily on the following investments:

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  Single-tenant industrial properties where tenants are paying below-market rents with near-term lease expirations that we believe have a high likelihood of renewal at market rents; and

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  Multi-tenant industrial properties that we believe would benefit from our value-add management approach to create attractive leasing options for our tenants, and as a result of the presence of smaller tenants, obtain higher per-square-foot rents.

        We believe there are a significant number of attractive acquisition opportunities available to us in our target markets and that the fragmented and complex nature of our target markets generally make it difficult for less-experienced or less-focused investors to access comparable opportunities on a consistent basis. See "Market Overview."

        Our company, which was formerly known as Plymouth Opportunity REIT, Inc., was founded in March 2011 by two of our executive officers, Jeffrey Witherell and Pendleton White, Jr., each of whom has at least 25 years of experience acquiring, owning and operating commercial real estate properties. Specifically, both were members of a team of senior investment executives that was responsible for the acquisition and capital formation of commercial properties for Franklin Street Properties (NYSE: FSP), a REIT based in Boston, MA, from 2000 to 2007, during which time Franklin Street listed its stock on the American Stock Exchange. Following their time at Franklin Street, our founders recognized a growing opportunity in the Class B industrial space, particularly in secondary markets and select primary markets, following the 2008-2009 recession, and founded the company to participate in the cyclical recovery of the U.S. economy.

        We believe that our focus on owning and expanding a portfolio of such properties will generate attractive risk-adjusted returns for our stockholders. Specifically, we believe we can achieve attractive and stable cash flow yields relative to yields achievable from Class A industrial properties because average capitalization rates tend to be higher in Class B industrial properties. In addition, we believe Class B industrial properties offer a higher degree of stability in occupancy and rental rates relative to Class A industrial properties. See "Our Investment and Growth Strategies."

        We intend to source our acquisitions primarily through a combination of off-market and lightly marketed transactions, sale lease-backs and related transactions from illiquid owners and short sales and discounted note purchases from financial institutions. We expect to benefit from our management team's extensive business and personal relationships and research-driven origination methods to generate investment opportunities, many of which may not be available to our competitors. Additionally, rental rates in our target markets have only recently begun to recover from their recessionary lows, and we believe these rates will increase over time.

        We previously engaged in a non-listed public offering of our common stock, which was terminated on May 6, 2014. We used the proceeds from the prior offering to acquire the Existing Portfolio.

        We have elected to be taxed as a REIT under the Code, commencing with the year ended December 31, 2012, and generally are not subject to U.S. federal taxes on our income to the extent we annually distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid, to our stockholders and otherwise maintain our qualification as a REIT. We are structured as an UPREIT and will own substantially all of our assets and conduct substantially all of our business through our operating partnership. We are the sole general partner and own 100% of the interests in our operating partnership.

Competitive Strengths

        We believe that our investment strategy and operating model distinguish us from other owners, operators and acquirers of industrial real estate in several important ways, including the following:

        Focus on Acquiring Class B Industrial Properties with Stable and Predictable Cash Flows:    We focus on Class B industrial properties rather than Class A industrial or other commercial properties for the following reasons, among others: fewer capital expenditure requirements, generally greater investment yields, overall greater tenant retention and generally higher current returns and lower earnings volatility. We believe the Acquisition Portfolio is, and our future acquisitions will be, attractively positioned to participate in the recovering rental rates in our target markets while providing our stockholders with consistent income. Additionally, the Acquisition Portfolio was leased to a tenant base drawn from diverse industry sectors, which we believe reduces our exposure to tenant default risk and earnings volatility. As of March 31, 2014, the Acquisition Portfolio had 26 separate tenants across 14 industry types, which we believe reduces our exposure to tenant default and earnings volatility.

        Strategic Focus on Secondary Markets:    We intend to continue to focus on the acquisition of industrial properties in our target markets across the Eastern half of the U.S. and Texas. We believe that our target markets have exhibited, or will exhibit in the near future, positive demographic trends (i.e., population growth, decreasing unemployment rates, personal income growth and/or favorable tax climates), scarcity of available industrial space and favorable rental growth projections, which should help contribute to create superior long-term risk-adjusted returns.

        Superior Access to Deal Flow:    We believe our management team's extensive personal relationships and research-driven origination methods will provide us access to off-market and lightly marketed acquisition opportunities, many of which may not be available to our competitors. Off-market and lightly marketed transactions are characterized by a lack of a formal marketing process and a lack of widely disseminated marketing materials. Our executive management and acquisition teams maintain a deep, broad network of relationships among key market participants, including property brokers, lenders, owners and tenants, and 70% of the Acquisition Portfolio was sourced in off-market or lightly marketed transactions. We also utilize data-driven and event-driven analytics and primary research to identify and pursue events and circumstances, including financial distress, related to owners, lenders, and tenants that we believe signal emerging investment opportunities that our competitors may not recognize. We believe that our sourcing approach will provide us access to a significant number of attractive investment opportunities.

        Experienced Management Team:    Each of the three senior members of our executive management team has over 25 years of real estate industry experience, with each member having previous public REIT or public real estate company experience. Led by Mr. Witherell, our Chairman and Chief Executive Officer, Mr. White, our President and Chief Investment Officer, and Mr. Wright, our Chief Financial Officer, our management team has significant experience in acquiring, owning, operating and managing commercial real estate, with a particular emphasis on industrial assets. Throughout their careers, Mr. Witherell and Mr. White have had primary responsibility of overseeing the acquisition, financing, ownership and management of more than ten million square feet of office and industrial properties in our target markets, while over the past 18 years Mr. Wright has served as the Chief Financial Officer of two real estate companies, one of which had approximately $8 billion in assets.

        Growth-Oriented Capital Structure:    Upon completion of this offering, we expect to have approximately $25.3 million of mortgage debt and no corporate debt, which equates to an initial debt-to-total capitalization ratio of        % based on the midpoint of the price range set forth on the front cover of this prospectus. In addition, we have negotiated a proposed revolving credit facility with a borrowing capacity of $60.0 million that we expect to have in place concurrently with, or shortly after, the completion of this offering. We believe that our available cash and the expected borrowing capacity under our anticipated credit facility, combined with our ability to place mortgage indebtedness on our unencumbered properties and to use OP units as acquisition currency, will provide us with significant financial flexibility to fund future growth while maintaining prudent debt levels, which we define as a debt-to-EBITDA multiple of less than 10.0x.

Our Investment and Growth Strategies

  General

        Our primary objective is to generate attractive risk-adjusted returns for our stockholders through dividends and capital appreciation primarily through the acquisition of Class B industrial properties. We generally define Class B industrial properties as industrial properties that are typically more than 15 years old, have clear heights between 18 and 26 feet and square footage between 50,000 and 500,000 square feet, with building systems that have adequate capacities to deliver the services currently needed by existing tenants, but may need upgrades for future tenants. In contrast, we define Class A industrial properties as industrial properties that typically are 15 years old or newer, have clear heights in excess of 26 feet and square footage in excess of 200,000 square feet, with energy efficient design characteristics suitable for current and future tenants.

        We target Class B industrial properties, as compared to Class A industrial properties. The distinction between Class A industrial and Class B industrial properties is subjective. However, we consider Class A industrial properties and Class B industrial properties have the following characteristics:

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  Class A industrial properties typically possess most of the following characteristics: 15 years old or newer, square footage generally in excess of 200,000 square feet, concrete tilt-up construction, clear height in excess of 26 feet, a ratio of dock doors to floor area that is more than one door per 10,000 square feet and energy efficient design characteristics for current and future tenants. Rents are based on a specified range between the top 20-30% of the industrial rents in the marketplace.

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  Class B industrial properties typically vary from Class A industrial properties in that they have some but not all of the features of the Class A industrial properties. They are typically more than 15 years old, have clear heights between 18 and 26 feet and square footage between 50,000 and 500,000 square feet. Building systems (mechanical, HVAC and utility) have adequate capacities to deliver services currently required by tenants but may need upgrades for future tenants. Rents are typically 30-50% below Class A properties in the marketplace.

        Our definitions of Class A industrial properties and Class B industrial properties may vary from the definitions of these terms used by investors, analysts or other industrial REITs.

        In addition, we primarily target secondary markets, as compared to primary markets. The distinction between primary markets and secondary markets is subjective. However, we consider primary and secondary markets to be as follows:

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  Primary Markets include gateway cities and the following six target metropolitan areas in the U.S., each generally consisting of more than 300 million square feet of industrial space: Los Angeles, San Francisco, New York, Chicago, Washington, DC and Boston.

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  Secondary Markets for our purposes include non-gateway markets, each generally consisting of between 100 million and 300 million square feet of industrial space, including the following metropolitan areas in the Eastern half of the U.S. and Texas: Atlanta, Austin, Baltimore, Charlotte, Cincinnati, Cleveland, Columbus, Dallas, Detroit, Houston, Indianapolis, Jacksonville, Kansas City, Memphis, Milwaukee, Nashville, Norfolk, Orlando, Philadelphia, Pittsburgh, Raleigh/Durham, San Antonio, South Florida, St. Louis and Tampa.

        Our definitions of primary and secondary markets may vary from the definitions of these terms used by investors, analysts and other industrial REITs, could include additional metropolitan statistical areas in addition to those named above and may change over time.

        We will focus our acquisition activities on our core property types, which include warehouse/distribution facilities and light manufacturing facilities, because we believe they generate higher tenant retention rates and require lower tenant improvement and re-leasing costs. To a lesser extent, we will focus on flex/office facilities (light assembly and research and development). We define these property types as follows:

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  Warehouse/Distribution—properties generally 200,000 to 500,000 square feet in size with ceiling heights between 22 feet and 36 feet and used to store and ship various materials and products.

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  Light Manufacturing—properties generally 75,000 to 250,000 square feet in size with ceiling heights between 16 feet and 22 feet and used to manufacture all types of goods and products.

        According to CBRE, secondary industrial market areas have, on average, a high degree of fundamental stability in rents and occupancies. Alternatively, although primary markets may offer a substantial amount of depth and ability to re-tenant vacant space, these markets tend to have a higher degree of volatility in occupancy and rent due in large part to a tenant dependence on external trade and distribution flows and these tend to be more volatile than locally-generated demand. Additionally, these primary markets tend to be prone to a higher propensity for speculative construction.

        According to a recent study published by CBRE, which examines the availability rates of industrial properties, the majority of industrial tenants are satisfied with their Class B industrial properties. While these Class B industrial properties usually have lower clear height, less cross-docked loading, less technology incorporated into building utilities and overall less functionality than Class A industrial properties, such building characteristics also result in lower building costs which result in lower rents when compared to Class A industrial properties. Thus, Class B industrial properties are priced for the industrial functionality they deliver, which tends to result in high tenant retention rates.

        The CBRE study also revealed that older industrial buildings generally have higher occupancy rates than newer buildings. Specifically by decade of construction, buildings built in the 1980s had higher rates of occupancy than those built in the 1990s, with this trend continuing with buildings built in 2000 and thereafter. These statistics seem to refute the common misperception of diminished functionality and desirability of older Class B industrial properties.

        Overall, we believe that the aforementioned factors impacting the supply and demand dynamic create a compelling case for the attractiveness and overall cost effectiveness of Class B industrial properties among a variety of tenants. Class B industrial property owners and operators generally benefit from low tenant rollover because of the properties' locations and sufficient functionality. Tenants tend to benefit from lower rentals rates, while we believe investors can expect stable and predictable cash flows and lower volatility.

        We believe that pursuing the following strategies will enable us to achieve our investment objectives:

  Investment Strategy

        Our primary investment strategy is to acquire Class B industrial properties predominantly in larger secondary markets across the Eastern half of the U.S. and Texas. We intend to acquire properties that we believe can achieve high initial yields and strong ongoing cash-on-cash returns and that exhibit the potential for increased rental growth in the near future. In addition, we may acquire Class A industrial properties that offer similar attractive return characteristics if the cost bases for such properties are comparable to those of Class B industrial properties in a given market or sub-market.

        We believe the Acquisition Portfolio and the markets in which the properties are located are indicative of and consistent with our overall investment strategy.

        Our investment strategy also focuses on properties in our target markets that consist of the following tenant profiles:

  Multi-Tenant Acquisitions:    Our core acquisition strategy is to (1) acquire multi-tenanted industrial properties, and (2) acquire properties currently occupied by a single tenant that have the capacity to efficiently break-up the space and create customized sizes for various tenants. We believe that smaller tenants (ranging typically between 25,000 square feet to 100,000 square feet) will pay more on a per-square-foot basis than a single tenant while reducing the binary risk associated with leasing to single tenants. Further, typically the extra cost we incur to break-up a property (such as demising walls, additional doors, signage) is off-set by the expected increase in rent paid by the individual tenant over the term of the lease. This multi-tenant property strategy also benefits us in acquiring such properties as many of our competitors steer away from smaller-sized properties in favor of pursuing larger and newer (and, in or view, more competitive) Class A single tenant properties where the pricing is typically higher on a price-per-square-foot basis.

  Single Tenant Acquisitions:    The performance of single-tenant properties tends to be binary in nature: either a tenant is paying rent or the owner is paying the entire carrying cost of the property. We believe that this binary nature frequently causes the market to inefficiently price certain single-tenant assets. In an attempt to avoid this binary risk, potential investors in single-tenant properties often apply a set of rigid decision rules that would force buyers of single-tenant properties to avoid acquisitions where the tenant does not have an investment grade rating or where the remaining primary lease term is less than an arbitrary number such as 10 years. By adhering to such inflexible decision rules, these types of investors may miss attractive opportunities that we can identify and acquire.

        Following the completion of this offering and the Acquisition Transactions, we will own both multi-tenant and single-tenant properties comprising approximately 13% and 87% of the Acquisition Portfolio, respectively.

        We further believe that our method of using and applying the results of our due diligence and our ability to understand and underwrite risk allows us to exploit certain market inefficiencies. We believe the systematic aggregation of individual properties will result in a diversified portfolio that mitigates the risk of any single property and will produce sustainable risk-adjusted returns which are attractive in light of the associated risks. A diversified portfolio with low correlated risk facilitates debt financing and mitigates individual property ownership risk. This, coupled with our intention to maintain relatively low debt levels, should mitigate any potential carrying costs in the event a tenant decides to vacate.

        We will employ a "bottom-up" set of analyses that evaluates potential acquisitions within the context of the market and submarket in which they are located. Each submarket has its own unique market characteristics that determine the timing and amount of cash flow that can reasonably be expected to be derived from the ownership of real estate asset in that market.

        Finally, following this offering, we believe we will have a competitive advantage in sourcing attractive acquisitions given that the competition for our target assets is primarily local investors who are not likely to have ready access to debt or equity capital. In addition, our UPREIT structure may enable us to acquire industrial properties on a non-cash basis in a tax efficient manner through the issuance of OP units as consideration for the transaction. We will also continue to develop our large existing network of relationships with real estate and financial intermediaries. These individuals and companies give us access to significant deal flow—both those broadly marketed and those exposed through only limited marketing. These properties will be acquired primarily from third-party owners of existing leased buildings and secondarily from owner-occupiers through sale-leaseback transactions.

  Growth Strategies

        We will seek to maximize our cash flows through proactive asset management. Our asset management team will be actively managing the Company Portfolio in an effort to maintain high retention rates, lease vacant space, manage operating expenses and maintain our properties to an appropriate standard. In doing so, we will seek to develop strong tenant relationships with all of our tenants and leverage those relationships and market knowledge to increase renewals, properly prepare tenants for rent increases, obtain early notification of departures to provide longer re-leasing periods and work with tenants to properly maintain properties. Our asset management team will collaborate with our internal credit function to actively monitor the credit profile of each of our tenants and prospective tenants on an ongoing basis.

        Our asset management team functions include strategic planning and decision-making, centralized leasing activities and management of third-party leasing and property management companies. Our asset management/credit team oversees property management activities relating to our properties which include controlling capital expenditures and expenses that are not reimbursable by tenants, making regular property inspections, overseeing rent collections and cost control and planning and budgeting activities. Tenant relations matters, including monitoring of tenant compliance with their property maintenance obligations and other lease provisions, will be handled by in-house personnel for most of our properties.

        A key asset management goal is to cost effectively retain tenants and increase occupancy. Our asset management team strives to maintain an active dialogue with all tenants to identify lease extension opportunities. We intend to typically prepare our renewal or releasing strategy 12 months prior to scheduled lease expiration dates, and also enter into discussions with tenants well in advance of such expiration dates to identify any potential changing tenant requirements. By actively working to retain tenants we will keep occupancy levels high and minimize "down time" and releasing costs. Additionally, we will seek to stagger lease termination dates in order to minimize the possibility of significant portions of the Company Portfolio becoming vacant at the same time.

        In addition to cost effective tenant retention, we intend to actively market space for which tenant renewals are not obtained. We plan to work with national and local brokerage companies to market and lease available properties on advantageous terms. We will track the activity of these brokerage firms and we will position our properties in the market to cost effectively balance occupancy downtime with asking rents and incentives. We aim to increase the cash flow generated by our acquired properties through appropriate rent increase provisions in our leases.

        Our asset management team expects to monitor our assets on an ongoing basis through engagement and supervision of local property managers and regular site visits, and keep apprised on local market conditions through discussions with brokers and principals, as well as by tracking comparable sales and rental data from various reporting services such as CoStar and REIS. By maintaining this knowledge base we will be better prepared for discussions with tenants regarding retention terms and be better able to position our properties appropriately when marketing to potential tenants.

        Another vital asset management function will be our active monitoring of our tenant's and prospective tenant's credit profiles. On a continuing basis, our asset management/credit team will monitor the financial data provided by our tenants including quarterly, semi-annual, or annual financial information. We also expect to have access to our tenants' executive management teams to discuss their historical performance and future expectations. The credit monitoring process involves the review of key news developments, financial statement analysis, credit rating agency data, management discussions, and the exchange of information with the other asset management specialists.

  Financing Strategy

        We intend to maintain a flexible and growth-oriented capital structure. Upon completion of this offering, we will have approximately $25.3 million of mortgage debt and no corporate debt, thus equating to an initial debt-to-total capitalization of    %, based on the midpoint of the price range set forth on the front cover of this prospectus. To facilitate our acquisition strategy post-offering, we expect to have a revolving credit facility with a borrowing capacity of approximately $60.0 million in place concurrently with, or shortly after, the completion of this offering.

        We expect to fund future property acquisitions through, among other things, borrowings under our proposed revolving credit facility, long-term secured and unsecured borrowings. After completion of this offering and the Acquisition Transactions, 17 buildings in the Acquisition Portfolio will be unencumbered, which we believe will provide additional flexibility in our capital structure. We also anticipate using OP units to acquire properties from existing owners interested in tax-deferred transactions.

Investment Criteria

        We believe that our market knowledge, operations systems and internal processes allow us to efficiently analyze the risks associated with an asset's ability to produce cash flow going forward. We blend fundamental real estate analysis with corporate credit analysis to make a probabilistic assessment of cash flows that will be realized in future periods. We also utilize data-driven and event-driven analytics and primary research to identify and pursue events and circumstances, including financial distress, related to owners, lenders, and tenants that we believe signal emerging investment opportunities that our competitors may not recognize.

        Our investment strategy focuses on Class B industrial properties in secondary markets for the following reasons:

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  Class B Industrial properties generally require less capital expenditures than both Class A industrial properties and other commercial property types;

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  Investment yields for Class B industrial properties are often greater than investment yields on both Class A industrial properties and other commercial property types;

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  Class B industrial tenants tend to retain their current space more frequently than Class A industrial tenants;

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  Class B industrial properties tend to have higher current returns and lower volatility than Class A industrial properties;

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  We believe there is less competition for Class B industrial properties from institutional real estate buyers; our typical competitors are local investors who often do not have ready access to debt or equity capital;

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  The Class B industrial real estate market is highly fragmented and complex, which we believe make it difficult for less-experienced or less-focused investors to access comparable opportunities on a consistent basis;

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  We believe that there is a limited new supply of Class B industrial space in our target markets;

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  Secondary markets generally have less occupancy and rental rate volatility than primary markets; and

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  We believe secondary markets, today, generally, have more growth potential at a lower cost basis than primary markets.

Underwriting Process

        For each property we evaluate, our analysis focuses on:

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  Real Estate.  We evaluate the physical real estate within the context of the market (and submarket) in which it is located and the prospect for re-tenanting the building as leases expire by estimating the following:

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  market rent for this building in this location;

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  downtime to re-lease and related carrying costs;

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  cost (tenant improvements, leasing commissions and required capital expenditures) to achieve the projected market rent within the projected downtime; and

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  single-tenant or multi-tenant reuse.

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  Deal Parameters.  We evaluate the tenant and landlord obligations contained within the existing or proposed lease and other transaction documents.

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  Tenant Credit.  We apply fundamental credit analysis to evaluate the tenant's credit profile by focusing on the tenant's current and historical financial status, general business plan, operating risks, capital sources and earnings expectations. We also analyze SEC filings, press releases, management calls, rating agency reports and other public information. In the case of a private, non-rated firm, we will obtain financial information from the tenant and calculate common measures of credit strength such as debt-to-EBITDA and coverage ratios. For publicly rated firms, we use the credit information issued by Moody's Investor Services, Standard & Poor's, and Fitch Ratings. Using this data and publicly available bond default studies of comparable tenant credits, we estimate the probability of future rent loss due to tenant default.

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  Tenant Retention.  We assess the tenant's use of the property and the degree to which the property is central to the tenant's ongoing operations, the tenant's potential cost to relocate, the supply/demand dynamic in the relevant submarket and the availability of suitable alternative properties. We believe tenant retention tends to be greater for properties that are critical to the tenants' businesses.

Acquisition Pipeline

        Our executive management and acquisition teams maintain a deep, broad network of relationships among key market participants, including property brokers, lenders, owners and tenants. We believe these relationships and our research-driven origination methods will provide us access to off-market and lightly marketed acquisition opportunities, many of which may not be available to our competitors. Furthermore, we believe that a significant portion of the 13.8 billion square feet of industrial space in the U.S. falls within our target investment criteria and that there will be ample supply of attractive acquisition opportunities in the future.

        In the normal course of our business, we regularly evaluate the market for industrial properties to identify potential acquisition targets. As of the date of this prospectus, we were evaluating approximately $200 million of potential acquisitions in our target markets that we have identified as warranting further investment consideration after an initial review. As of the date of this prospectus, we have neither entered into any letters of intent or purchase agreements with respect to any potential acquisitions nor have we begun a comprehensive due diligence review with respect to any of these properties. Accordingly, we do not believe that the acquisition of any of the properties under evaluation is probable as of the date of this prospectus.

The Company Portfolio

        Upon completion of this offering and the Acquisition Transactions, together with the Existing Portfolio, we will own, or have interests in, 24 industrial buildings. The following table provides certain information with respect to the Company Portfolio as of March 31, 2014, after giving effect to the Acquisition Transactions. We account for each of the properties in the Existing Portfolio using the equity method and, therefore, they are not consolidated in our financial statements included elsewhere in this prospectus. We will own 100% fee simple ownership in the properties in the Acquisition Portfolio through wholly-owned subsidiaries of our operating partnership.

Existing Portfolio(1) Metropolitan Area	Property	Asset Type	Year Built/ Renovated(2)	Net Rentable Square Feet	In-Place Occupancy(3)	Annualized Base Rent(4)	Percentage of Total Annualized Base Rent	Total Annualized Base Rent per Sq. Ft.(5)
Atlanta, GA(6)	5400 Fulton Industrial Blvd.	Warehouse/ Distribution	1967	682,750	100%	$1,099,759	7.32%	$3.20
Cincinnati, OH(7)	Mostellar Distribution Center I & II	Warehouse/Light Manufacturing	1959	358,386	100%	$95,995	0.64%	$2.18
Cincinnati, OH(7)	4115 Thunderbird Lane	Warehouse/Light Manufacturing	1991	70,000	100%	$27,485	0.18%	$3.20
Florence, KY(7)	7585 Empire Drive	Warehouse/Light Manufacturing	1973	148,365	100%	$48,735	0.32%	$2.68

Existing Portfolio—Industrial Properties—Total/Weighted Average(1)				1,259,501	100%	$1,271,974	8.47%	$2.85

(1)
Excludes the Wynthrope Forest 270-unit multi-family property in which the company owns a 51.5% interest providing $287,018 of annualized base rent as of March 31, 2014.

(2)
Renovation means significant upgrades, alterations or additions to building areas, interiors, exteriors and/or systems.

(3)
Includes both in-place and committed tenants, which we define as our tenants in occupancy as well as tenants that have executed binding leases for space undergoing improvement but are not yet in occupancy, as of March 31, 2014.

(4)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents before abatements) for the month ended March 31, 2014, by (ii) 12, and then by (iii) our percentage ownership interest for such property, where applicable. On March 31, 2014, there were no rent abatements or concessions in effect that would impact cash rent.

(5)
Calculated by multiplying (i) rental payments (defined as cash rents before abatements) for the month ended March 31, 2014, by (ii) 12, and then dividing by leased square feet for such property as of March 31, 2014.

(6)
We own a 50.3% equity interest in the owner of this facility, which is leased to two tenants with lease expirations in 2019 and 2022.

(7)
We own a 12.27% equity interest in the owner of these three Class B industrial buildings, which are leased to four tenants with leases of two to ten years.

Acquisition Portfolio Metropolitan Area	Property	Asset Type	Year Built/ Renovated(2)	Net Rentable Square Feet	In-Place Occupancy(3)	Annualized Base Rent(4)	Percentage of Total Annualized Base Rent	Total Annualized Base Rent per Sq. Ft.(5)
Atlanta, GA	5765 Peachtree Industrial Blvd.	Light Manufacturing/Flex	1997	60,000	79%	$538,575	3.68%	$8.98
Atlanta, GA	5775 Peachtree Industrial Blvd.	Light Manufacturing/Flex	1997	60,000	100%	$364,200	2.49%	$6.07
Atlanta, GA	5755 Peachtree Industrial Blvd.	Light Industrial/Office	1997	50,000	100%	$893,000	6.09%	$17.86
Waynesboro, GA	321 Mills Road	Warehouse/Light Manufacturing	1963/1996	475,000	100%	$1,377,500	9.40%	$2.90
Chicago, IL	3940 Stern Avenue	Warehouse/Light Manufacturing	1987	146,798	100%	$540,217	3.69%	$3.68
Chicago, IL	1875 Holmes Road	Warehouse/Light Manufacturing	1989	134,415	100%	$571,264	3.90%	$4.25
Chicago, IL	1355 Holmes Road	Warehouse/Distribution	1975/1999	82,456	100%	$367,749	2.51%	$4.46
Chicago, IL	2401 Commerce Drive	Warehouse/Flex	1994	78,775	100%	$540,461	3.69%	$6.86
Chicago, IL	189 Seegers Road	Warehouse/Light Manufacturing	1972	25,000	100%	$153,000	1.04%	$6.12
Chicago, IL	11351 W. 183rd Street	Warehouse/Distribution	2000	18,768	100%	$174,355	1.19%	$9.29
Columbus, OH	3500 Southwest Boulevard	Warehouse/Distribution	1992	527,127	100%	$1,781,689	12.16%	$3.38
Columbus, OH	3100 Creekside Parkway	Warehouse/Distribution	2004	340,000	100%	$952,000	6.50%	$2.80
Columbus, OH	8288 Green Meadows Dr.	Warehouse/Distribution	1988	300,000	100%	$924,000	6.31%	$3.08
Columbus, OH	8273 Green Meadows Dr.	Warehouse/Distribution	1996	77,271	100%	$337,983	2.31%	$4.37
Columbus, OH	7001 American Pkwy	Warehouse/Distribution	1986	54,100	100%	$175,825	1.20%	$3.25
Memphis, TN	8400 Winchester	Warehouse/Distribution	1982	812,697	100%	$1,794,130	12.24%	$2.21
Memphis, TN	6005 Shelby Dr.	Warehouse/Distribution	1989	54,720	100%	$149,112	1.02%	$2.73
Memphis, TN	6045 Shelby Dr.	Warehouse/Distribution	1989	92,350	100%	$244,646	1.67%	$2.74
Memphis, TN	6075 Shelby Dr.	Warehouse/Distribution	1989	55,233	62%	$97,440	0.66%	$1.76
Jackson, TN	210 American Dr.	Warehouse/Distribution	1967/1981	638,400	100%	$1,404,480	9.58%	$2.20

Acquisition Portfolio—Total/Weighted Average				4,083,110	99.2%	$13,381,626	91.32%	$3.28

Company Portfolio—Total/Weighted Average(1)				5,342,611	99.4%	$14,653,600	100%	$3.18

(1)
Excludes the Wynthrope Forest 270-unit multi-family property in which the company owns a 51.5% interest providing $287,018 of annualized base rent as of March 31, 2014.

(2)
Renovation means significant upgrades, alterations or additions to building areas, interiors, exteriors and/or systems.

(3)
Includes both in-place and committed tenants, which we define as our tenants in occupancy as well as tenants that have executed binding leases for space undergoing improvement but are not yet in occupancy, as of March 31, 2014.

(4)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents before abatements) for the month ended March 31, 2014, by (ii) 12, and then by (iii) our percentage ownership interest for such property, where applicable. On March 31, 2014, there were no rent abatements or concessions in effect that would impact cash rent.

(5)
Calculated by multiplying (i) rental payments (defined as cash rents before abatements) for the month ended March 31, 2014, by (ii) 12, and then dividing by leased square feet for such property as of March 31, 2014.

Acquisition Transactions

        Concurrently with or shortly after the completion of this offering, we will complete a series of nine transactions with unrelated third parties, which we refer to collectively as the Acquisition Transactions, pursuant to which we will acquire a fee simple interest in each of the 20 industrial buildings in the Acquisition Portfolio totaling an aggregate of approximately 4,083,110 square feet leased to 26 tenants for an aggregate purchase price of $             million in cash. We will fund the purchase of the Acquisition Transactions with the net proceeds from this offering. Generally, all the conditions to closing contained in each of the relevant purchase agreements related to the Acquisition Transactions have been satisfied, and other than the delivery of the purchase price, we have no obligation to any seller under any such purchase agreements.

        The sellers in certain of the Acquisition Transactions will indemnify the company and our operating partnership for certain breaches of representations and warranties of the sellers regarding the relevant property being acquired after the completion of the applicable Acquisition Transaction.

Description of Acquisition Portfolio

        Venture One Industrial Portfolio is comprised of six distribution warehouse, light manufacturing and flex buildings totaling 486,212 square feet, located in the Chicago Metro Area. The portfolio is leased to seven tenants under eight leases, detailed in the chart below. The buildings were built between 1972 and 2000, and have ceiling heights ranging from 18 to 22 feet.

Address	Tenant	Industry	Rentable Square Feet	Percent of Rentable Square Feet	Expiration	Annualized Base Rent/SF	Annualized Base Rent	Percent of Annualized Base Rent	Lease Type
189 Seegers	MIDCO-Bay Insulation	Construction	25,000	5.1%	6/30/2019	$6.12	$153,000	6.5%	Triple Net
11351 W. 183rd	Insituform	Industrial Equipment Components	18,768	3.9%	1/31/2020	$9.29	$174,355	7.4%	Triple Net
1355 Holmes	Abrasive Form	Industrial Equipment Components	42,535	8.7%	6/30/2020	$4.00	$170,140	7.2%	Triple Net
1355 Holmes	AMTEC Precision Products	Industrial Equipment Components	39,921	8.2%	4/30/2025	$4.95	$197,609	8.4%	Triple Net
3940 Stern	Colony Display Systems	Light Manufacturing	146,798	30.2%	12/31/2016	$3.68	$540,217	23.0%	Triple Net
1875 Holmes	AMTEC Precision Products	Industrial Equipment Components	134,415	27.6%	10/31/2019	$4.25	$571,264	24.3%	Triple Net
2401 Commerce	SAV-RX	Healthcare	60,265	12.4%	12/31/2021	$7.03	$423,663	18.1%	Modified Gross
2401 Commerce	VW Credit	Financial Services	18,510	3.8%	12/31/2016	$6.31	$116,798	5.0%	Triple Net

			486,212	100.0%		$4.83	$2,347,045	100.0%

        Average lease term of the in place leases is 6.3 years as of March 31, 2014.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent	Percentage of Annualized Base Rent	Annualized Base Rent per Square Foot
Available		—	0.0%	$—	0.0%	$—
2014	0	—	0.0%	$—	0.0%	$—
2015	0	—	0.0%	$—	0.0%	$—
2016	2	165,308	34.0%	$657,015	28.0%	$3.97
2017	0	—	0.0%	$—	0.0%	$—
2018	0	—	0.0%	$—	0.0%	$—
2019	2	159,415	32.8%	$746,866	31.2%	$4.69
2020	1	42,535	8.7%	$173,968	7.3%	$4.09
2021	2	79,033	16.3%	$606,410	25.3%	$7.67
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	1	39,921	8.2%	$198,607	8.3%	$4.98

Total/Weighted Average	8	486,212	100.0%	$2,347,045	100.0%	$4.83

Venture One Industrial Portfolio Tax Basis and Depreciation

        Upon completion of this offering and the Acquisition Transactions, our federal tax basis in this property is estimated to be approximately $29 million. The Chicago Portfolio owns a variety of assets, some of which provide a deduction for depreciation over various periods of time and under a variety of methods (e.g., buildings—39 years, tenant improvements—15 years, leasing commissions—over the life of the lease). Other assets, such as land, do not provide a deduction of depreciation. We anticipate the properties will produce a deduction of approximately $0.5 million for a full year but the amount changes as assets are added and as assets become fully depreciated.

        Nike-8400 Winchester Road is an 812,697 square foot warehouse and distribution center located in Memphis, Tennessee 100% leased to Nike (NYSE: NKE). Nike has occupied the property since it was built in 1982, and uses the property as its primary returns center for U.S. operations. The building has 28 foot ceiling height and is fully air conditioned.

Address	Tenant	Industry	Rentable Square Feet	Percent of Rentable Square Feet	Expiration	Annualized Base Rent/SF	Annualized Base Rent	Percent of Annualized Base Rent	Lease Type
8400 Winchester Road	Nike	Apparel	812,697	100.0%	4/30/2017	$2.21	$1,794,130	100.0%	Triple Net

        Average lease term of the in place lease is 3.2 years as of March 31, 2014.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent	Percentage of Annualized Base Rent	Annualized Base Rent per Square Foot
Available		—	0.0%	$—	0.0%	$—
2014	0	—	0.0%	$—	0.0%	$—
2015	0	—	0.0%	$—	0.0%	$—
2016	0	—	0.0%	$—	0.0%	$—
2017	1	812,697	100.0%	$1,794,130	100.0%	$2.21
2018	0	—	0.0%	$—	0.0%	$—
2019	0	—	0.0%	$—	0.0%	$—
2020	0	—	0.0%	$—	0.0%	$—
2021	0	—	0.0%	$—	0.0%	$—
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	0	—	0.0%	$—	0.0%	$—

Total/Weighted Average	1	812,697	100.0%	$1,794,130	100.0%	$2.21

Nike-8400 Winchester Road Tax Basis and Depreciation

        Upon completion of this offering and the Acquisition Transactions, our federal tax basis in this property is estimated to be approximately $22 million. 8400 Winchester Road owns a variety of assets, some of which provide a deduction for depreciation over various periods of time and under a variety of methods (e.g., buildings—39 years, tenant improvements—15 years, leasing commissions—over the life of the lease). Other assets, such as land, do not provide a deduction of depreciation. We anticipate the properties will produce a deduction of approximately $0.4 million for a full year but the amount changes as assets are added and as assets become fully depreciated.

        Edlen Peachtree Industrial Boulevard Portfolio is a 170,000 square foot, three-building light manufacturing, office and flex warehouse portfolio located in Norcross, GA. The property is 92.5% leased to two tenants: ADVA Optical Networking, a German-based telecommunications vendor, and Suniva, a solar panel manufacturer.

Address	Tenant	Industry	Rentable Square Feet	Percent of Rentable Square Feet	Expiration	Annualized Base Rent/SF	Annualized Base Rent	Percent of Annualized Base Rent	Lease Type
5755 Peachtree Industrial Blvd	Adva Optical Networking	Light Manufacturing	50,000	29.4%	9/30/2019	$17.86	$893,000	49.7%	Modified Gross
5765 Peachtree Industrial Blvd	Adva Optical Networking	Light Manufacturing	17,483	10.3%	9/30/2019	$17.86	$312,246	17.4%	Modified Gross
5765 Peachtree Industrial Blvd	Suniva	Light Manufacturing	13,703	8.1%	5/31/2019	$7.64	$104,691	5.8%	Triple Net
5765 Peachtree Industrial Blvd	Suniva	Light Manufacturing	16,005	9.4%	5/31/2019	$7.60	$121,638	6.8%	Triple Net
5775 Peachtree Industrial Blvd	Suniva	Light Manufacturing	60,000	35.3%	5/31/2019	$6.07	$364,200	20.3%	Triple Net
5765 Peachtree Industrial Blvd	Vacant		12,809	7.5%

Total/Weighted Average			170,000	100.0%		$10.56	$1,795,775	100%

        Average lease term of the in place leases is 5.5 years as of March 31, 2014.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent	Percentage of Annualized Base Rent	Annualized Base Rent per Square Foot
Available		12,809	7.5%	$—	0.0%	$—
2014	0	—	0.0%	$—	0.0%	$—
2015	0	—	0.0%	$—	0.0%	$—
2016	0	—	0.0%	$—	0.0%	$—
2017	0	—	0.0%	$—	0.0%	$—
2018	0	—	0.0%	$—	0.0%	$—
2019	5	157,191	92.5%	$1,795,775	100.0%	$11.42
2020	0	—	0.0%	$—	0.0%	$—
2021	0	—	0.0%	$—	0.0%	$—
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	0	—	0.0%	$—	0.0%	$—

Total/Weighted Average	5	170,000	100.0%	$1,795,775	100.0%	$10.56

Edlen Peachtree Industrial Boulevard Portfolio Tax Basis and Depreciation

        Upon completion of this offering and the Acquisition Transactions, our federal tax basis in this property is estimated to be approximately $17 million. The Peachtree Portfolio owns a variety of assets, some of which provide a deduction for depreciation over various periods of time and under a variety of methods (e.g., buildings—39 years, tenant improvements—15 years, leasing commissions—over the life of the lease). Other assets, such as land, do not provide a deduction of depreciation. We anticipate the properties will produce a deduction of approximately $0.3 million for a full year but the amount changes as assets are added and as assets become fully depreciated.

        Perseus-210 American Drive is a 638,400 square foot warehouse and distribution center located in Jackson, Tennessee. The property is 100% leased to Perseus Distribution, the largest third-party book distributor in the United States. Perseus has occupied the property since 2006.

Address	Tenant	Industry	Rentable Square Feet	Percent of Rentable Square Feet	Expiration	Annualized Base Rent/SF	Annualized Base Rent	Percent of Annualized Base Rent	Lease Type
210 American Drive	Perseus Distribution	Paper & Printing	638,400	100.0%	5/31/2020	$2.20	$1,404,480	100.0%	Triple Net

        Average lease term for the in place lease is 6.3 years as of March 31, 2014.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent	Percentage of Annualized Base Rent	Annualized Base Rent per Square Foot
Available		—	0.0%	$—	0.0%	$—
2014	0	—	0.0%	$—	0.0%	$—
2015	0	—	0.0%	$—	0.0%	$—
2016	0	—	0.0%	$—	0.0%	$—
2017	0	—	0.0%	$—	0.0%	$—
2018	0	—	0.0%	$—	0.0%	$—
2019	0	—	0.0%	$—	0.0%	$—
2020	1	638,400	100.0%	$1,404,480	100.0%	$2.20
2021	0	—	0.0%	$—	0.0%	$—
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	0	—	0.0%	$—	0.0%	$—

Total/Weighted Average	1	638,400	100.0%	$1,404,480	100.0%	$2.20

Perseus-210 American Drive Tax Basis and Depreciation

        Upon completion of this offering and the Acquisition Transactions, our federal tax basis in this property is estimated to be approximately $13 million. 210 American Drive owns a variety of assets, some of which provide a deduction for depreciation over various periods of time and under a variety of methods (e.g., buildings—39 years, tenant improvements—15 years, leasing commissions—over the life of the lease). Other assets, such as land, do not provide a deduction of depreciation. We anticipate the properties will produce a deduction of approximately $0.3 million for a full year but the amount changes as assets are added and as assets become fully depreciated.

        Pier One-3500 Southwest Boulevard is a 527,127 square foot warehouse and distribution center located in Columbus, Ohio 100% leased to Pier 1 (NYSE: PIR). Pier 1has occupied the property since it was built in 1992, and uses the property as a main distribution hub for its United States operations. The building has 28 to 32 foot ceiling height and has extensive dock and trailer storage facilities.

Address	Tenant	Industry	Rentable Square Feet	Percent of Rentable Square Feet	Expiration	Annualized Base Rent/SF	Annualized Base Rent	Percent of Annualized Base Rent	Lease Type
3500 Southwest Boulevard	Pier One	Home Furnishings	527,127	100.0%	12/31/2017	$3.38	$1,782,634	100.0%	Triple Net

        Average lease term for the in place lease is 5.3 years as of March 31, 2014.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent	Percentage of Annualized Base Rent	Annualized Base Rent per Square Foot
Available		—	0.0%	$—	0.0%	$—
2014	0	—	0.0%	$—	0.0%	$—
2015	0	—	0.0%	$—	0.0%	$—
2016	0	—	0.0%	$—	0.0%	$—
2017	1	527,127	100.0%	$1,781,689	100.0%	$3.38
2018	0	—	0.0%	$—	0.0%	$—
2019	0	—	0.0%	$—	0.0%	$—
2020	0	—	0.0%	$—	0.0%	$—
2021	0	—	0.0%	$—	0.0%	$—
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	0	—	0.0%	$—	0.0%	$—

Total/Weighted Average	1	527,127	100.0%	$1,781,689	100.0%	$3.38

Pier One-3500 Southwest Boulevard Tax Basis and Depreciation

        Upon completion of this offering and the Acquisition Transactions, our federal tax basis in this property is estimated to be approximately $20 million. 3500 Southwest Boulevard owns a variety of assets, some of which provide a deduction for depreciation over various periods of time and under a variety of methods (e.g., buildings—39 years, tenant improvements—15 years, leasing commissions—over the life of the lease). Other assets, such as land, do not provide a deduction of depreciation. We anticipate the properties will produce a deduction of approximately $0.4 million for a full year but the amount changes as assets are added and as assets become fully depreciated.

        Garrity Malkin-Columbus, Ohio Industrial Portfolio is comprised of three warehouse and distribution buildings totaling 431,371 square feet and is 100% leased as of March 31, 2014. The buildings are leased to five tenants, including Volvo, who has been in the facility since 2001. The buildings were built between 1986 and 1996, and have ceiling heights ranging from 26 to 28 feet.

Address	Tenant	Industry	Rentable Square Feet	Percent of Rentable Square Feet	Expiration	Annualized Base Rent/SF	Annualized Base Rent	Percent of Annualized Base Rent	Lease Type
8288 Green Meadows Drive	Volvo Group North America	Automotive	300,000	69.5%	10/31/2019	$3.08	$924,000	64.3%	Triple Net
8273 Green Meadows Drive	Kroger Co.	Food & Beverage	19,473	4.5%	1/31/2015	$4.00	$77,892	5.4%	Triple Net
8273 Green Meadows Drive	Re-Source USA	Business Services	19,328	4.5%	7/31/2015	$4.50	$86,976	6.0%	Triple Net
8273 Green Meadows Drive	Vest Com	Business Services	38,470	8.9%	8/31/2021	$4.50	$173,115	12.0%	Triple Net
7001 Americana Parkway	ADS Alliance Data Systems	Technology & Electronics	54,100	12.5%	11/30/2018	$3.25	$175,825	12.2%	Triple Net

Total/Weighted Average			431,371	100.0%		$3.33	$1,437,808	100.0%

        Average lease term for the in place leases is 4.1 years as of March 31, 2014.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent	Percentage of Annualized Base Rent	Annualized Base Rent per Square Foot
Available		—	0.0%	$—	0.0%	$—
2014	0	—	0.0%	$—	0.0%	$—
2015	2	38,801	9.0%	$164,868	11.5%	$4.25
2016	0	—	0.0%	$—	0.0%	$—
2017	0	—	0.0%	$—	0.0%	$—
2018	1	54,100	12.5%	$175,825	12.2%	$3.25
2019	1	300,000	69.5%	$924,000	64.3%	$3.08
2020	0	—	0.0%	$—	0.0%	$—
2021	1	38,470	8.9%	$173,115	12.0%	$4.50
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	0	—	0.0%	$—	0.0%	$—

Total/Weighted Average	5	431,371	100.0%	$1,437,808	100.0%	$3.33

Garrity Malkin-Columbus, Ohio Industrial Portfolio Tax Basis and Depreciation

        Upon completion of this offering and the Acquisition Transactions, our federal tax basis in this property is estimated to be approximately $16 million. The Columbus Portfolio owns a variety of assets, some of which provide a deduction for depreciation over various periods of time and under a variety of methods (e.g., buildings—39 years, tenant improvements—15 years, leasing commissions—over the life of the lease). Other assets, such as land, do not provide a deduction of depreciation. We anticipate the properties will produce a deduction of approximately $0.3 million for a full year but the amount changes as assets are added and as assets become fully depreciated.

        Waynesboro-321 Mills Road is comprised of five single story warehouse/distribution buildings in Waynesboro, GA, totaling 475,000 square feet. It is 100% leased to Chicago Bridge and Iron (NYSE:CBI), the lead contractor for the nearby Vogtle Nuclear Plant. The lease term extends through June 30, 2018 and has lease renewal options to extend the lease for two to five additional years, depending on the completion of the nuclear plant, currently estimated to be between 2018 and 2020.

Address	Tenant	Industry	Rentable Square Feet	Percent of Rentable Square Feet	Expiration	Annualized Base Rent/SF	Annualized Base Rent	Percent of Annualized Base Rent	Lease Type
321 Mills Road Waynesboro, GA	Shaw/CBI	Construction	475,000	100.0%	6/30/2018	$2.90	$1,377,500	100.0%	Modified Gross

        Average lease term for the in place lease is 4.3 years as of March 31, 2014.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent	Percentage of Annualized Base Rent	Annualized Base Rent per Square Foot
Available		—	0.0%	$—	0.0%	$—
2014	0	—	0.0%	$—	0.0%	$—
2015	0	—	0.0%	$—	0.0%	$—
2016	0	—	0.0%	$—	0.0%	$—
2017	0	—	0.0%	$—	0.0%	$—
2018	1	475,000	100.0%	$1,377,500	100.0%	$2.90
2019	0	—	0.0%	$—	0.0%	$—
2020	0	—	0.0%	$—	0.0%	$—
2021	0	—	0.0%	$—	0.0%	$—
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	0	—	0.0%	$—	0.0%	$—

Total/Weighted Average	1	475,000	100.0%	$1,377,500	100.0%	$2.90

Waynesboro-321 Mills Road Tax Basis and Depreciation

        Upon completion of this offering and the Acquisition Transactions, our federal tax basis in this property is estimated to be approximately $12 million. 321 Mills Road owns a variety of assets, some of which provide a deduction for depreciation over various periods of time and under a variety of methods (e.g., buildings—39 years, tenant improvements—15 years, leasing commissions—over the life of the lease). Other assets, such as land, do not provide a deduction of depreciation. We anticipate the properties will produce a deduction of approximately $0.2 million for a full year but the amount changes as assets are added and as assets become fully depreciated.

        Creekside-3100 Creekside Parkway is a 340,000 square foot warehouse distribution center located in Columbus, Ohio. The property is 100% triple net leased to Liquidity Services, Inc. (NASDAQ:LQDT). The Property was constructed in 2000 and has 28 foot-32 foot clear heights, 48' × 50' column spacing, and ESFR sprinkler system.

Address	Tenant	Industry	Rentable Square Feet	Percent of Rentable Square Feet	Expiration	Annualized Base Rent/SF	Annualized Base Rent	Percent of Annualized Base Rent	Lease Type
3100 Creekside Parkway	Liquidity Services	Wholesale/Retail	340,000	100%	2/28/2019	$2.80	$952,000	100%	Triple Net

        Average lease term for the in place lease is 5.0 years as of March 31, 2014.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent	Percentage of Annualized Base Rent	Annualized Base Rent per Square Foot
Available		—	0.0%	$—	0.0%	$—
2014	0	—	0.0%	$—	0.0%	$—
2015	0	—	0.0%	$—	0.0%	$—
2016	0	—	0.0%	$—	0.0%	$—
2017	0	—	0.0%	$—	0.0%	$—
2018	0	—	0.0%	$—	0.0%	$—
2019	1	340,000	100.0%	$952,000	100.0%	$2.80
2020	0	—	0.0%	$—	0.0%	$—
2021	0	—	0.0%	$—	0.0%	$—
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	0	—	0.0%	$—	0.0%	$—

Total/Weighted Average	1	340,000	100.0%	$952,000	100.0%	$2.80

Creekside-3100 Creekside Parkway Tax Basis and Depreciation

        Upon completion of this offering and the Acquisition Transactions, our federal tax basis in this property is estimated to be approximately $11 million. 3100 Creekside Parkway owns a variety of assets, some of which provide a deduction for depreciation over various periods of time and under a variety of methods (e.g., buildings—39 years, tenant improvements—15 years, leasing commissions—over the life of the lease). Other assets, such as land, do not provide a deduction of depreciation. We anticipate the properties will produce a deduction of approximately $0.2 million for a full year but the amount changes as assets are added and as assets become fully depreciated.

        Garrity Malkin-Shelby (Memphis) Distribution Center is a three-building, 202,303 square foot portfolio located in Memphis, Tennessee. It was built in 1989 and has 22 foot ceiling height. It is 89.5% leased to seven different tenants.

Address	Tenant	Industry	Rentable Square Feet	Percent of Rentable Square Feet	Expiration	Annualized Base Rent/SF	Annualized Base Rent	Percent of Annualized Base Rent	Lease Type
6005 East Shelby Drive	Selecta Products	Logistics & Transportation	41,040	20.3%	7/31/2015	$2.80	$114,912	23.4%	Triple Net
6005 East Shelby Drive	Libra Resources	Automotive	13,680	6.8%	7/31/2016	$2.50	$34,200	7.0%	Triple Net
6045 East Shelby Drive	Livewell Holdings	Healthcare	27,380	13.5%	9/30/2017	$2.50	$68,450	13.9%	Triple Net
6045 East Shelby Drive	CLS	Wholesale/Retail	11,352	5.6%	10/31/2016	$2.06	$23,385	4.8%	Triple Net
6045 East Shelby Drive	Walker J Walker	Financial Services	53,618	26.5%	5/31/2018	$2.85	$152,811	31.1%	Triple Net
6075 East Shelby Drive	JAS Forwarding	Logistics & Transportation	20,400	10.1%	3/31/2015	$3.10	$63,240	12.9%	Triple Net
6075 East Shelby Drive	Vacant		21,153	10.5%				0.0%
6075 East Shelby Drive	Bestway Delivery Svcs.	Logistics & Transportation	13,680	6.8%	7/31/2015	$2.50	$34,200	7.0%	Triple Net

Total/Weighted Average			202,303	100.0%		$2.43	$491,198	100.0%

        Average lease term for the in place leases is 2.4 years as of March 31, 2014.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent	Percentage of Annualized Base Rent	Annualized Base Rent per Square Foot
Available		21,153	10.5%	$—	0.0%	$—
2014	0	—	0.0%	$—	0.0%	$—
2015	3	75,120	37.1%	$212,352	43.2%	$2.83
2016	2	25,032	12.4%	$57,585	11.7%	$2.30
2017	1	27,380	13.5%	$68,450	13.9%	$2.50
2018	1	53,618	26.5%	$152,811	31.1%	$2.85
2019	0	—	0.0%	$—	0.0%	$—
2020	0	—	0.0%	$—	0.0%	$—
2021	0	—	0.0%	$—	0.0%	$—
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	0	—	0.0%	$—	0.0%	$—

Total/Weighted Average	7	202,303	100.0%	$491,198	100.0%	$2.43

Garrity Malkin-Shelby (Memphis) Distribution Center Tax Basis and Depreciation

        Upon completion of this offering and the Acquisition Transactions, our federal tax basis in this property is estimated to be approximately $6 million. Shelby Distribution Center owns a variety of assets, some of which provide a deduction for depreciation over various periods of time and under a variety of methods (e.g., buildings—39 years, tenant improvements—15 years, leasing commissions—over the life of the lease). Other assets, such as land, do not provide a deduction of depreciation. We anticipate the properties will produce a deduction of approximately $0.1 million for a full year but the amount changes as assets are added and as assets become fully depreciated.

  Functionality Diversification

        The following tables set forth information relating to functionality diversification by building type of the Acquisition Portfolio based on total square footage and annualized rent as of March 31, 2014. These tables do not include any information relating to the Existing Portfolio.

Building Type	Number of Buildings	Occupancy(1)	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent(2)	Percentage of Annualized Base Rent(3)	Annualized Base Rent per Square Foot(4)
Warehouse/Light Manufacturing	4	100.0%	781,213	19.1%	$2,641,880	19.7%	$3.38
Warehouse/Distribution	12	99.3%	3,053,122	74.8%	$8,403,409	62.8%	$2.75
Light Manufacturing/Flex	2	89.3%	120,000	2.9%	$902,775	6.7%	$7.52
Warehouse/Flex	1	100.0%	78,775	1.9%	$540,461	4.0%	$6.86
Light Industrial/Office	1	100.0%	50,000	1.2%	$893,000	6.7%	$17.86

Total/Weighted Average Acquisition Portfolio	20	99.2%	4,083,110	100.0%	$13,381,626	100%	$3.28

(1)
Calculated as the average occupancy at such properties as of March 31, 2014.

(2)
Calculated for each property as the monthly contracted base rent per the terms of the lease(s) at such property, as of March 31, 2014, multiplied by 12 and then aggregated by property type. Excludes billboard and antenna revenue and rent abatements. Total rent abatements with respect to the Acquisition Portfolio for leases in effect as of March 31, 2014 for the 12 months ending March 31, 2015 are $0. Annualized base rent includes rent from triple-net leases, modified gross leases and gross leases. See "Business—Lease Overview."

(3)
Calculated for each property type as annualized base rent for such property type divided by total annualized base rent for the Acquisition Portfolio as of March 31, 2014.

(4)
Calculated for each property type as annualized base rent for such property type divided by leased square feet for such property type as of March 31, 2014.

Geographic Diversification

        The following tables set forth information relating to geographic diversification by state of the Acquisition Portfolio based on total annualized rent as of March 31, 2014. These tables do not include any information relating to the Existing Portfolio.

State	Number of Buildings	Occupancy(1)	Total Rentable Square Feet	Percentage of Rentable Square Feet	Annualized Base Rent(2)	Percentage of Annualized Base Rent(3)	Annualized Base Rent per Square Foot(4)
Georgia	4	98%	645,000	15.8%	$3,173,275	23.7%	$4.92
Illinois	6	100%	486,212	11.9%	$2,347,045	17.5%	$4.83
Ohio	5	100%	1,298,498	31.8%	$4,171,497	31.2%	$3.21
Tennessee	5	99%	1,653,400	40.5%	$3,689,808	27.6%	$2.23

Total/Weighted Average Acquisition Portfolio	20	99%	4,083,110	100.0%	$13,381,626	100%	$3.28

(1)
Calculated as the average occupancy at such properties as of March 31, 2014.

(2)
Calculated for each property as monthly contracted base rent per the terms of the lease(s) at such property, as of March 31, 2014, multiplied by 12 and then aggregated by market. Excludes billboard and antenna revenue and rent abatements. Total rent abatements with respect to the Acquisition Portfolio for leases in effect as of March 31, 2014 for the 12 months ending March 31, 2015 are $0. Annualized base rent includes rent from triple net leases, modified gross leases and gross leases. See "Business—Lease Overview."

(3)
Calculated as annualized base rent for such market divided by annualized base rent for the Acquisition Portfolio as of March 31, 2014.

(4)
Calculated as annualized base rent for such market divided by leased square feet for such market as of March 31, 2014.

Industry Diversification

        The following tables set forth information relating to tenant diversification by industry of the Acquisition Portfolio based on total square feet occupied and annualized rent as of March 31, 2014. These tables do not include any information relating to the Existing Portfolio.

Industry	Number of Leases(1)	Total Leased Square Feet	Percentage of Leased Square Feet	Annualized Base Rent(2)	Percentage of Annualized Base Rent(3)	Annualized Base Rent per Square Foot(4)
Light Manufacturing	6	303,989	7.5%	$2,335,992	17.5%	$7.68
Apparel	1	812,697	20.1%	$1,794,130	13.4%	$2.21
Home Furnishings	1	527,127	13.0%	$1,781,689	13.3%	$3.38
Construction	2	500,000	12.3%	$1,530,500	11.4%	$3.06
Paper & Printing	1	638,400	15.8%	$1,404,480	10.5%	$2.20
Industrial Equipment Components	4	235,639	5.8%	$1,113,367	8.3%	$4.72
Wholesale/Retail	2	351,352	8.7%	$975,385	7.3%	$2.78
Automotive	2	313,680	7.7%	$958,200	7.2%	$3.05
Healthcare	2	87,645	2.2%	$492,113	3.7%	$5.61
Financial Services	2	72,128	1.8%	$269,609	2.0%	$3.74
Business Services	2	57,798	1.4%	$260,091	1.9%	$4.50
Logistics & Transportation	3	75,120	1.9%	$212,352	1.6%	$2.83
Technology & Electronics	1	54,100	1.3%	$175,825	1.3%	$3.25
Food & Beverage	1	19,473	0.5%	$77,892	0.6%	$4.00

Total/Weighted Average Acquisition Portfolio	30	4,049,148	100.0%	$13,381,626	100.0%	$3.30

(1)
A single lease may cover space in more than one building.

(2)
Calculated for each lease as the monthly contracted base rent per the terms of such lease, as of March 31, 2014, multiplied by 12 and then aggregated by industry. Excludes billboard and antenna revenue and rent abatements. Total rent abatements with respect to the Acquisition Portfolio for leases in effect as of March 31, 2014 for the 12 months ending March 31, 2015 are $0. Annualized base rent includes rent from triple net leases, modified gross leases and gross leases. See "Business—Lease Overview."

(3)
Calculated as annualized base rent for tenants in such industry divided by annualized base rent for the Acquisition Portfolio as of March 31, 2014.

(4)
Calculated as annualized base rent for tenants in such industry divided by leased square feet for tenants in such industry as of March 31, 2014.

Tenants

        We believe our Acquisition Portfolio has a stable and diversified tenant base. As of March 31, 2014, the Acquisition Portfolio was approximately 99.2% leased to 26 tenants operating in a variety of industries. The average tenant size is approximately 155,736 square feet, with 50% of tenants occupying less than 43,000 square feet each. The 10 largest tenants collectively account for 85.0% of the annualized rent as of March 31, 2014. We intend to continue to maintain a diversified mix of tenants in order to limit our exposure to any single tenant or industry.

        The following table sets forth information about the 10 largest tenants in our Acquisition Portfolio based on total annualized rent as of March 31, 2014.

Ten Largest Tenants by Annualized Rent

Tenant	Market	State	Industry	Number of Leases	Total Rentable Square Feet(1)	Expiration	Annualized Base Rent/SF(2)	Annualized Base Rent(3)	Percent of Total Annualized Rent(4)
Nike	Memphis	TN	Apparel	1	812,697	4/31/2017	$2.21	$1,794,130	13.4%
Pier One	Columbus	OH	Home Furnishings	1	527,127	12/31/2017	$3.38	$1,781,689	13.3%
Perseus Distribution	Jackson	TN	Paper & Printing	1	638,400	5/31/2020	$2.20	$1,404,480	10.5%
Shaw/Chicago Bridge and Iron	Augusta	GA	Construction	1	475,000	5/31/2018	$2.90	$1,377,500	10.3%
Adva Optical Networking	Atlanta	GA	Light Manufacturing	2	67,483	10/31/2019	$17.86	$1,205,246	9.0%
Liquidity Services	Columbus	OH	Wholesale/Retail	1	340,000	2/28/2019	$2.80	$952,000	7.1%
Volvo Parts North America	Columbus	OH	Automotive	1	300,000	10/31/2019	$3.08	$924,000	6.9%
AMTEC Precision Products	Chicago	IL	Industrial Equipment Components	2	174,336	10/31/2019	$4.41	$768,873	5.7%
Suniva	Atlanta	GA	Light Manufacturing	3	89,708	5/31/2019	$6.58	$590,528	4.4%
Colony Display Systems	Chicago	IL	Light Manufacturing	1	146,798	12/31/2016	$3.68	$540,217	4.0%

Ten Largest Tenants by Annualized Rent				14	3,571,549		$3.17	$11,338,663	84.7%
All Other				16	477,599		$4.28	$2,042,963	15.3%

Total/Weighted Average Acquisition Portfolio (Leased)				30	4,049,148		$3.30	$13,381,626	100.0%

(1)
Calculated for each tenant as leased square feet.

(2)
Calculated as annualized base rent for such tenant divided by leased square feet for such tenant as of March 31, 2014.

(3)
Calculated for each tenant as the monthly contracted base rent per the terms of such tenant's lease, as of March 31, 2014, multiplied by 12. Excludes billboard and antenna revenue and rent abatements. Total rent abatements with respect to the Company Portfolio for leases in effect as of March 31, 2014 for the 12 months ending March 31, 2015 are $0. Annualized base rent includes rent from triple net leases, modified gross leases and gross leases. See "Business—Lease Overview."

(4)
Calculated as annualized base rent for such tenant divided by annualized base rent for the Company Portfolio as of March 31, 2014.

Lease Overview

        Triple-net lease.    In our triple-net leases, the tenant is responsible for all aspects of and costs related to the property and its operation during the lease term. The landlord may have responsibility under the lease to perform or pay for certain capital repairs or replacements to the roof, structure or certain building systems, such as heating and air conditioning and fire suppression. The tenant may have the right to terminate the (ease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord's failure to perform its obligations under the lease. As of March 31, 2014, there were 26 triple-net leases in the Acquisition Portfolio, representing approximately 78.1% of our total annualized base rent.

        Modified gross lease.    In our modified gross leases, the landlord is responsible for some property related expenses during the lease term, but the cost of most of the expenses is passed through to the tenant for reimbursement to the landlord. The tenant may have the right to terminate the lease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord's failure to perform its obligations under the lease. As of March 31, 2014, there were four modified gross leases in the Acquisition Portfolio, representing approximately 21.9% of our total annualized base rent.

        Gross lease.    In our gross leases, the landlord is responsible for all aspects of and costs related to the property and its operation during the lease term. The tenant may have the right to terminate the lease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord's failure to perform its obligations under the lease. As of March 31, 2014, there were no gross leases in the Acquisition Portfolio.

        The following table provides information regarding the leases in the Acquisition Portfolio as of March 31, 2014:

Square Feet	Number of Leases	Leased Square Feet	Percentage of Total Leased Square Feet	Annualized Base Rent(1)	Percentage of Total Annualized Base Rent(2)	Annualized Base Rent per Square Foot(3)
<25,000	11	182,382	4.5%	$1,149,621	8.6%	$6.30
25,000 - 49,999	6	214,346	5.3%	$877,226	6.6%	$4.09
50,000 - 99,999	5	277,983	6.9%	$2,009,499	15.0%	$7.23
>100,000	8	3,374,437	83.3%	$9,345,280	69.8%	$2.77

Total/Weighted Average	30	4,049,148	100.0%	$13,381,626	100.0%	$3.30

(1)
Calculated for each lease as the monthly contracted base rent per the terms of such lease, as of March 31, 2014, multiplied by 12 and then aggregated by square feet. Excludes billboard and antenna revenue and rent abatements. Total rent abatements with respect to the Acquisition Portfolio for leases in effect as of March 31, 2014 for the 12 months ending March 31, 2015 are $0. Annualized base rent includes rent from triple net leases, modified gross leases and gross leases. See "Business—Lease Overview."

(2)
Calculated as annualized base rent for such leases divided by annualized base rent for the Acquisition Portfolio as of March 31, 2014.

(3)
Calculated as annualized base rent for such leases divided by leased square feet for such leases as of March 31, 2014.

Lease Expirations

        As of March 31, 2014, the weighted average in-place remaining lease term of the Acquisition Portfolio was 4.6 years. The following table sets forth a summary schedule of lease expirations for leases in place as of March 31, 2014, plus available space, for each of the 10 full and partial calendar years commencing March 31, 2014 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Expiration	Number of Leases Expiring	Total Rentable Square Feet(1)	Percentage of Rentable Square Feet	Annualized Base Rent(2)	Percentage of Annualized Base Rent(3)	Annualized Base Rent per Square Foot(4)
Available		33,962	0.8%	$—	0.0%	—
2014	0	—	0.0%	$—	0.0%	—
2015	5	113,921	2.8%	$377,220	2.8%	$3.31
2016	4	190,340	4.7%	$714,600	5.3%	$3.75
2017	3	1,367,204	33.5%	$3,644,269	27.2%	$2.67
2018	3	582,718	14.3%	$1,706,136	12.7%	$2.93
2019	9	956,606	23.4%	$4,396,039	32.9%	$4.60
2020	3	699,703	17.1%	$1,748,975	13.1%	$2.50
2021	2	98,735	2.4%	$596,778	4.5%	$6.04
2022	0	—	0.0%	$—	0.0%	$—
2023	0	—	0.0%	$—	0.0%	$—
Thereafter	1	39,921	1.0%	$197,609	1.5%	$4.95

Total/Weighted Average Acquisition Portfolio	30	4,083,110	100.0%	$13,381,626	100.0%	$3.28

(1)
Represents the contracted square footage upon expiration.

(2)
Calculated as monthly contracted base rent per the terms of such lease, as of March 31, 2014, multiplied by 12. Excludes billboard and antenna revenue and rent abatements. Total rent abatements with respect to the Acquisition Portfolio for leases in effect as of March 31, 2014 for the 12 months ending March 31, 2015 are $0. Annualized base rent includes rent from triple net leases, modified gross leases and gross leases. See "Business—Lease Overview."

(3)
Calculated as annualized base rent set forth in this table divided by total annualized base rent for the Acquisition Portfolio as of March 31, 2014.

(4)
Calculated as annualized base rent for such leases divided by leased square feet for such leases at each of the properties so impacted by the lease expirations as of March 31, 2014.

Property Revenue and Operating Expenses

        The Acquisition Portfolio contains triple net and modified leases. In the case of modified gross leases and triple net leases, base rent does not include tenant reimbursements for real estate taxes, insurance, common area or other operating expenses.

        In order to provide a better understanding of how these expenses impact the comparability of the leases in place at our properties, the tables below include information regarding base rent, additional property income, billed expense reimbursements and property operating expenses associated with the Acquisition Portfolio for the 12 months ended December 31, 2013.

Property/Portfolio Name	City	State	Base Rent(1)	Additional Property Income	Billed Expense Reimbursements	Operating Expenses	Net Operating Income(2)
Venture One Industrial Portfolio	Chicago	IL	$2,350,287	$300	$519,162	$(762,699)	$2,107,050
Nike-8400 Winchester Road	Memphis	TN	$1,901,448	$—	$—	$—	$1,901,448
Edlen Peachtree Portfolio (3)	Atlanta	GA	$1,904,289	$—	$337,521	$(523,291)	$1,718,519
Pier One-3500 Southwest Boulevard	Grove City	OH	$1,584,069	$—	$—	$—	$1,584,069
Perseus-210 American Drive (4)	Jackson	TN	$1,305,117	$—	$226,160	$(301,802)	$1,229,475
Garrity Malkin Portfolios
Columbus & Shelby Portfolios	Columbus	OH	$649,648	$—	$320,478	$(492,967)	$477,159
(Combined 3-14 Audit)	Memphis	TN
GMIP Green Meadows-Columbus	Columbus	OH	$890,618	$—	$329,697	$(394,526)	$825,789
7001 Americana Pkwy-Columbus	Columbus	OH	$168,792	$—	$83,224	$(76,911)	$175,105
Waynesboro-321 Mills Road (4)	Waynesboro	GA	$951,250	$—	$55,890	$(280,058)	$727,082
Creekside-3100 Creekside Parkway	Columbus	OH	$916,368	$—	$135,125	$(159,181)	$892,312

Total Acquisition Portfolio			$12,621,886	$300	$2,007,257	$(2,991,435)	$11,638,008

(1)
Figures have been adjusted to reflect straight-line rent.

(2)
Net Operating Income figures are based on financial statements provided by the seller which may have been adjusted in connection with the audit requirements of S-X Rule 3-14 for statements of revenue and certain expenses of the properties, which are included in the financial statements elsewhere in this prospectus.

(3)
Edlen Peachtree, LLC purchased the Peachtree Property on 5/20/2013—numbers have been prorated to reflect full year results.

(4)
2013 Net Operating Income figures for the Perseus and Waynesboro properties reflect results at less than full capacity.

Description of Certain Debt

  Assumed Mortgage Debt

        Immediately following the Acquisition Transactions, we expect to assume an aggregate amount of approximately $25.3 million in principal amount of mortgage debt secured by three of our buildings, based on March 31, 2014 balances.

  Proposed Revolving Credit Facility

        We have executed a term sheet with KeyBank NA for a proposed new revolving credit facility with a borrowing capacity of $60.0 million. We expect to have the credit facility in place concurrently with, or shortly following, the completion of this offering and the Acquisition Transactions. It is anticipated that all or some of the properties in the Acquisition Portfolio will comprise the borrowing base that will secure borrowings under the credit facility. We expect to use the proposed revolving credit facility for additional property acquisitions, working capital requirements and other general corporate purposes.

        Our operating partnership is expected to be the borrower under the credit facility and we are expected to guarantee any borrowings under the credit facility. The credit facility is expected to have a term of three years and allow for borrowings of up to $60.0 million, with an accordion feature that will allow us to increase the borrowing capacity thereunder under certain conditions, including the addition of additional unencumbered properties to the borrowing base.

        The proposed credit facility is anticipated to bear interest, at our option, either at a base rate plus a margin of 100 basis points to 175 basis points, depending on our leverage ratio, or at the rate of LIBOR, plus a margin of 200 basis points to 275 basis points, depending on our leverage ratio. In addition, we expect to pay a commitment fee of 0.90 basis points and an unused commitment fee of 0.25 to 0.35 basis points based on the unused portion of the revolving credit commitment.

        The proposed revolving credit facility will contain customary terms, covenants and other conditions for credit facilities of these types, including covenants that, among other things, require us to maintain certain leverage ratios, ratios of earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items, or EBITDA, as compared to fixed charges, and minimum tangible net worth. The financial covenants are also expected to limit our distributions to 90% of FFO unless greater distributions are necessary for us to maintain our qualification as a REIT.

        Following completion of this offering, and the application of the net proceeds described in this prospectus, we expect to have approximately $         million in cash and revolving credit facility capacity available to us to fund working capital and property acquisitions and to execute our business strategy.

Regulation

General

        Our properties are subject to various laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that we have the necessary permits and approvals to operate each of our properties.

Americans with Disabilities Act

        Our properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" as defined under the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. Although we believe that the properties in the Company Portfolio in the aggregate substantially comply with present requirements of the ADA, and we have not received any notice for correction from any regulatory agency, we have not conducted a comprehensive audit or investigation of all of our properties to determine whether we are in compliance and therefore we may own properties that are not in compliance with the ADA.

        ADA compliance is dependent upon the tenant's specific use of the property, and as the use of a property changes or improvements to existing spaces are made, we will take steps to ensure compliance. Noncompliance with the ADA could result in additional costs to attain compliance, imposition of fined by the U.S. government or an award of damages or attorney's fees to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations to achieve compliance as necessary.

Environmental Matters

        The Acquisition Portfolio is subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated, and therefore it is possible we could incur these costs even after we sell some of the properties we acquire. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow using the property as collateral or to sell the property. Under applicable environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment.

        Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos at one of our properties may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used.

        We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We usually require Phase I or similar environmental assessments by independent environmental consultants at the time of acquisition of a property. We generally expect to continue to obtain a Phase I or similar environmental site assessments by independent environmental consultants on each property prior to acquiring it. However, these environmental assessments may not reveal all environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity and may not identify all potential environmental liabilities.

        We can make no assurances that (1) future laws, ordinances or regulations will not impose material environmental liabilities on us, or (2) the current environmental condition of our properties will not be affected by tenants, the condition of land or operations in the vicinity of our properties (such as releases from underground storage tanks), or by third parties unrelated to us.

Insurance

        We will carry commercial property, liability and terrorism coverage on all the properties in the Company Portfolio under a blanket insurance policy. Generally, we do not carry insurance for certain types of extraordinary losses, including, but not limited to, losses caused by riots, war, earthquakes and wildfires. Upon completion of this offering and the Acquisition Transactions, we believe the policy specifications and insured limits will be appropriate and adequate given the relative risk of loss, the cost of the coverage and standard industry practice, however, our insurance coverage may not be sufficient to fully cover all of our losses. In addition, our title insurance policies may not insure for the current aggregate market value of the Company Portfolio, and we do not intend to increase our title insurance coverage as the market value of the Company Portfolio increases. We have not obtained and do not intend to obtain new or additional title insurance in connection with this offering, the Acquisition Transactions, including any so-called date down endorsements or other modifications to our existing title insurance policies.

Competition

        In acquiring our properties, we compete with other public industrial property sector REITs, income oriented non-traded REITs, private real estate fund managers and local real estate investors and developers. The last named group, local real estate investors and developers, historically has represented our dominant competition for acquisition opportunities. Many of these entities have greater resources than us or other competitive advantages. We also face significant competition in leasing available properties to prospective tenants and in re-leasing space to existing tenants.

Employees

        As of the date of this prospectus, we employ eight full-time employees. Prior to May 7, 2014, we were externally managed and had no employees. We believe that our relationships with our employees are very good. None of the employees is represented by a labor union.

Legal Proceedings

        From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings.

Our Corporate Information

        Our principal executive offices are located at 260 Franklin Street, Suite 1900, Boston, Massachusetts 02110. Our telephone number is (617) 340-3814. Our website is www.plymouthreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to you.

MANAGEMENT

Directors and Executive Officers

        Upon completion of this offering, our board of directors shall consist of five directors, three of whom are "independent" directors with independence being determined in accordance with the listing standards established by the NYSE. All members of our board of directors will serve annual terms. Upon the expiration of their terms at the annual meeting of stockholders in 2015, directors will be elected to serve a term of one year and until their successors are duly elected and qualify. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

        The following sets forth certain information with respect to our directors and executive officers as of March 31, 2014.

Name*	Age	Positions
Philip S. Cottone	74	Director**
Richard J. DeAgazio	69	Director**
David G. Gaw	62	Director**
Jeffrey E. Witherell	49	Chairman and Chief Executive Officer
Pendleton P. White, Jr.	54	President, Chief Investment Officer and Director
Daniel C. Wright	65	Executive Vice President and Chief Financial Officer

*
The address of each director and executive officer listed is 260 Franklin Street, Suite 1900, Boston, Massachusetts 02110.

**
Independent within the meaning of the NYSE listing standards.

Biographical Summaries of Directors and Executive Officers

Jeffrey E. Witherell

        Jeffrey E. Witherell is our Chief Executive Officer and Chairman of the Board and has held these positions since the formation of the company. Mr. Witherell oversees all aspects of our business activities, including the acquisition, management and disposition of assets.

        Mr. Witherell has been involved in real estate investment, development and banking activities for over 25 years. He, along with Mr. White, formed Plymouth Industrial REIT in 2011. From April 2008 thru 2011 he was engaged in the formation and operation of Plymouth Group Real Estate and Plymouth Real Estate Capital LLC, a FINRA registered broker/dealer. From April 2000 to March 2008, Mr. Witherell was employed as an investment executive with Franklin Street Properties Corp., a publicly traded REIT, and its subsidiary, FSP Investments LLC. During that time, Mr. Witherell was involved in the acquisition and syndication of 34 separate property investments, structured as single asset REITs, in 12 states, which raised in the aggregate approximately $1.2 billion.

        From 1999 to 2000, he was affiliated with IndyMac Bank where he was responsible for closed-loan acquisitions. From 1996 to 1999, Mr. Witherell was COO for GAP LP, a real estate investment firm where he was responsible for the acquisition and subsequent development of several real estate investments in Pennsylvania, Massachusetts, Wyoming and Nova Scotia, Canada. From 1994 to 1996, he founded and served as president of Devonshire Development, Inc., a Massachusetts based real estate development firm, where he was responsible for the acquisition and subsequent development of several real estate ventures. From 1990 to 1994, he was vice president of property management at New Boston Management, Inc., a Boston based real estate management firm. His responsibilities included property management and property disposition services. From 1987 to 1990, he was vice president of development for Kirkwood Development, an Oklahoma City based real estate development firm. His responsibilities included the development and construction of twelve development projects throughout New England. From 1982 to 1987, Mr. Witherell was employed at Dewsnap Engineering, a Boston based civil engineering and land surveying firm, where he was responsible for performing land surveying, permitting, design, and construction management services.

        Mr. Witherell graduated from Emmanuel College in Boston with a bachelor of science degree in business and is a member of several real estate organizations, including the Urban Land Institute (ULI) and NAIOP. He is a board member of AdventCare Inc., a Massachusetts based nonprofit organization that owns and operates skilled nursing facilities. In addition, he holds FINRA Series 7, 63, 79 and Series 24 General Securities Principal licenses.

        Mr. Witherell was selected as a director because of his ability to lead our company and his detailed knowledge of our strategic opportunities, challenges, competition, financial position and business.

Pendleton P. White, Jr.

        Pendleton P. White, Jr. is our President and Chief Investment Officer and one of our directors. He has served in these positions since the formation of the company. Along with Mr. Witherell, Mr. White actively participates in the management of our company and is primarily responsible for the overall investment strategy and acquisition activities.

        Mr. White has over 25 years of experience in commercial real estate, serving in numerous capacities including investment banking, property acquisitions and leasing. From November 2008 through March 2011, Mr. White was engaged in the formation of Plymouth Group Real Estate. Prior to that, Mr. White was Executive Vice President and Managing Director at Scanlan Kemper Bard (SKB) from September 2006 through November 2008, where he ran SKB's East Coast office and managed the funding of SKB Real Estate Investors Fund I. From March 2002 through September 2006, Mr. White was employed as an investment executive with Franklin Street Properties Corp., a publicly traded REIT, and its subsidiary, FSP Investments LLC. During that time, Mr. White was involved in the acquisition and syndication of numerous structured REITs throughout the United States.

        From 1997-2001, Mr. White was Principal and Director of North Shore Holdings, a family-owned real estate investment firm. From 1993-1997, Mr. White was Co-Director of Investment Sales at Coldwell Banker Commercial Real Estate Services (now CBRE) and was responsible for overseeing the acquisition and disposition of commercial properties throughout New England. Mr. White also was Vice President at Spaulding & Slye (now Jones Lang LaSalle) from 1991-1993 and Senior Sales Consultant at the Charles E. Smith Companies (now Vornado), in Washington, DC, from 1987-1992 and was responsible for property leasing and investment sale transactions. Mr. White began his career at Coldwell Banker in 1982. Since then he has been involved in over $1 billion of real estate transactions either serving as a broker, investor, consultant or investment banker.

        Mr. White received a bachelor of science degree from Boston University and is a member of several real estate organizations, including ULI and NAIOP.

        Mr. White was selected as a director because of his extensive knowledge and insight regarding industrial properties and detailed knowledge of our acquisition and operational opportunities and challenges.

Daniel C. Wright

        Daniel C. Wright is the Executive Vice President and Chief Financial Officer of our company, and has held those positions since May 2014. He is responsible for the financial performance, compliance and regulatory reporting.

        Mr. Wright has over 30 years of significant accounting and financial reporting experience within the real estate industry. Prior to joining Plymouth, he was a principal with Carleton Advisory Group where he was responsible for providing financial and operational expertise to commercial real estate and hospitality investment firms. From 2005 thru 2009, he was the CFO at Pyramid Advisors in Boston where he directed the financial and legal operations across an $8 billion portfolio of properties and 7,600 employees. While at Pyramid he provided leadership and oversight to 9 financial executives and was additionally responsible for the placement of over $1.5 billion of securitized debt. From 1999 to 2005, Mr. Wright was the CFO at Prism Venture Partners where he managed the financial and legal affairs of the company. Assets under management grew from $150 million to over $1 billion in 40 separate investments under his tenure. From 1995 to 1999, he was the CFO for Leggat McCall Properties in Boston, where he responsible for the financial performance of the firm.

        From 1982 to 1995, Mr. Wright was affiliated with Sheraton Hotels where he held several successive positions including Internal Audit Director, Director of Strategic Projects and Planning, and Director of Corporate Development. Additionally he was the Senior Vice President and Division Controller of the Pacific Division based in Honolulu, Hawaii, where he managed the financial operations across six countries.

        Mr. Wright holds a BSBA from Babson College and a Juris Doctorate from Suffolk University Law School. He is a former CPA, a member of the Massachusetts Bar, the Massachusetts Society of Public Accountants, and the American Institute of Certified Public Accountants.

Philip S. Cottone

        Philip S. Cottone is one of our independent directors and chairman of the compensation committee, positions he has held since November 2011. He is an attorney by background and is currently a mediator and arbitrator for FINRA, the American Arbitration Association, and the Counselors of Real Estate, primarily in securities, real estate and general commercial matters. He is an officer of the Executive Committee of the governing Council of the Dispute Resolution Section of the American Bar Association, has been certified by the International Mediation Institute at The Hague and is a member of the American College of Civil Trial Mediators. From 2003 to December of 2007, he was a member of the Board of Directors of Government Properties Trust (NYSE—GPT) and Chair of the Nominating and Governance Committee, and from 2004 to December 2008 he was lead director of Boston Capital REIT, a public, non-traded REIT. From 1972 to 1981, Mr. Cottone was senior real estate officer and group executive of IU International (NYSE—IU), a $2 billion Fortune 100 company, and previously, from 1966 to 1972, he was Manager of Real Estate at the Port of New York Authority where, among other things he was responsible for acquisition of the World Trade Center property in Manhattan. In 1981 he co-founded Ascott Investment Corporation, an investment, development and syndication company headquartered in Philadelphia, and as Chairman and CEO, a position he still holds, and founder of its captive broker dealer, he headed a staff of 65 in the capital raising, acquisition, management and sale of more than thirty real estate programs in fourteen states. From 1977 through 1983 and again from 1998 through 2002, he was General Counsel and a member of the Executive Committee of the International Right of Way Association, and from 1988 to 1997, he was Trustee and Treasurer of the IRWA Foundation. In 1988, he was national President of RESSI, the Real Estate Securities & Syndication Institute, and in 2004 he was national Chair of the Counselors of Real Estate, both divisions of the National Association of Realtors. From 1985 to 1991, he was Governor of the National Association of Securities Dealers, the predecessor to FINRA, and Vice Chairman in 1991. For ten years from 1995 to 2005 he was an adjunct on the faculty of the Real Estate Institute at New York University teaching a course he wrote in real estate securities.

        Mr. Cottone has an A.B from Columbia College (1961) where he was awarded the Burdette Kinne Memorial Prize for Humanities and an L.L.B. from NYU where he received the Administrative Law prize. Mr. Cottone was selected as a director because of his extensive investment and finance experience, board service and corporate governance experience.

Richard J. DeAgazio

        Richard J. DeAgazio is one of our independent directors and chairman of our corporate governance committee, positions he has held since November 2011. Mr. DeAgazio has been the principal of Ironsides Assoc. LLC., a consulting company in marketing and sales in the financial services industry since he founded the company in June 2007. In 1981, he joined Boston Capital Corp., a diversified real estate and investment banking firm, which, through its various investment funds, owns over $12 billion in real estate assets, as Executive Vice President and Principal. He founded and served as the President of Boston Capital Securities, Inc., a FINRA-registered broker dealer, which is an affiliate of Boston Capital Corp., from 1981 through December 2007. Mr. DeAgazio formerly served on the National Board of Governors of FINRA and served as a member of the National Adjudicatory Council of FINRA. He was the Vice Chairman of FINRA's District 11, and served as Chairman of the FINRA's Statutory Disqualification Subcommittee of the National Business Conduct Committee. He also served on the FINRA State Liaison Committee, the Direct Participation Program Committee and as Chairman of the Nominating Committee. He is a founder and past President of the National Real Estate Investment Association. He is past President of the National Real Estate Securities and Syndication Institute and past President of the Real Estate Securities and Syndication Institute (MA Chapter). Prior to joining Boston Capital in 1981, Mr. DeAgazio was the Senior Vice President and Director of the Brokerage Division of Dresdner Securities (USA), Inc., an international investment-banking firm owned by four major European banks, and was a Vice President of Burgess & Leith/Advest. He was member of the Boston Stock Exchange for 42 years. He was on the Board of Directors of Cognistar Corporation and FurnitureFind.com. He currently serves as a Vice-Chairman of the board of Trustees of Bunker Hill Community College, the Board of Trustees of Junior Achievement of Massachusetts and the Board of Advisors for the Ron Burton Kid's Training Village and is on the Board of Corporators of Northeastern University. He graduated from Northeastern University. Mr. DeAgazio was selected as a director because of his extensive senior executive officer and board service experience and experience with real estate operations.

David G. Gaw

        David G. Gaw is one of our independent directors and chairman of our audit committee, positions he has held since November 2011. Mr. Gaw is currently a real estate project consultant and is managing personal investments. From November 2009 through January 2011, Mr. Gaw served as Chief Financial Officer of Pyramid Hotels and Resorts, a REIT that focused on hospitality properties. From September 2008 through November 2009, Mr. Gaw was engaged in managing his personal investments. From June 2007 to September 2008, he was Chief Financial Officer of Berkshire Development, a private real estate developer that focused on retail development. From April 2001 until June 2007, he served as the Senior Vice President, Chief Financial Officer and Treasurer of Heritage Property Investment Trust, Inc., a publicly traded REIT listed on the NYSE. Mr. Gaw was serving in those capacities when Heritage Property engaged in its initial public offering. Mr. Gaw served as Senior Vice President of Boston Properties, Inc., a publicly traded REIT listed on the NYSE, from 1982 - 2000, and also served as its Chief Financial Officer beginning at the time of its initial public offering in 1997. Mr. Gaw received a bachelor of science degree and an MBA from Suffolk University. Mr. Gaw was selected as a director because of his extensive experience with financial reporting, accounting and controls and REIT management.

Other Key Employees

James M. Connolly

        James M. Connolly is a Senior Vice President and the Chief Operating Officer of our company. He has served as the Director of Asset Management since May 2011 and has direct responsibility for overseeing the day to day operating activities of our properties.

        Mr. Connolly is an experienced real estate asset management executive with a significant background in property level and portfolio wide operations. From 1998 to May 2011, Mr. Connolly was employed with Nortel Corporation, where he held positions as Global Leader Real Estate Asset Management from 1998 through December 2003, Director of Real Estate Finance from January 2004 through December 2008, Director of Real Estate for Europe, Middle East and Africa from December 2008 through March 2009, and Director of Real Estate Asset Management from April 2009 through May 2011. His responsibilities included asset, property and facilities management functions across Nortel's global portfolio of office, industrial, and distribution properties. In addition, he managed internal and external personnel on a national and global basis. Prior to Nortel, Mr. Connolly was affiliated with Bay Networks from 1996 to 1998 and Raytheon from 1986 to 1996 where his responsibilities with those companies included facility finance and property administration.

        Mr. Connolly holds a BSBA from the University of Massachusetts and an MBA in Real Estate Financial Management from Northeastern University, and is a member of several real estate organizations including NAIOP.

K. Cory Benson

        K. Cory Benson is the Senior Vice President Acquisitions of our company, and has held that position since our formation. He is responsible for property acquisitions and dispositions.

        Prior to joining Plymouth, Mr. Benson was the Founder and President of Sinclair Realty Advisors in January 2001. While at Sinclair, he provided real estate management and development services for corporate clients, specializing in facility planning/investment, build-to-suits, sale-leasebacks and property dispositions throughout the United States, Canada and Mexico. Prior to Sinclair, Mr. Benson was the real estate partner at Biltmore Broadcasting from 1998 to January 2001. Prior to that, he served as Vice President of Real Estate for Astrum International from 1989 to 1998 where he was responsible for the administration and management of a 125 property portfolio. From 1981 to 1989, Mr. Benson was a partner at Hall Davidson & Bullfinch Development, a real estate investment firm, where he was responsible for property acquisitions and real estate development.

        Mr. Benson has a bachelor of science degree from Cornell University and an MBA from Harvard Business School. He is a member of numerous industry organizations, including the Society of Office and Industrial Realtors (SIOR) and Certified Commercial Investment Managers (CCIM).

Nancy Parziale

        Nancy Parziale is the Senior Vice President of Finance and Controller of our company and has served in this position since January 2012.

        Ms. Parziale has over 20 years of experience in finance and accounting. Prior to joining Plymouth, Ms. Parziale served as Controller for Transatlantic Investment Management Inc., from March 2005 until December 2011. In this capacity, she was responsible for all accounting and financial aspects of the company, including investor reporting and treasury management. From February 2002 until March 2005, she was affiliated with Franklin Street Properties Corp., a publicly traded REIT. While at Franklin, Ms. Parziale held several accounting positions and was responsible for all aspects of financial reporting for the corporate entity as well as numerous single asset REITs that were both consolidated and unconsolidated into Franklin Street Properties Corp.

        Ms. Parziale holds a Bachelor of Science degree from Suffolk University.

Anne Alger Hayward

        Anne Alger Hayward is a Senior Vice President and is the General Counsel of our company and has served in these positions since March 2011. Ms. Hayward is responsible for the overall legal operations and compliance of our company.

        Ms. Hayward has over 30 years of experience in the practice of law, specializing in project finance, securities, and real estate transactional matters. She has structured and documented a wide variety of complex commercial transactions and public and private equity and debt securities offerings. Prior to joining Plymouth, from November 2007 through February 2011 she was General Counsel at Shane & Associates, Ltd., a Boston-based privately held real estate development and management company. Prior thereto, from April 2004 to November 2007 she was employed by Atlantic Exchange Company, an I.R.C. Section 1031 exchange accommodator. From 2001 to 2004, Ms. Hayward served as Senior Counsel at Holland & Knight LLP, representing large corporate clients in structuring tax credit transactions and real estate development projects. From 1997 to 2001, Ms. Hayward was senior counsel at BankBoston, NA representing the bank's asset based financing subsidiary. From 1993 to 1997, Ms. Hayward was Associate General Counsel at American Finance Group, a Boston-based general equipment leasing company. From 1985 to 1993, Ms. Hayward was corporate/securities counsel at CSA Financial Corp., an equipment lease finance company concentrating in high technology assets. From 1976 to 1985 Ms. Hayward was an Associate at Gaston & Snow representing firm corporate and securities industry clients.

        Ms. Hayward is a graduate of Skidmore College and New England School of Law. She holds FINRA Series 22 and 63 licenses, is a licensed real estate broker, and is a member of the Massachusetts and Federal District Court Bars.

Theodore M. Perry

        Theodore M. Perry is our Senior Vice President of Investor Relations / Capital Markets and has served in this position since April 2014. From August 2010 to April 2014, he was affiliated with Plymouth Group Real Estate and Plymouth Real Estate Capital, a FINRA registered Broker / Dealer. At Plymouth Capital, he was the Managing Partner responsible for directing the capital raising activities of the firm's REIT investments.

        Mr. Perry has over 25 years of financial services sales, distribution and management experience. He has held several key management roles including National Sales Manager for Russell Fund Distributors, a joint venture of State Street Global Advisors, the asset management arm of State Street Bank, and Frank Russell Company, from 1996 to 2000. He and his team were responsible for raising over $10 billion in net new assets for the institutional cash management, money market and short-duration bond strategies of SSgA. His group focused its efforts on the securities lending groups of the major warehouses as well as the corporate treasury groups of Fortune 500 companies. From 2000 to 2003 he was Director of National Accounts for State Street Global Advisors, where he lead the distribution efforts of the full spectrum of SSgA's separate account, exchange-traded fund (ETFs) and mutual fund offering. From 2004 to 2006 he was Managing Director of Sales for NewRiver, Inc. where he ran the sales outreach efforts to the broker/dealer and warehouse channels. Following that, from 2007 to 2010, Mr. Perry served as Managing Director of Charles Schwab & Company's Defined Contribution Investment-Only (DCIO) sales. In this role he and his team were responsible for raising over $2 billion of net new assets for the collective trust offerings and self-directed brokerage platform of Charles Schwab Investment Management.

        Mr. Perry received a bachelor of arts degree from the University of North Carolina, Chapel Hill and holds FINRA Series 7 and 63 licenses.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

  •
  our board of directors is not classified, instead, each of our directors is subject to re-election annually;

  •
  of the five persons who serve on our board of directors, three, or 60%, of our directors satisfy the listing standards for independence of the NYSE and Rule l0A-3 under the Exchange Act;

  •
  one of our directors qualifies as an "audit committee financial expert" as defined by the SEC;

  •
  we have opted out of the business combination and control share acquisition statutes in the MGCL; and

  •
  we do not have a stockholder rights plan.

        Our directors stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

        One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

        Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of these committees will be comprised exclusively of independent directors. Additionally, our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

        Our audit committee consists of our three independent directors. The chairman of our audit committee qualifies as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our board of directors has determined that each of the audit committee members is "financially literate" as that term is defined by the NYSE corporate governance listing standards. We have adopted an audit committee charter, which details the principal functions of the audit committee, including oversight related to:

  •
  our accounting and financial reporting processes;

  •
  the integrity of our consolidated financial statements and financial reporting process;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

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  our compliance with financial, legal and regulatory requirements;

  •
  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; the performance of our internal audit function; and

  •
  our overall risk profile.

        The audit committee is also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also prepares the audit committee report required by SEC regulations to be included in our annual proxy statement. Mr. Gaw has been designated as chair and Messrs. Cottone and DeAgazio have been appointed as members of the audit committee.

Compensation Committee

        Our compensation committee consists of our three independent directors. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our co-chief executive officers' compensation, evaluating our co-chief executive officers' performance in light of such goals and objectives and determining and approving the remuneration of our co-chief executive officers based on such evaluation;

  •
  reviewing and approving the compensation, if any, of all of our other officers;

  •
  reviewing our executive compensation policies and plans;

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  implementing and administering our incentive compensation equity-based remuneration plans;

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  assisting management in complying with our proxy statement and annual report disclosure requirements;

  •
  producing a report on executive compensation to be included in our annual proxy statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

        Mr. Cottone has been designated as chair and Messrs. DeAgazio and Gaw have been appointed as members of the compensation committee.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee consists of our three independent directors. We have adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

  •
  identifying and recommending to the full board of directors qualified candidates for election as directors to fill vacancies on the board or at the annual meeting of stockholders;

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  developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines;

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  reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;

  •
  recommending to our board of directors nominees for each committee of our board of directors;

  •
  annually facilitating the assessment of our board of directors' performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

  •
  overseeing our board of directors' evaluation of management.

        In identifying and recommending nominees for election as directors, the nominating and corporate governance committee may consider diversity of relevant experience, expertise and background. Mr. DeAgazio has been designated as chair and Messrs. Cottone and Gaw have been appointed as members of the nominating and corporate governance committee.

Code of Business Conduct and Ethics

        Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications; compliance with laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code of business conduct and ethics.

        Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

Limitation of Liability and Indemnification

        We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us, if a director or executive officer is or is threatened to be made a party to, or witness in, any proceeding by reason of such director's or executive officer's status as a present or former director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, member, fiduciary, employee or agent of another enterprise that the director or executive officer served in such capacity at our request, to indemnify such director or executive officer, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in had faith or was the result of active and deliberate dishonesty;

  •
  the director or executive officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

        In addition, except as described below, our directors and executive officers will not be entitled to indemnification pursuant to the indemnification agreement:

  •
  if the proceeding was one brought by us or on our behalf and the director or executive officer is adjudged to be liable to us;

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  if the director or executive officer is adjudged to be liable on the basis that personal benefit was improperly received in a proceeding charging improper personal benefit to the director or executive officer; or

  •
  in any proceeding brought against us by the director or executive officer other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement, and except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement approved by our board of directors.

        Notwithstanding the limitations on indemnification described above, on application by a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer (1) has met the standards of conduct set forth above or (2) has been adjudged liable for receipt of an "improper personal benefit." Under Maryland law, any such indemnification is limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or on behalf of our company or in which the officer or director was adjudged liable for receipt of an improper personal benefit. If the court determines the director or executive officer is so entitled to indemnification, the director or executive officer will also be entitled to recover from us the expenses of securing such indemnification.

        Notwithstanding, and without limiting, any other provision of the indemnification agreements, if a director or executive officer is made a party to any proceeding by reason of such director's or executive officer's status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, member, fiduciary, employee or agent of another entity that the director or executive officer served in such capacity at our request, and such director or executive officer is successful, on the merits or otherwise, as to one or more (even if less than all) claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or tier, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

  •
  a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and

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  a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

        The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including a requirement that such determination be made by independent counsel after a change of control of us.

        Our charter permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Generally, Maryland law permits a Maryland corporation to indemnify its present and former directors and officers except in instances where the person seeking indemnification acted in bad faith or with active and deliberate dishonesty, actually received an improper personal benefit in money, property or services or, in the case of a criminal proceeding, had reasonable cause to believe that his or her actions were unlawful. Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership. See "Description of the Partnership Agreement of Plymouth Industrial OP, LP."

EXECUTIVE COMPENSATION

        This section discusses the material components of the executive compensation program for our executive officers who are named in the "Summary Compensation Table" below. Applicable SEC rules require that a registrant provide information regarding the material components of its executive compensation program with respect to the last completed fiscal year. However, because we did not have any employees in 2013, no compensation was paid to any of our named executive officers in 2013. Set forth below is an overview of the expected initial components of our named executive officer compensation program, including annual cash compensation, equity awards and health and retirement benefits, to be provided following the completion of this offering. Our "named executive officers" during 2014 are expected to be:

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  Jeffrey E. Witherell, Chief Executive Officer;

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  Pendleton P. White, Jr., President and Chief Investment Officer; and

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  Daniel C. Wright, Chief Financial Officer.

        This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. We are continuing to assess the identity of our named executive officers and to formulate our compensation philosophy and its appropriate components and levels and, accordingly, actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

        As noted above, we did not have any employees in 2013 and, accordingly, we did not pay any compensation to our named executive officers during or in respect of that year. Below is a Summary Compensation Table setting forth certain compensation that we expect to pay our 2014 named executive officers during 2014 following the completion of this offering, in order to provide some understanding of our expected compensation levels.

Name and Principal Position	Annual Salary	Bonus		Stock Awards		All Other Compensation(4)	Total
Jeffrey E. Witherell—	$300,000	—	(1)(2)	$950,000	(3)	$35,000	$1,285,000	(5)
Chief Executive Officer
Pendleton P. White, Jr.—	$250,000	—	(1)(2)	$750,000	(3)	$35,000	$1,035,000	(5)
President and Chief
Investment Officer
Daniel C. Wright—	$200,000	—	(1)(2)	$500,000	(3)	$35,000	$735,000	(5)
Executive Vice President
and Chief Financial Officer

(1)
Bonus amounts to be determined by our compensation committee in its sole discretion.

(2)
Upon completion of this offering, our compensation committee will establish specific metrics to measure future cash bonus payments.

(3)
Reflects dollar value of the grant of shares of restricted stock under our 2014 Incentive Award Plan to be made concurrently with the completion of this offering, which equates to                        shares based on the midpoint of the price range set forth on the front cover of this prospectus.

(4)
Represents reimbursement of up to $10,000 annually for reasonable professional expenses and advice from professional advisors and amounts paid by us for healthcare benefits for each officer.

(5)
Does not include the amount of any cash bonus that may be awarded by the compensation committee.

Base Salaries

        As of the completion of this offering, our named executive officers will earn annualized base salaries that are commensurate with their positions and are expected to provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities. The expected annualized amounts of 2014 annual base salaries of our named executive officers, which will be effective as of the completion of this offering, are set forth in the Summary Compensation Table above.

Cash Bonuses

        Following the completion of this offering, we expect that our named executive officers and certain employees will be eligible to earn annual bonuses based on the attainment of specified performance objectives established by our compensation committee. Eligibility to receive these cash bonuses is expected to incentivize our named executive officers to strive to attain company and/or individual performance goals that further our interests and the interests of our stockholders. The applicable terms and conditions of the cash bonuses will be determined by our compensation committee.

Other Elements of Compensation Retirement Plans

        The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We expect to establish a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees.

  Employee Benefits and Perquisites

        We expect that our full-time employees, including our named executive officers, will be eligible to participate in health and welfare benefit plans, which will provide medical, dental, prescription and other health and related benefits. We may also implement additional benefit and other perquisite programs as our compensation committee determines appropriate, though we do not expect any such additional benefits and perquisites to constitute a material component of our named executive officers' compensation package.

  Additional Compensation Components

        Following the completion of this offering, as we formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Executive Compensation Arrangements

        We will enter into employment agreements with certain executive officers of the company, including Messrs. Witherell, White and Wright, that will take effect upon the completion of this offering. The following is a summary of the material terms of the agreements.

        Under the agreements, Mr. Witherell will serve as Chief Executive Officer of our company, Mr. White will serve as President and Chief Investment Officer of our company and Mr. Wright will serve as Chief Financial Officer of our company. Each will report directly to the board. The initial term of the employment agreements will end on the third anniversary of the completion of this offering. On that date, and on each subsequent one year anniversary of such date, the term of the employment agreements will automatically be extended for one year, unless earlier terminated. Pursuant to the employment agreements, during the terms of Messrs. Witherell's and White's employment, we will nominate each for election as a director.

        Under the employment agreements, Messrs. Witherell, White and Wright will receive initial annual base salaries in the amounts reflected in the "Summary Compensation Table" above, which are subject to increase at the discretion of our compensation committee. In addition, each of Messrs. Witherell, White and Wright will be eligible to receive an annual discretionary cash performance bonus targeted at 100% of the executive's then-current annual base salary. The actual amount of any such bonuses will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by our compensation committee. In connection with entering into the employment agreements and as described above, Messrs. Witherell, White and Wright will each be granted an award of restricted shares of our common stock. These restricted stock awards will vest in four equal, annual installments on each of the first four anniversaries of the date of the closing of this offering, subject to each executive's continued service through the applicable vesting date. In addition, beginning in calendar year 2015 and for each calendar year thereafter, Messrs. Witherell, White and Wright will each be eligible to receive an annual equity award, as determined by our compensation committee in its sole discretion. Messrs. Witherell, White and Wright will also be eligible to participate in customary health, welfare and fringe benefit plans, and, subject to certain restrictions, healthcare benefits will be provided to them and their eligible dependents at our sole expense. Each of Messrs. Witherell, White and Wright will accrue four weeks of paid vacation per year.

        Pursuant to the terms of the employment agreements, if Mr. Witherell's, Mr. White's or Mr. Wright's employment is terminated by our company without "cause," by the executive for "good reason" (each, as defined in the applicable employment agreement) or because our company elects not to renew the term of the employment agreement then, in addition to any accrued amounts, the executive will be entitled to receive the following:

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  An amount, payable over a 12-month period, equal to (i) three times with respect to Mr. Witherell and (ii) two times with respect to Messrs. White and Wright the sum of (a) the executive's annual base salary then in effect, (b) the average annual bonus earned by the executive for the two prior fiscal years (substituting target bonus in the average for any fiscal year not yet completed if fewer than two fiscal years have been completed) and (c) the average value of any annual equity awards(s) made to the executive during the prior two fiscal years (excluding the initial grant of restricted stock described above, any award(s) granted pursuant to a multi-year, outperformance or long-term performance program and any other non-recurring awards), or if fewer than two years have elapsed, over such lesser number of years; and

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  accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and company-paid continuation healthcare coverage for 18 months after the termination date.

        The executive's right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of our company. The employment agreements also contain customary confidentiality and non-solicitation provisions.

        Upon a termination of employment by reason of death or disability, the executive or his estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date, in addition to any accrued amounts. In addition, upon a change in control of our company (as defined in the Plan), Messrs. Witherell, White and Wright will be entitled to accelerated vesting of all outstanding equity awards held by such executive as of the date of the change in control. In addition, under the employment agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a "best pay cap" reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Director Compensation

        Our board of directors has approved a compensation program for our non-employee directors, which will take effect upon completion of this offering and will consist of annual retainer fees and long-term equity awards. The material terms of the program are described below:

  Cash Compensation

        Under the program, each non-employee director will be entitled to receive an annual cash retainer of $25,000. In addition, each committee chairperson will receive a $10,000 annual cash retainer and, in the event we have a lead independent director, he or she will receive a $25,000 annual cash retainer. Annual retainers will be paid in cash quarterly in arrears.

  Equity Compensation

        Under the program, each non-employee director will receive an award of restricted stock in connection with the completion of this offering in a denominated dollar value equal to $75,000. These awards will vest in substantially equal one-third installments on each of the first, second and third anniversaries of the completion of this offering, subject to continued service on our board of directors through the applicable vesting date.

        In addition, under the program, each non-employee director who is currently serving on our board of directors following the completion of this offering, and each director who is serving on our board of directors as of the date of each annual meeting of stockholders, will be granted an award of restricted stock in a denominated dollar value equal to $35,000 (or, with respect to awards to initially elected or appointed non-employee directors, a pro-rated value to reflect any partial year service). These awards will vest on the earlier to occur of (i) the date of the annual meeting of stockholders immediately following the grant date and (ii) the first anniversary of the grant date, subject in each case to continued service on our board of directors.

2014 Incentive Award Plan

        In April 2014, our board of directors adopted, and in June 2014 our stockholders approved, the 2014 Incentive Award Plan, or Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the Plan are summarized below.

        Eligibility and Administration.    Our employees, consultants and directors, and employees, consultants and directors of our operating partnership, our services company and our respective subsidiaries will be eligible to receive awards under the Plan. Initially, the Plan will be administered by our board of directors but following our initial public offering the Plan will be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 162(m) of the Code Section 16 of the Exchange Act, the MGCL and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Plan, including any vesting and vesting acceleration conditions.

        Limitation on Awards and Shares Available.    The aggregate number of shares of our common stock and/or LTIP units of partnership interest in our operating partnership, or LTIP units, that are available for issuance under awards granted pursuant to the Plan is 750,000 shares/LTIP units. Shares and units granted under the Plan may be authorized but unissued shares/LTIP units, or, if authorized by the board of directors, shares purchased in the open market. If an award under the Plan is forfeited, expires or is settled for cash, any shares/LTIP units subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Plan. However, the following shares/LTIP units may not be used again for grant under the Plan: (1) shares/LTIP units tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options. The maximum number of shares that may be issued under the Plan upon the exercise of incentive stock options is 750,000.

        Awards granted under the Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Plan. After the expiration of a transition period that may apply following the effective date of our initial public offering, the maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Plan during any calendar year will be 100,000 and the maximum amount that may be paid under a cash award pursuant to the Plan to any one participant during any calendar year period will be $500,000.

        Awards.    The Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, LTIP units, SARs, and cash awards. Certain awards under the Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards and LTIP units generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

  •
  Stock Options.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

  •
  SARs.  SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

  •
  Restricted Stock, RSUs and Performance Shares.  Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

  •
  Stock Payments, Other Incentive Awards, LTIP Units and Cash Awards.  Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. LTIP units are awards of units of limited partnership interest in our operating partnership intended to constitute "profits interests" within the meaning of the relevant IRS guidance, which may be convertible into shares of our common stock. Cash awards are cash incentive bonuses subject to performance goals.

  •
  Dividend Equivalents.  Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on performance awards granted under the Plan unless and until such performance awards have vested.

        Performance Awards.    Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to constitute "qualified performance-based compensation," or QPBC, within the meaning of Section 162(m) of the Code, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.

        Section 162(m) of the Code imposes a $1,000,000 cap on the compensation deduction that a public company may take in respect of compensation paid to its "covered employees" (which should include its chief executive officer and its next three most highly compensated employees other than its chief financial officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. Under current tax law, we do not expect Section 162(m) of the Code to apply to certain awards under the Plan until the earliest to occur of (1) our annual stockholders' meeting at which members of our board of directors are to be elected that occurs in 2017; (2) a material modification of the Plan; (3) an exhaustion of the share/unit supply under the Plan; or (4) the expiration of the Plan. However, QPBC performance criteria may be used with respect to performance awards that are not intended to constitute QPBC. In addition, our company may issue awards that are not intended to constitute QPBC even if such awards might be non-deductible as a result of Section 162(m) of the Code.

        In order to constitute QPBC under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our compensation committee and linked to stockholder-approved performance criteria. For purposes of the Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation expense); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders' equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of common stock; (20) leasing activity; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) financing and other capital raising transactions; (29) recruiting and maintaining personnel; (30) year-end cash; (31) acquisition activity; (32) investment sourcing activity; (33) customer service; and (34) marketing initiatives, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

        Equity Compensation.    We expect to make grants of restricted stock pursuant to the Plan, to certain of our employees, including our named executive officers and our non-employee directors, in connection with this offering. We anticipate that the awards granted to our named executive officers in connection with this offering will vest as to 25% of the number of shares subject to the award on each of the first, second, third and fourth anniversaries of the date of grant, based on the executive's continued service with us through the applicable vesting date. In addition, the restricted stock awards granted to Messrs. Witherell and White in connection with this offering will be subject to accelerated vesting provisions set forth in the executive's employment agreement, as described in further detail below under "Executive Compensation Arrangements." Each restricted stock award granted in connection with this offering is expected to be denominated as a specified dollar value, and the actual number of shares issued will be calculated at or prior to grant by dividing the total denominated dollar value of the award by $            , which is the midpoint of the price range set forth on the front cover of this prospectus. We expect that the aggregate denominated dollar value of all restricted stock awards granted to non-employee directors, executive officers and other employees in connection with this offering will be approximately $3,725,000 million, including the following grants to our named executive officers:

Named Executive Officer	Approximate Restricted Stock Denominated Grant Value
Jeffrey E. Witherell	$950,000
Pendleton P. White, Jr.	$750,000
Daniel C. Wright	$500,000

        Certain Transactions.    The plan administrator has broad discretion to take action under the Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock and/or LTIP units, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as "equity restructurings," our board of directors will make equitable adjustments to the Plan and outstanding awards. In the event of a change in control of our company (as defined in the Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

        Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share/unit limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a "market sell order" or such other consideration as it deems suitable.

        Plan Amendment and Termination.    Our board of directors may amend or terminate the Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares/units available under the Plan, "reprices" any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. After the tenth anniversary of the date on which we adopt the Plan, no automatic annual increases to the Plan's share limit will occur and no incentive stock options may be granted; however, the Plan does not have a specified expiration and will otherwise continue in effect until terminated by our company.

        Additional REIT Restrictions.    The Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

        We intend to enter into employment agreements with our executive officers that would take effect upon completion of this offering, which will provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. The material terms of the agreements are described under "Executive Compensation—Executive Compensation Arrangements."

2014 Incentive Award Plan

        In anticipation of this offering, we adopted the Plan for our directors, officers, employees and consultants. An aggregate of 750,000 shares of our common stock and LTIP units will be available for issuance under awards granted pursuant to the Plan. We expect that the aggregated denominated dollar value of all restricted stock awards granted under the Plan to executive officers, other employees and non-employee directors in connection with this offering will be approximately $3,725,000. See "Executive Compensation."

Indemnification of Officers and Directors

        Effective upon completion of this offering, our charter and bylaws will provide for certain indemnification rights for our directors and officers and we will enter into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers, directors, partners, trustees, managers or members to the maximum extent permitted by Maryland law. See "Management—Limitation of Liability and Indemnification."

Review and Approval of Future Transactions with Related Persons

        Upon completion of this offering, we will adopt a written policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. We expect this policy to provide that the nominating and corporate governance committee will be responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be preapproved.

Advisory Agreement

        Prior to May 7, 2014, we were externally advised by Plymouth Real Estate Investors Inc., a company controlled by Messrs. Witherell and White, pursuant to an advisory agreement between us and our former advisor. The advisory agreement was terminated effective May 7, 2014 with no additional consideration being payable by us to our former advisor. For the period from January 1, 2014 through May 7, 2014, we paid advisory fees to our advisor in the amount of $19,745 and reimbursed expenses in the amount of $26,116.

 STRUCTURE OF OUR COMPANY

Our Structure

Our Company

        We were formed as a Maryland corporation in March 2011 and previously conducted business as Plymouth Opportunity REIT, Inc. We conduct our business through an UPREIT structure in which our properties are owned by our operating partnership directly or through subsidiaries, as described below under "—Our Operating Partnership." We are the sole general partner of our operating partnership and, upon completion of this offering, we will own 100% of the units of limited partnership interest, or OP units, in our operating partnership. Our board of directors oversees our business and affairs.

        Prior to May 2014, we were externally managed by Plymouth Real Estate Investors, Inc., or the advisor, an affiliate of our company, pursuant to the terms of an advisory agreement. The advisory agreement was terminated in May 2014 with no consideration being paid to the advisor as a result of such termination.

Our Operating Partnership

        Following the completion of this offering and the Acquisition Transactions, substantially all of our assets will be held by, and our operations will be conducted through, our operating partnership. We will contribute the net proceeds from this offering to our operating partnership in exchange for OP units therein. Our interest in our operating partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in "Description of the Partnership Agreement of Plymouth Industrial OP, LP."

Consequences of the Acquisition Transactions and this Offering

        The completion of the Acquisition Transactions and this offering, and the application of the net proceeds thereof in accordance with the description under "Use of Proceeds," will have the following consequences:

  •
  Through our interest in our operating partnership and its wholly owned subsidiaries, we will indirectly own a 100% fee simple interest in the 20 industrial buildings in the Acquisition Portfolio.

  •
  Purchasers of shares of our common stock in this offering will own        % of our outstanding common stock or         % of our outstanding common stock if the underwriters' over-allotment option is exercised in full.

  •
  We are the sole general partner of our operating partnership and own a 0.1% general partner interest and a 99.9% limited partner interest in our operating partnership.

  •
  We expect to have total consolidated indebtedness of approximately $25.3 million, consisting of the secured indebtedness that we expect to assume as part of the Acquisition Transactions.

Corporate Structure

        The chart below reflects our organization immediately following completion of the Acquisition Transactions and this offering.

(1)
Reflects (a)         shares of restricted common stock to be granted to Messrs. Witherell and White, (b)         shares of restricted common stock to be granted to each of our independent directors and (c) an aggregate of        shares of restricted common stock to be granted to certain officers of our company, in each case, concurrently with the completion of this offering.

Determination of Offering Price

        Prior to this offering, there has been no public market for our common stock. The public offering price was negotiated between the underwriters and us. In determining the public offering price of our common stock, the underwriters will consider, among other factors, the history and prospects for the industry in which we compete, our financial information, the ability of our management and our business potential and earning prospects, the prevailing securities markets at the time of this offering, and the recent market prices of, and the demand for, publicly-traded shares of companies the underwriters deemed generally comparable. The public offering price does not necessarily bear any relationship to the book value of our assets or the Acquisition Properties, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering. We have not obtained any third-party appraisals of the Acquisition Properties for purposes of determining how much we should pay for such properties. The consideration to be given by us for the Acquisition Properties may exceed their fair market value.

 POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders' best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

        We intend to conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our goal is to generate attractive risk-adjusted returns for our stockholders by acquiring Class B industrial properties, primarily located in secondary markets and select primary markets across the Eastern half of the U.S. and Texas.

        We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. From time to time, we may make investments that support our objectives but do not provide current cash flow. We believe that investments that do not generate current cash flow may be, in certain instances, consistent with our objective to achieve sustainable long-term growth in earnings and FFO.

        There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

        Additional criteria with respect to our properties are described in "Business."

Investments in Mortgages, Structured Financings and Other Lending Policies

        While the Company Portfolio consists of, and our business objectives emphasize, equity investments in real estate, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualifications as a REIT. We do not currently invest, or intend to invest, in mortgages or deeds of trust, but may acquire such interests as a strategy for acquiring ownership of a property or the economic equivalent thereof and/or invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. These mortgages may or may not be guaranteed or insured as to principal or interest by any government agency or otherwise. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

        Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, as amended, or the 1940 Act, and we intend to divest securities before any registration would be required.

        We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

        We may from time to time dispose of certain properties, based upon management's periodic review of the Company Portfolio, if our board of directors determines that such action would be in our best interests. The tax consequences to our directors and executive officers who hold units resulting from a proposed disposition of a property may influence their decision as to the desirability of such proposed disposition. See "Risk Factors—Risks Related to Our Organizational Structure and the Acquisition Transactions—Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of OP units, which may impede business decisions that could benefit our stockholders."

Financing and Leverage Policies

        We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

        Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage, which we define as a debt-to-EBITDA multiple of less than 10.0x, and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purpose. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur.

        Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. If we adopt a debt policy, our board of directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Lending Policies

        We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies

        To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including additional units or senior securities of our operating partnership, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our operating partnership is in existence, we will generally contribute the proceeds of all equity capital raised by us to our operating partnership in exchange for partnership interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

        Existing stockholders will have no preemptive rights to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder's investment in us. Although we have no current plans to do so, we may in the future issue shares of common stock or cause our operating partnership to issue OP units in connection with acquisitions of property.

        We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policy

        Overview.    Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its other partners under Delaware law and the partnership agreement in connection with the management of our operating partnership. Our fiduciary duties and obligations, as the general partner of our operating partnership, may come into conflict with the duties of our directors and officers to our company.

        Under Delaware law, a general partner of a Delaware limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the partnership agreement or Delaware law consistently with the obligation of good faith and fair dealing. The duty of loyalty requires a general partner of a Delaware limited partnership to account to the partnership and hold as trustee for any property, profit, or benefit derived by the general partner in the conduct of the partnership business or derived from a use by the general partner of partnership property, including the appropriation of a partnership opportunity, to refrain from dealing with the partnership in the conduct of the partnership's business as or on behalf of a party having an interest adverse to the partnership and to refrain from competing with the partnership in the conduct of the partnership business, although the partnership agreement may identify specific types or categories of activities that do not violate the duty of loyalty. The partnership agreement provides that, in the event of a conflict between the interests of our operating partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our operating partnership, may give priority to the separate interests of our company or our stockholders (including with respect to tax consequences to limited partners, assignees or our stockholders), and, in the event of such a conflict, any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of our operating partnership under its partnership agreement does not violate the duty of loyalty or any other duty that we, in our capacity as the general partner of our operating partnership, owe to our operating partnership and its partners, or violate the obligation of good faith and fair dealing. We, in our capacity as the general partner of our operating partnership, may, but are not obligated to, take into account the tax consequences to any partner of our operating partnership of any action we take or fail to take, and any such action or failure to act that does not take into account any such tax consequences that does not violate the contract rights of the limited partners of our operating partnership under the partnership agreement does not violate the duty of loyalty or any other duty that we, in our capacity as the general partner of our operating partnership, owe to our operating partnership or its partners, or violate the obligation of good faith and fair dealing. Further, any action that we undertake or fail to take in the good faith belief that the action or inaction is necessary or advisable to protect our ability to continue to qualify as a REIT, for us to otherwise satisfy the requirements for qualifying as a REIT under the Code, for us to avoid incurring income taxes under the Code or for any of our affiliates to continue to qualify as a "qualified REIT subsidiary" under the Code or a "taxable REIT subsidiary" under the Code does not violate the duty of loyalty or any other duty or obligation, fiduciary or otherwise, that we, in our capacity as the general partner of our operating partnership, owe to our operating partnership or any other partner. The duty of care requires a general partner to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law, and this duty may not be unreasonably reduced by the partnership agreement.

        The partnership agreement provides that we will not be liable to our operating partnership or any partner for any action or omission taken in our capacity as general partner for the debts or liabilities of our operating partnership or for the obligations of the operating partnership under the partnership agreement, except for liability for our fraud, willful misconduct or gross negligence, pursuant to any express indemnity we may give to our operating partnership. The partnership agreement also provides that any obligation or liability in our capacity as the general partner of our operating partnership that may arise at any time under the partnership agreement or any other instrument, transaction or undertaking contemplated by the partnership agreement will be satisfied, if at all, out of our assets or the assets of our operating partnership only, and no obligation or liability of the general partner will be personally binding upon any of our directors, stockholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our directors or officers will be directly liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission or by reason of their service as such. Our operating partnership must indemnify us, our directors and officers, officers of our operating partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys' fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which such person actually received an improper personal benefit in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

        Our operating partnership must also pay or reimburse the reasonable expenses of any such person in advance of a final disposition of the proceeding upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership is not required to indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person's right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

        Policies Applicable to All Directors and Officers.    Our charter and bylaws do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We intend, however, to adopt policies that are designed to eliminate or minimize potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. This policy will provide that the audit committee of our board of directors will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party before approving such transaction. Our code of business conduct and ethics provides that all of our directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without our consent. See "Management—Code of Business Conduct and Ethics." However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

        Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof, provided that:

  •
  the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

  •
  the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

  •
  the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

        Furthermore, under Delaware law (where our operating partnership is formed), we, as general partner, have a fiduciary duty of loyalty to our operating partnership and its partners and, consequently, such transactions also are subject to the duties that we, as general partner, owe to our operating partnership and its limited partners (as such duties have been modified by the partnership agreement).

We will also adopt a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors even if less than a quorum. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Policies With Respect To Other Activities

        We will have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in "Description of the Partnership Agreement of Plymouth Industrial OP, LP," we expect, but are not obligated, to issue common stock to holders of OP units upon exercise of their redemption rights. Our board of directors has the authority, without further stockholder approval, to amend our charter to increase or decrease the number of authorized shares of common stock or preferred stock and to authorize us to issue additional shares of common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See "Description of Stock." We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

        Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information, upon completion of this offering, regarding the ownership of shares of our common stock by:

  •
  each of the persons who will be a director upon completion of this offering;

  •
  each of our executive officers;

  •
  each person who will be the beneficial owner of more than 5% of our outstanding common stock; and

  •
  all directors and executive officers as a group.

        In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares the person actually owns beneficially or of record;

  •
  all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the person has the right to acquire within 60 days (such as restricted shares of common stock that are currently vested or which are scheduled to vest within 60 days).

        Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 260 Franklin Street, Suite 1900, Boston, Massachusetts 02110.

	Number of Shares Beneficially Owned(1)			Percent of All Shares(2)
Name	Pre-Offering		Post-Offering	Pre Offering	Post-Offering
Jeffrey E. Witherell	57,076	(2)		4.4
Pendleton P. White, Jr.	56,745	(3)		4.4
Daniel C. Wright	—			—
Philip S. Cottone	13,248			1.0
Richard J. DeAgazio	12,737			1.0
David G. Gaw	14,341			1.1
Total Held by Executive Officers and Directors as a Group	154,147			11.9		%

*
Less than 1.0%.

(1)
As used herein, "beneficially owned" means the power to vote or direct the voting of shares and/or the power to dispose or direct the disposition of shares.

(2)
Includes 56,540 shares of common stock owned by Plymouth Group Real Estate of which Mr. Witherell may be deemed to be the beneficial owner.

(3)
Includes 56,540 shares of common stock owned by Plymouth Group Real Estate of which Mr. White may be deemed to be the beneficial owner.

 DESCRIPTION OF STOCK

        The following summary of the material terms of our shares of capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is part. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to 1,000,000,000 shares of common stock, $0.01 par value per share, or our common stock, and up to 100,000,000 shares of preferred stock, $0.01 par value per share, or our preferred stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our common stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock. Upon completion of this offering,                shares of our common stock will be issued and outstanding, and no shares of our preferred stock will be issued and outstanding.

        Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

        All of the shares of our common stock offered in this offering will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

        Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

        Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our common stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our common stock will have equal dividend, liquidation and other rights.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director (and such removal must be for cause) and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, relating to the restrictions on the transfer and ownership of shares or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our capital stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each such class or series.

Preferred Stock

        Our charter authorizes our board of directors to classify any unissued shares of our preferred stock and to reclassify any previously classified but unissued shares into one or more classes or series of stock. Prior to issuance of shares of each new class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation, exclusive or class voting rights or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, no shares of our preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Shares of Our Common Stock and Issue Additional Shares of Our Common and Preferred Stock

        We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any class or series of preferred stock that we may issue in the future or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. See "Material Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws."

Restrictions On Ownership and Transfer

        In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of certain attribution rules by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our capital stock, excluding any shares of stock that are not treated as outstanding for federal income tax purposes. We refer to this restriction as the "ownership limit." A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limit or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a "prohibited owner."

        The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby violate the applicable ownership limit.

        Our board of directors, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from the limit described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our board of directors any representations, covenants and undertakings that our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

        As a condition of the exception, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and representations and undertakings from the person seeking the exemption or excepted holder limit in order to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

        Our board of directors may, in its sole and absolute discretion, increase or decrease the ownership limit for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person's actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of shares of our stock or beneficial or constructive ownership of our stock will violate the decreased ownership limit. Our board of directors may from time to time increase or decrease any ownership limit if, among other limitations, the new ownership limit would not prevent five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock.

        Our charter further prohibits:

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  any person from actually, beneficially or constructively owning shares of our stock that could result in us being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any such gross income requirements imposed on REITs); and

  •
  any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

        The ownership limit and other restrictions on ownership and transfer of our stock described above will not apply until the completion of this offering and will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

        Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or could result in us being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

        Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (ii) the last reported sale price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

        If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to our discovery that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

        The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

        Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee's sole discretion:

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  rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

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  recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

        If our board of directors or a committee thereof determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable in its sole and absolute discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

        Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations promulgated thereunder) in number or value of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person's actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

        Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

        These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, LLC.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is part. See "Where You Can Find More Information."

Our Board of Directors

        Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL, which is one, or, unless our bylaws are amended, more than fifteen. We have five directors.

        Our charter also provides that, at such time as we become eligible to elect to be subject to certain elective provisions of the MGCL (which we expect will be upon completion of this offering) and except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director so elected will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

        Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast. Consequently, at each annual meetings of stockholders, the holders of the majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

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  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock; or

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  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

        After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These supermajority approval requirements do not apply if, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors will, by resolution, elect to opt out of the business combination provisions of the MGCL. We cannot provide you any assurance, however, that our board of directors will not opt to be subject to such business combination provision at any time in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

        The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to their control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

        Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

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  a majority requirement for the calling of a special meeting of stockholders.

        Our charter provides that, at such time as we become eligible to make a Subtitle 8 election (which we expect will be upon the completion of this offering) and except as may be provided by our board of directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the board, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. Our bylaws provide that we may not create a classified board.

Amendments to Our Charter and Bylaws

        Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in the charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the removal of directors, the restrictions on the transfer and ownership of shares or the vote required to amend such provisions may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Meetings of Stockholders

        Under our bylaws, annual meetings of stockholders must be held each year at a date, time and place determined by our board of directors. Special meetings of stockholders may be called by the chairman of our board of directors, our chief executive officer, our president and our board of directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that:

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  with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

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  pursuant to our notice of the meeting;

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  by or at the direction of our board of directors; or

  o
  by a stockholder who was a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws.

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  with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

  o
  by or at the direction of our board of directors; or

  o
  provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws.

        The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        The restrictions on ownership and transfer of our stock, the provisions of our charter regarding the removal of directors, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Subtitle 8 of Title 3 of the MGCL providing for a classified board of directors, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors' and Officers' Liability

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

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  was committed in bad faith; or

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  was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director's or officer's ultimate entitlement to indemnification, upon the corporation's receipt of:

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  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director's or officer's ultimate entitlement to indemnification, to:

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  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

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  any individual who, while serving as a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        The partnership agreement also provides that we, as general partner, and our directors, officers, employees, agents and designees are indemnified to the extent provided therein. See "Description of the Partnership Agreement of Plymouth Industrial OP, LP."

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

        We intend to enter into indemnification agreements with each of our executive officers and directors as described in "Management—Limitation of Liability and Indemnification."

Restrictions on Ownership and Transfer

        Subject to certain exceptions, our charter provides that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our capital stock. For a fuller description of this and other restrictions on ownership and transfer of our stock, see "Description of Stock—Restrictions on Ownership and Transfer."

REIT Qualification

        Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to be qualified as a REIT. Our charter also provides that our board of directors may determine that compliance with one or more of the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

        Upon completion of this offering, we will have            shares of our common stock outstanding (            shares if the underwriters' over-allotment option is exercised in full).

        Of these shares, the            shares sold in this offering (            shares if the underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act.

        Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the NYSE. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of units tendered for redemption or the exercise of stock options), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See "Risk Factors—Risks Related to this Offering." For a description of certain restrictions on ownership and transfer of our shares of common stock, see "Description of Stock—Restrictions on Ownership and Transfer."

Rule 144

        Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  % of the shares of our common stock then outstanding, which will equal approximately            shares immediately after this offering (            shares if the underwriters exercise their over-allotment option in full); or

  •
  the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

2014 Incentive Award Plan

        We have adopted the Plan in anticipation of this offering. The Plan provides for the grant of incentive awards to our employees, officers, directors and consultants of our company and our subsidiaries. We reserved shares of common stock and LTIP units for issuance under the Plan.

        We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under the Plan. Shares of our common stock issuable under the Plan covered by this registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by an affiliate.

Lock-up Periods

        Each of our executive officers and directors and their respective affiliates, as well as the existing holders of approximately             % of the shares of our common stock outstanding prior to this offering, has agreed not to sell or otherwise transfer any shares of our common stock owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days after the date of this prospectus without the written consent of Sandler O'Neill & Partners, L.P.

        However, in addition to certain other exceptions, (1) each of our directors, executive officers and their respective affiliates, as well as certain of our prior investors, may transfer or dispose of his or her shares during the lock-up period in the case of gifts or for estate planning purposes, and (2) each of the prior investors that is an entity may distribute its shares to its limited partners, members or stockholders or to its affiliates or to any investment fund or other entity controlled or managed by it, provided in each case that each transferee agrees to a similar lock-up agreement for the remainder of the lock-up period, the transfer does not involve a disposition for value, no report is required to be filed by the transferor under the Exchange Act as a result of the transfer and the transferor does not voluntarily effect any public filing or report regarding such transfer.

 DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF PLYMOUTH INDUSTRIAL OP, LP.

        A summary of the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of Plymouth Industrial OP, LP., which we refer to as the "partnership agreement," is set forth below. This summary is not complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware law and the partnership agreement. For more detail, please refer to the partnership agreement itself a copy of which is filed as an exhibit to the registration statement of which this prospectus is part. See "Where You Can Find More Information."

General

        Our operating partnership was formed in March 2011 to acquire, own and operate properties on our behalf. It is the operating partnership of an UPREIT, which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT's proportionate share of the assets and income of an UPREIT, such as our operating partnership, will be deemed to be assets and income of the REIT.

        A property owner may generally contribute property to an UPREIT in exchange for OP units on a tax-deferred basis. In addition, our operating partnership will be structured to make distributions with respect to OP units that will be equivalent to the distributions made to holders of our common stock. Finally, a limited partner may later redeem his OP units in our operating partnership for cash or, at our option, shares of our common stock in a taxable transaction.

        The partnership agreement for our operating partnership contains provisions that would allow, under certain circumstances, other entities to merge into our operating partnership. In the event of such a merger, our limited partnership would issue additional OP units that would be entitled to the same exchange rights as other holders of OP units. As a result, any such merger ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.

        We intend to hold substantially all of our assets through our operating partnership. We may, however, own investments through entities other than our operating partnership if limited partners of our operating partnership that are not affiliated with us and who hold more than 50% of the OP units held by all limited partners not affiliated with us approve the ownership of a property through another entity. We are the sole general partner of our operating partnership and own an approximately 0.1% partnership interest in our operating partnership. Our subsidiary, Plymouth OP Limited, LLC, is the only limited partner and the owner of the other approximately 99.9% partnership interest in our operating partnership. As the general partner to our operating partnership, we have the exclusive power to manage and conduct the business of our operating partnership.

        The following is a summary of certain provisions of the partnership agreement of our operating partnerhsip. This summary is not complete and is qualified by the specific language in the partnership agreement.

Capital Contributions

        As we accept subscriptions for shares, we transfer (directly or through our wholly-owned subsidiary) substantially all of the net proceeds of the offering to our operating partnership as a capital contribution; however, we are deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. Our operating partnership is deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If our operating partnership requires additional funds at any time in excess of capital contributions made by us, it may borrow funds from us or other lenders. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of us and our operating partnership.

Operations

        The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. See "Material U.S. Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership" elsewhere in this prospectus.

Distributions

        The partnership agreement provides that our operating partnership will distribute cash flow as follows:

  •
  First, to us until we have received aggregate distributions with respect to the current fiscal year equal to the minimum amount necessary for us to distribute to our stockholders to enable us to maintain our status as a REIT (and avoid the imposition of federal income and excise taxes) under the Code with respect to such fiscal year;

  •
  Next, to the limited partners until our limited partners have received aggregate distributions equal to the amount that would have been distributed to them with respect to all prior fiscal years had each limited partner held a number of our common shares equal to the number of OP units that it holds;

  •
  Next, after the establishment of reasonable cash reserves for our expenses and obligations of our operating partnership, to us and to the limited partners until each partner has received aggregate distributions with respect to the current fiscal year and all fiscal years had each limited partner held a number of common shares equal to the number of OP units that it holds; and

  •
  Finally, to us and the limited partners in accordance with the partners' percentage interests in our operating partnership.

        Similarly, the partnership agreement of our operating partnership provides that taxable income is generally allocated to the partners of our operating partnership in accordance with their relative percentage interests such that a holder of one unit of partnership interest in our operating partnership will be allocated taxable income for each taxable year in an amount generally equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership. We are authorized to amend the partnership agreement to allocate income or loss of our operating partnership in a manner so as to avoid the characterization of operating income allocable to certain tax-exempt partners as "unrelated business taxable income," as defined in the Code.

        Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances. If we were to have a negative balance in our capital account following a liquidation, we might be obligated to contribute cash to our operating partnership up to an amount not exceeding such negative balance.

        In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating real properties, to the extent not paid by us, our operating partnership will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of our operating partnership. Such expenses will include:

  •
  all expenses relating to the formation and continuity of our existence;

  •
  all expenses relating to the public offering and registration of securities by us;

  •
  all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

  •
  all expenses associated with compliance by us with applicable laws, rules and regulations;

  •
  all costs and expenses relating to any issuance or redemption of partnership interests or shares of our common stock; and

  •
  all our other operating or administrative costs incurred in the ordinary course of our business on behalf of our operating partnership.

Exchange Rights

        The limited partners of our operating partnership, including Plymouth OP Limited, LLC, have the right to cause their OP units to be redeemed by our operating partnership or purchased by us for cash. In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the OP units were exchanged for our shares on a one-for-one basis. Alternatively, we may elect to purchase the OP units by issuing one share of our common stock for each limited partnership unit exchanged. If we list our shares of common stock on a national securities exchange, the cash value of a share of our common stock would equal the average of the daily closing price of a share of common stock for the ten consecutive trading days immediately preceding the date on which the cash value is determined. If our shares of common stock are not listed, then the cash value of a share of our common stock will equal the then applicable redemption price per share in our share redemption program. In the event that there is no such applicable redemption price per share then the cash value of a share of our common stock will be determined by our management in good faith.

        These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be "closely held" within the meaning of Section 856(h) of the Code, (4) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code, or (5) cause the acquisition of shares by a redeemed limited partner to be "integrated" with any other distribution of our shares for purposes of complying with the Securities Act.

        Subject to the foregoing, limited partners of our operating partnership may exercise their exchange rights at any time after one year following the date of issuance of their partnership units. However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 OP units, unless such limited partner holds less than 1,000 OP units, in which case, it must exercise his exchange right for all of its OP units. We do not expect to issue any of the shares of common stock offered hereby to limited partners of our operating partnership in exchange for their OP units. Rather, in the event a limited partner of our operating partnership exercises its exchange rights, and we elect to purchase the OP units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

Transferability of Interests

        We may not (1) voluntarily withdraw as the general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination or (3) transfer the general partnership interest in our operating partnership (except to another of our wholly owned subsidiaries), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to our operating partnership in return for an interest in our operating partnership and agrees to assume all obligations of the general partner of our operating partnership. We may also enter into a business combination or transfer the general partnership interest upon the receipt of the consent of a majority-in-interest of the limited partners of our operating partnership other than Plymouth OP Limited, LLC. With certain exceptions, a limited partner may not transfer its interests in our operating partnership, in whole or in part, without our written consent, acting as general partner.

Voting Rights

        The holders of limited partnership interests have limited voting rights. The consent of a majority-in-interest of the limited partners is required only to approve (1) any amendment that would affect the conversion or exchange rights of the limited partnership interests, (2) any amendment to the partnership agreement that would adversely affect the rights of the limited partners to receive distributions, (3) any amendment that would alter the partnership's allocations of profit and loss and (4) any amendment that would impose any obligation on the limited partners to make additional capital contributions to the partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the current material U.S. federal income tax considerations regarding our company and holders of our common stock. For the purposes of this discussion, references to "we," "our" and "us" mean only Plymouth Industrial REIT, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

  •
  The Code;

  •
  current, temporary and proposed Treasury regulations promulgated under the Code;

  •
  the legislative history of the Code;

  •
  current administrative interpretations and practices of the IRS; and

  •
  court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax other than the income tax, associated with the purchase, ownership, or disposition of our common stock, or our election to be taxed as a REIT.

  You are urged to consult your tax advisors regarding the tax consequences to you of:

  •
  the purchase, ownership or disposition of our common stock including the federal, state, local, non-U.S. and other tax consequences;

  •
  our election to be taxed as a REIT for U.S. federal income tax purposes; and

  •
  potential changes in applicable tax laws.

Taxation of Our Company

General

        We have elected and qualified to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2012. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and will operate, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See "—Taxation of Our Company—Failure to Qualify."

        The sections of the Code and the corresponding Treasury regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and the holders of its common stock. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

        Locke Lord LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Locke Lord LLP will render an opinion to us to the effect that, commencing with our taxable year ended December 31, 2012, we have been organized in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code for such taxable year and thereafter. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which will not be reviewed by Locke Lord LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Locke Lord LLP has no obligation to update its opinion subsequent to its date.

        Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed.

        We will, however, be required to pay U.S. federal income tax as follows:

  •
  First, we will be required to pay tax at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

  •
  Second, we may be required to pay the "alternative minimum tax" on our items of tax preference under some circumstances.

  •
  Third, if we have (1) net income from the sale or other disposition of "foreclosure property" held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, as described below, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

  •
  Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

  •
  Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

  •
  Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

  •
  Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

  •
  Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

  •
  Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which the basis of the asset in our hands is less than the fair market value of the asset, in each case determined at the time we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. This build-in gains tax does not apply to any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange or 1033 (an involuntary conversion) of the Code. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury regulations on its tax return for the year in which we acquire the asset from the C corporation.

  •
  Tenth, entities we own that are C corporations, including any "taxable REIT subsidiaries," generally will be required to pay federal corporate income tax on their earnings.

  •
  Eleventh, we will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." See "Taxation of Our Company—Penalty Tax." In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations.

Requirements for Qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

  (4)
  that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

  (5)
  that is beneficially owned by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be net during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT, which is expected to be 2013 in our case. For purposes of condition (6), the term "individual" includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

        We believe we have been organized, will operate and will issue sufficient shares of common stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These share ownership and transfer restrictions are described under "Description of Stock—Restrictions on Ownership and Transfer" in this prospectus. These restrictions, however, do not ensure that we will, in all cases, satisfy, the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "—Taxation of Our Company—Failure to Qualify."

        In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

        In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership's share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in "—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies."

        We have control of our operating partnership and intend to control any of its subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in a partnership or limited liability company. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

        We may from time to time own and operate certain properties through wholly owned subsidiaries that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation's outstanding stock and do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under "—Taxation of Our Company—Asset Tests."

Ownership of Interests in Taxable REIT Subsidiaries

        We will own interests in one or more taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as it regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. A REIT's ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below, and their operations will be subject to the provisions described above. See "—Taxation of Our Company—Asset Tests."

Income Tests

        We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including

"rents from real property," interest on obligations adequately secured by mortgages on real property, and certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

  •
  The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

  •
  Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

  •
  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property"; and

  •
  We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

        We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of the value of such property.

        Income we receive that is attributable to the use of parking spaces at the properties will generally constitute rents from real property for purposes of the gross income tests if certain services we provide with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces meets these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

        For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the underlying obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the loan is not fully secured by real property, the interest income must be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property security. In this case, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when we commit to acquire the loan, and the denominator of which is the highest "principal amount" of the loan during the year. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code, will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        To the extent we receive dividends from a taxable REIT subsidiary, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

        We will monitor the amount of our nonqualifying income and will take actions intended to keep such income within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

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  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation of Our Company—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income

        Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership's investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax

        Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        If a taxable REIT subsidiary of ours provides services to our tenants, we intend to set the fees paid to any such taxable REIT subsidiary for such services at arm's length rates, although the fees paid may not satisfy the safe-harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

Asset Tests

        At the close of each calendar quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

        Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

        Third, of the investments included in the 25% asset class, and except for investments in any other REITs, any qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the "straight debt" safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our operating partnership may own the stock of certain corporations that elect, together with us, to be treated as our taxable REIT subsidiaries. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their stock. We intend that the aggregate value of our taxable REIT subsidiaries will not exceed 25% of the aggregate value of our gross assets. There can be no assurance that the IRS will not disagree with our determinations of value of such assets.

        In the event that we invest in a mortgage loan that is not fully secured by real property, only a portion of the mortgage loan may be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT's treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets.

        The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

        Although we intend to satisfy the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful, or will not require a reduction in our operating partnership's overall Interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

        To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income;" and

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  90% of our after tax net income, if any, from foreclosure property; minus

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  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income."

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

        Also, our "REIT taxable income" will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined at the time we acquired the asset, within the ten-year period following our acquisition of such asset.

        We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. In these cases, we may borrow funds to pay dividends or pay dividends through the distribution of other property in order to meet the distribution requirements while preserving our cash.

        Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

        Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

        We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

        If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General

        All of our investments will be held indirectly through our operating partnership. In addition, our operating partnership will hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are "pass-through" entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See "—Taxation of Our Company—General."

Entity Classification

        Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities. For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership" and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the "100 Partner Safe Harbor"). Initially, our operating partnership will be disregarded from us for U.S. federal income tax purposes and will not be subject to these rules. However, in the event our operating partnership admits additional partners, we will become a partnership subject to these rules and may not qualify for the 100 Partner Safe Harbor. However, interests in our operating partnership will nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our operating partnership transferred during any taxable year of our operating partnership does not exceed 2% of the total interests in our operating partnership's capital or profits, subject to certain exceptions. For purpose of this 2% trading safe harbor, our interests in our operating partnership are excluded from the determination of the percentage interests in capital or profits of our operating partnership. In addition, this 2% trading safe harbor does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our operating partnership's capital or profits. We, as general partner of our operating partnership, have the authority to take any steps we determine to necessary prevent any trading of interests in our operating partnership that would cause our operating partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading safe harbor.

        We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and we do not anticipate that our operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if our operating partnership does not qualify for the 100 Partner Safe Harbor and certain other safe harbor provisions of applicable Treasury regulations are not available, our operating partnership could be classified as a publicly traded partnership.

        If our operating partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory "90% qualifying income exception." Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, "rents from real property" (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Taxation of Our Company—Asset Tests" and "—Taxation of Our Company—Income Tests." This, in turn, could prevent us from qualifying as a REIT. See "—Taxation of Our Company—Failure to Qualify" for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction

        Our operating partnership agreement generally provides that allocations of net income to holders of OP units will be made proportionately to all such holders in respect of such units. Generally, Section 704(b) of the Code and the Treasury regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

Tax Allocations With Respect to the Properties

        Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the acquisition of the Acquisition Properties. As a result, the tax basis of these property interests generally will carry over to our operating partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See "—Taxation of Our Company—Requirements for Qualification as a REIT" and "—Taxation of Our Company—Annual Distribution Requirements."

Basis in Partnership Interest

        Our adjusted tax basis in any partnership interest we own generally will be:

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  the amount of cash and the basis of any other property we contribute to the partnership;

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  increased by our distributive share of the partnership's income (including tax-exempt income) and any increase in our allocable share of indebtedness of the partnership; and

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  reduced, but not below zero, by our distributive share of the partnership's loss (including any non-deductible items), the amount of cash and the basis of property distributed to us, and any reduction in our allocable share of indebtedness of the partnership.

        Loss allocated to us in excess of our basis in a partnership interest will not be taken into account for U.S. federal income tax purposes until we again have basis sufficient to absorb the loss. A reduction of our allocable share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis in the partnership interest. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership's Property

        Generally, any gain realized by a partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Our share of any partnership's gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction subject to a 100% tax. See "—Taxation of Our Company—Income Tests."

U.S. Federal Income Tax Considerations for Holders of Our Common Stock

        The following summary describes the material U.S. federal income tax considerations to you of purchasing, owning and disposing of our common stock. This summary assumes you hold shares of our common stock as a "capital asset" (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the U.S. federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

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  financial institutions, banks and thrifts;

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  insurance companies;

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  tax-exempt organizations;

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  "S" corporations;

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  traders in securities that elect to mark to market;

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  partnerships, pass-through entities and persons holding our common stock through a partnership or other pass-through entity;

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  holders subject to the alternative minimum tax;

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  regulated investment companies and REITs;

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  non-U.S. corporations or partnerships, and persons who are not residents or citizens of the United States; broker-dealers or dealers in securities or currencies;

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  U.S. expatriates;

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  persons holding our common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or

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  U.S. persons whose functional currency is not the U.S. dollar.

        If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

        When we use the term "U.S. holder," we mean a holder of shares of our common stock who, for U.S. federal income tax purposes, is:

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  an individual who is a citizen or resident of the United States;

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  a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary jurisdiction over its administration, and one or more U. S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

        If you hold shares of our common stock and are not a U.S. holder, a partnership or an entity classified as a partnership for U.S. federal income tax purposes, you are a "non-U.S. holder."

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our common stock are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Holders of our Common Stock

Distributions Generally

        Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See "—Tax Rates" below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations, or, except to the extent provided in "—Tax Rates" below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

        To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends

        Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long term capital gains which are to be included in our stockholders' long term capital gains, based on the allocation of the capital gains amount which would have resulted if those undistributed long term capital gains had been distributed as "capital gain dividends" by us to our stockholders.

Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally would:

  •
  include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

  •
  be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder's income as long-term capital gain;

  •
  receive a credit or refund for the amount of tax deemed paid by it;

  •
  increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

  •
  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a U.S. holder of our common stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any "passive losses" against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of our common stock and income designated as qualified dividend income, described in "—Tax Rates" below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed as ordinary income rates on such amount. Other distributions made by our company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock

        A U.S. holder that sells or disposes of shares of common stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder's adjusted basis in the shares of common stock for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. holder recognizes loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains

Foreign Accounts

        Certain payments made to "foreign financial institutions" in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our common stock and the effective date of such provision. See "—Foreign Accounts."

Information Reporting and Backup Withholding

        We are required to report to our U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status. See "—Taxation of Non-U.S. Holders of our Common Stock."

Taxation of Tax-Exempt Holders of Our Common Stock

        Dividend income from us and gain arising upon a sale of our shares of common stock generally will not be unrelated business taxable income to a tax-exempt holder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt holder holds its shares as "debt-financed property" within the meaning of the Code. Generally, "debt-financed property" is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

        For tax-exempt holders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT' may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a "pension-held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts or if such REIT is not "predominantly held" by "qualified trusts." As a result of restrictions on the transfer and ownership of our stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described above should be inapplicable to our holders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Common Stock

        The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and disposition of our common stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership, and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally

        Distributions that are neither attributable to gain from sales or exchanges by us of U.S. real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (through a U.S. permanent establishment, where applicable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business (through a U.S. permanent establishment, where applicable) will generally not be subject to withholding but will be subject to U.S. federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

        Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

  1)
  a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN (or Form W-8BEN-E, as applicable) evidencing eligibility for that reduced treaty rate; or

  2)
  the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder's trade or business.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted basis of the holder's common stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. holder's adjusted basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of USRPIs

        Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of USRPI, generally should not be subject to U.S. federal income taxation, unless:

  1)
  the investment in our stock is treated as effectively connected with the non-U.S. holder's U.S. trade or business (through a U.S. permanent establishment, where applicable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a non-U.S. corporation may also be subject to the 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty, as discussed above; or

  2)
  the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains (reduced by certain capital losses).

        Pursuant to the Foreign Investment in Real Property Tax Act of 1980, which is referred to as "FIRPTA," distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to any applicable alternative minimum tax, and any non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in Treasury regulations) of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. The amount withheld is creditable against the non-U.S. holder's U.S. federal income tax liability. However, any distribution with respect to any class of stock which is "regularly traded" on an established securities market located in the U.S. is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

Retention of Net Capital Gains

        Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Our Common Stock

        Gain recognized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. taxation unless such stock constitutes a URSPI. In general, stock of a domestic corporation that constitutes a "U.S. real property holding corporation," or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our common stock will not, however, constitute a USRPI so long as we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we are a "domestically controlled qualified investment entity." In addition, because our common stock will be publicly traded, no assurance can be given that we will continue to be a "domestically controlled qualified investment entity."

        Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. holder's U.S. trade or business (through a U.S. permanent establishment, where applicable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty, or (b) the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains (reduced by certain capital losses). In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). The preceding sentence shall not apply to a non-U.S. holder if the non-U.S. holder did not own more than 5% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1) of the preceding sentence and the class of stock as "regularly traded," as defined by applicable Treasury regulations.

        Even if we do not qualify as a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells our common stock, gain arising from the sale or other taxable disposition by a non-U.S. holder of such common stock would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if:

  1)
  such class of common stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

  2)
  such non-U.S. holder owned, actually and constructively, 5% or less of such class of common stock throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of the applicable class of our common stock were not "regularly traded" on an established securities market, the purchaser of such common stock would be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding Tax

        Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder's country of residence.

        Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person.

        Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Tax Rates

        The maximum tax rate for non-corporate taxpayers for long-term capital gains, including certain "capital gain dividends," is generally 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate). Capital gain dividends will only be eligible for the rates described above to the extent they are properly designated by us as "capital gain dividends." In general, dividends payable by a REIT that are not "capital gains dividends" are subject to tax at the tax rates applicable to ordinary income. Dividends that a REIT properly designates as "qualified dividend income," however, are subject to a maximum tax rate of 20% in the case of non-corporate taxpayers. In general, dividends payable by a REIT are only eligible to be taxed as qualified dividend income to the extent that the taxpayer satisfies certain holding requirements with respect to the REIT's stock and the REIT's dividends are attributable to dividends received by the REIT from certain taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). In addition, certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of stock. Prospective investors should consult their tax advisors regarding the tax rates applicable to them in light of their particular circumstances.

Foreign Accounts

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules.

        The withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding these withholding provisions.

Possible Legislative or Other Actions Affecting Tax Consequences

        Prospective stockholders should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations of these laws could adversely affect the tax consequences of your investment.

Other Tax Consequences

        State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any federal tax other than the income tax. Prospective investors should consult their tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Sandler O'Neill & Partners, L.P. is acting as representative, have severally agreed to purchase, and we have agreed to sell them, severally, the number of shares of common stock indicated below.

Underwriter	Number of shares
Sandler O'Neill & Partners, L.P.

Total

        The underwriters and the representative are collectively referred to as the "underwriters" and the "representative," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price, and other selling terms may from time to time be varied by the representative.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                        additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the common stock. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional                        shares of common stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses	$	$

        The estimated offering expenses payable by us to the underwriters, exclusive of underwriting discounts and commissions, are approximately $            .

        We have applied to list our common stock on the NYSE under the trading symbol "PLYM."

        We, each of our directors and executive officers, and the existing holders of approximately            % of the shares of our common stock outstanding prior to this offering, have agreed that,

without the prior written consent of the representatives on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock,

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock, or any securities convertible into or exercisable or exchangeable for shares of common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock, whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

        In order to facilitate the offering of the shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the shares of common stock. These activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares of common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

        Prior to this offering, there has been no public market for the shares of common stock. The price was determined by negotiations between us and the representative. Among the factors considered in determining the price were our future prospects and those of its industry in general, the Property's revenues, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to our activities.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Squire Patton Boggs (US) LLP and Locke Lord LLP and for the underwriters by Morrison & Foerster LLP.

EXPERTS

        The following financial statements have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report included in this prospectus, and have been included in this prospectus in reliance on such report, given on the authority of said firm as experts in auditing and accounting: (i) the consolidated financial statements of our company as of and for the year ended December 31, 2013 and (ii) the statements of revenue and certain expenses for the year ended December 31, 2013 of GMIP Green Meadows Property, Garrity Malkin Industrial Partners I, Edlen Peachtree & CH Peachtree, the Venture One Portfolio and Perseus Portfolio.

        The consolidated financial statements of our company as of December 31, 2012 and for the year ended December 31, 2012 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a web site at www.plymouthreit.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.

        Additionally, we file annual, quarterly and current reports and proxy statements with the SEC. The periodic reports and other confirmation are available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. We will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

 Explanatory Note to Consolidated Historical Financial Statements

        Our company, which was formerly known as Plymouth Opportunity REIT, Inc., was founded in March 2011 to invest opportunistically in industrial and other real estate based investments. As discussed in this prospectus, the company's investment strategy has evolved to focus solely on industrial properties and accordingly, as of May 7, 2014, our company changed its name from Plymouth Opportunity REIT, Inc. to Plymouth Industrial REIT, Inc. As noted in Note 10 (Subsequent Events) to the Consolidated Financial Statements as of and for the year ended December 31, 2013, our company took the following actions subsequent to December 31, 2013 in contemplation of this offering and its proposed investment strategy:

  •
  On January 9, 2014, at the recommendation of our company's advisor, and following the approval of its board of directors, our company terminated the prior offering effective as of May 6, 2014.

  •
  In conjunction with the termination of the prior offering, our board of directors also voted to terminate our distribution reinvestment plan and our share redemption plan effective May 6, 2014.

  •
  On January 9, 2014, the board of directors authorized the advisor to negotiate an engagement letter with a nationally recognized investment bank for financial advisory services in connection with pursuing strategic alternatives for our company, including a possible listed public offering.

        In conjunction with the above our company also terminated its relationship with its external advisor as of May 7, 2014 and became an internally managed REIT. Because the historical financial information set forth in the Consolidated Financial Statements included in this prospectus reflect the business and strategies of our company prior to taking the foregoing actions, the Consolidated Financial Statements and the accompanying notes included in this prospectus do not reflect the company's internally managed structure or its investment focus on industrial properties. Furthermore, for the periods following the consummation of this offering and the Acquisition Transactions, our operations will consolidate the operations of the Acquisition Portfolio, which will result in material differences between our historical financial condition and results of operations and our future financial condition and results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma condensed consolidated financial statements as of and for the three months ended March 31, 2014 and for the year ended December 31, 2013 are presented as if this offering by Plymouth Industrial REIT, Inc. of                         million shares of its common stock, $0.01 par value share (this "offering"), and the other pro forma adjustments described below all had occurred on March 31, 2014 for the purposes of the unaudited pro forma condensed consolidated balance sheet and on the first day of the periods presented for the purposes of the unaudited pro forma condensed consolidated statements of operations.

        The unaudited pro forma condensed consolidated financial statements reflect the historical results of Plymouth Industrial REIT, Inc., formerly known as Plymouth Opportunity REIT, Inc., for the three months ended March 31, 2014 (unaudited) and for the year ended December 31, 2013 and have been adjusted to give effect to:

  •
  this offering;

  •
  the completion of the Acquisition Transactions; and

  •
  the assumption of $25.3 million mortgage indebtedness secured by three buildings in the Acquisition Portfolio.

        You should read the information below along with all other financial information and analysis presented in this prospectus, including the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated condensed financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the actual financial position of Plymouth Industrial REIT, Inc. as of March 31, 2014 or the actual results of operations for the three months ended March 31, 2014 or for the year ended December 31, 2013, nor are they indicative of the results of operations of future periods. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions the company believes are reasonable.

 Plymouth Industrial REIT, Inc.

Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2014

(Unaudited and in thousands)

	Plymouth Industrial REIT	Proceeds from Offering	Use of Proceeds	Company Pro Forma
	(a)	(b)	(c)	(d)
ASSETS
Investments in real estate:
Land	$—	$—	$21,868	$21,868
Building	—	—	103,615	103,615

Total Rental Property	—	—	125,483	125,483
Deferred leasing intangibles	—	—	33,317	33,317
Cash and cash equivalents	633	136,500	(122,932)	14,201
Other assets	191	—	—	191
Investment in non-consolidating real estate	4,714	—	—	4,714

Total Assets	$5,538	$136,500	$35,868	$177,906

LIABILITIES & EQUITY
Liabilities
Notes payable	$—	$—	$25,325	$25,325
Accounts payable and other liabilities	193	—	—	193
Deferred leasing intangibles	—	—	13,015	13,015

Total Liabilities	193	—	38,340	38,533
Equity
Common shares	13	136	—	149
Additional paid-in capital	12,132	136,364	—	148,496
Accumulated deficit	(6,800)	—	(2,472)	(9,272)

Total Equity	5,345	136,500	—	139,373

Total Liabilities and Equity	$5,538	$136,500	$35,868	$177,906

 Plymouth Industrial REIT, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2014

(Unaudited and in thousands except for share data)

	Plymouth Industrial REIT	Acquisition Transactions	Other Pro Forma Adjustments	Company Pro Forma
	(A)	(B)	(C)
Revenue
Rental revenues	$—	$3,570		$3,570
Tenant reimbursements	—	734		734
Equity Investment Income	35			35

Total revenues	35	4,304	—	4,339
Expenses
Property expenses	—	886		886
General and administrative	409	—	841	1,250
Depreciation and amortization	—	2,251		2,251

Total operating expenses	409	3,137	841	4,387
Other expenses
Interest expense	—	320	—	320

Total other expenses	—	320	—	320
Total expenses	409	3,457	841	4,707

Net income (loss)	$(374)	$847	$(841)	$(368)

Basic and diluted net loss per share	$(0.31)

Weighted average shares outstanding	1,205,516

 Plymouth Industrial REIT, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(Unaudited and in thousands except for share data)

	Plymouth Industrial REIT	Acquisition Transactions	Other Pro Forma Adjustments	Company Pro Forma
	(A)	(B)	(C)
Revenue
Rental revenues	$—	$14,002		$14,002
Tenant reimbursements	—	2,007		2,007
Equity Investment Loss	(588)	0		(588)

Total revenues	(588)	16,009	—	15,421

Expenses
Property expenses	—	2,990		2,990
General and administrative	2,884	—	2,116	5,000
Depreciation and amortization	—	9,024		9,024

Total operating expenses	2,884	12,014	2,116	17,014
Other expenses
Interest expense	—	1,314	—	1,314

Total other expenses	—	1,314	—	1,314
Total expenses	2,884	13,328	2,116	18,328

Net income (loss)	$(3,472)	$2,681	$(2,116)	$(2,907)

Basic and diluted loss per share	$(5.09)

Weighted average shares outstanding	681,631

Plymouth Industrial REIT, Inc.

Notes and Management's Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2014

        (a)   Reflects the historical condensed consolidated balance sheet of Plymouth Industrial REIT, Inc. as of March 31, 2014 set forth elsewhere in this prospectus.

        (b)   Reflects assumed $150 million of gross proceeds in the offering of common shares, with net proceeds of $136.5 million, net of $13.5 million estimated offering expenses.

        (c)   Reflects the use of proceeds for the Acquisition Transactions and the assumption of mortgage indebtedness of approximately $25.3 million for three of the properties in the Acquisition Portfolio. No other debt is outstanding for the pro forma statements, including amounts under the proposed $60 million revolving line of credit.

        In accordance with Financial Accounting Standards Board, or "FASB," ASC 805-10 "Business Combinations", the assets and liabilities acquired will be recorded at their fair values on the acquisition date. The following pro forma adjustments are preliminary estimates necessary to reflect the initial allocation of estimated purchase price of the acquisitions. The allocation of purchase price shown in the table below is based on the Company's best current estimates and will change upon the final determination of the purchase price as well as the fair value of assets acquired and liabilities assumed.

Land	$21,868
Building	103,615

Total rental property	125,483

Above market leases	5,744
Leases in-place	15,967
Leasing commissions	5,657
Tenant relationships	5,949

Total deferred leasing intangibles	33,317

Assets acquired	158,800

Mortgage notes payable	25,325
Deferred leasing intangibles—Below market leases	13,015

Liabilities assumed	38,340

Net acquisition price	$120,460

Plymouth Industrial REIT, Inc.

Notes and Management's Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2014 and for the Year Ended December 31, 2013

        (A)  Reflects the historical condensed consolidated statement of operations of Plymouth Industrial REIT, Inc. for the three months ended March 31, 2014 and the historical consolidated statement of operations for the year ended December 31, 2013.

        (B)  Reflects the operations of the Acquisition Portfolio, for the three months ended March 31, 2014 and the year ended December 31, 2013, presented on a pro forma basis giving effect to the Acquisition Transactions as if they occurred on January 1, 2013.

        The tables below reflect revenue and expenses for the respective portfolio/property transaction components of the Acquisition Transactions. Adjustments to revenue represent the impact of the amortization of the net amount of above- and below-market rents as a result of acquisition accounting adjustments. Adjustments to depreciation and amortization represent the additional depreciation expense and amortization of intangibles as a result of purchase accounting adjustments. Depreciation and amortization amounts were determined in accordance with the Company's policies and are based on management's evaluation of the estimated useful lives of the properties and intangibles. The amounts allocated to building are depreciated over 39 years. The amounts allocated to lease intangibles are generally amortized over the remaining life of the related leases. Interest expense represents the interest expense of the assumed debt at the current assumed rates.

For the three months ended March 31, 2014

Certain Revenues and Expenses (unaudited)

	Garrity Mackln Portfolio	GMIP Green Meadows	Edlen Peachtree	7001 Americana Pkwy	Venture One Industrial	Perseus	Nike	Creekside	Pier 1	Waynesboro	Adjustments(1)	Total
Revenues
Rental income	$153	$219	$472	$42	$569	$326	$475	$229	$396	$344	$345	$3,570
Tenant reimbursements	83	80	163	91	141	50	—	44	—	82	—	734
Interest and other Income	—	—	—	1	—	—	—	(1)	—	—	—	—

Total Revenue	236	$299	$635	$134	$710	$376	$475	$272	$396	$426	$345	$4,304

Expenses
Property	$121	$86	$131	$194	$239	$52	$—	$54	$—	$9	$—	$886
Depreciation and amortization	—	—	—	—	—	—	—	—	—	—	2,251	2,251
Mortgage interest expense	—	—	108	—	—	—	133	—	—	79	—	320

Total Expenses	$121	$86	$239	$194	$239	$52	$133	$54	$—	$88	$2,251	$3,457

For the year ended December 31, 2013

Certain Revenues and Expenses (unaudited)

	Garrity Mackln Portfolio	GMIP Green Meadows	Edlen Peachtree(2)	7001 Americana Pkwy	Venture One Industrial	Perseus	Nike	Creekside	Pier 1	Waynesboro	Adjustments(1)	Total
Revenues
Rental income	$650	$891	$1,904	$169	$2,351	$1,305	$1,901	$916	$1,584	$951	$1,380	$14,002
Tenant reimbursements	320	330	338	83	519	226	—	135	—	56	—	2,007
Interest and other Income	—	—	—	—	—	—	—	—	—	—	—	—

Total Revenue	$970	$1,221	$2,242	$252	$2,870	$1,531	$1,901	$1,051	$1,584	$1,007	$1,380	$16,009

Expenses
Property	$493	$395	$521	$77	$763	$302	$—	$159	$—	$280	$—	$2,990
Depreciation and amortization	—	—	—	—	—	—	—	—	—	—	9,024	9,024
Mortgage interest expense	—	—	441	—	—	—	544	—	—	329	—	1,314

Total Expenses	$493	$395	$962	$77	$763	$302	$544	$159	$—	$609	$9,024	$13,328

          (1)     The adjustments relate to the impact of the purchase price allocation on the statement of certain revenues and expenses, which represent above/below market lease amortization and adding depreciation and amortization, as well as adding interest expense for the related assumed indebtedness.

          (2)     Edlen Peachtree, LLC purchased the Peachtree Property on May 20, 2013. SEC Rule 3-14 financial statements represent the period from May 20, 2013 through December 31, 2013. To adjust for the full year period, we have included amounts for January 1, 2013 through May 19, 2013 based on the level of occupancy that existed during that period- numbers have been prorated to reflect full year results. Because the property was occupied at the same rate throughout the year, the period from January 1, 2013 through May 19, 2013 represents a level of revenues and expenses consistent on pro rata basis with the remainder of the year.

        (C)  The Company expects to incur additional general and administrative expenses as a result of the additional properties, including but not limited to incremental salaries, directors' and officers' insurance, and incremental audit and tax and legal fees. The Company estimates that these costs could result in incremental general and administrative expenses of approximately $841 and $2,116 for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

PLYMOUTH OPPORTUNITY REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	March 31, 2014	December 31, 2013
Assets
Investments	$4,713,590	$4,830,938
Cash	633,454	265,952
Restricted Cash	100,005	—
Security Deposit	71,041	87,774
Due From Affiliate	20,138	13,930

Total Assets	$5,538,228	$5,198,594

Liabilities and Equity
Accounts Payable	$100,021	$158,221
Accrued Expenses	93,700	81,970

Total Liabilities	193,721	240,191
Commitments and Contingencies	—	—
Preferred Stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $.01 par value, 1,000,000,000 shares authorized, 1,291,782 and 1,192,695 shares issued and outstanding, respectively	12,714	11,751
Common Stock Dividend Distributable	191	176

Total Common Stock	12,905	11,927
Additional Paid-In Capital	12,131,908	11,181,512
Accumulated Deficit	(6,800,308)	(6,235,036)

Total Equity	5,344,505	4,958,403

Total Liabilities and Equity	$5,538,228	$5,198,594

PLYMOUTH OPPORTUNITY REIT, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited

	For the Three Months Ended March 31,
	2014	2013
Income
Investment Income	$35,038	$23,263

Total Income	35,038	23,263

Expenses
Professional Services	96,424	40,000
Marketing	712	31,905
Rent and Lease Costs	61,406	37,650
Directors' Fees, including Stock Compensation	—	42,000
Insurance	19,671	18,969
Salary Reimbursement	61,728	426,788
General and Administrative	169,495	41,979

Total Expenses	409,436	639,291

Net Loss	$(374,398)	$(616,028)

Weighted Average Number of Shares Outstanding	1,205,516	216,040

Loss Per Basic and Diluted Share	$(0.31)	$(2.85)

PLYMOUTH OPPORTUNITY REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Unaudited

	Common Stock, $.01 par value
					Retained Earnings (Accumulated Deficit)
	Shares	Amount	Dividend Distributable	Additional Paid-In Capital		Total Equity
Balance, January 1, 2014	1,192,695	$11,751	$176	$11,181,512	$(6,235,036)	$4,958,403
Issuance Of Common Stock For Cash, Net Of Share Issuance Costs Of $27,000	80,000	800	—	759,700	—	760,500
Stock Dividends Distributed	—	176	(176)	—	—	—
Stock Dividends Distributable	19,087	—	191	190,683	(190,874)	—
Net Loss	—	—	—	—	(374,398)	(374,398)

Balance, March 31, 2014	1,291,782	$12,727	$191	$12,131,895	$(6,800,308)	$5,344,505

PLYMOUTH OPPORTUNITY REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	For the Three Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net loss	$(374,398)	$(616,028)
Adjustments to reconcile net loss to net cash used for operating activities:
Changes in due from affiliate	(6,208)	(4,149)
Restricted cash	(100,005)	(173,509)
Investment income	(35,038)	(23,263)
Directors' fees—stock compensation	—	15,001
Investor deposits	—	173,509
Change in security deposit	16,733	—
Change in accounts payable	(58,200)	62,448
Change in accrued expenses	11,732	(229,273)

Net cash used for operating activities	(545,384)	(795,264)
Cash flows from investing activities
Distributions from investments	152,386	44,178

Net cash provided by investing activities	152,386	44,178
Cash flows from financing activities
Proceeds from issuance of common stock	787,500	752,000
Share issuance costs	(27,000)	—

Net cash provided by financing activities	760,500	752,000
Net increase in cash	367,502	914
Cash at the beginning of the period	265,952	174,442

Cash at the end of the period	$633,454	$175,356

Disclosure of non-cash financing activities:
Common stock distributed or distributable as dividends:
Common stock	$191	$128
Additional paid-in capital	190,683	127,445

Fair value of stock dividend	$190,874	$127,573

PLYMOUTH OPPORTUNITY REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

(1) Business

        Plymouth Opportunity REIT, Inc. (the "Company") is a Maryland corporation formed on March 7, 2011. The Company is acquiring and operating on an opportunistic basis commercial real estate and real estate-related assets that exhibit current income characteristics. In particular, the Company intends to focus on acquiring commercial properties located in markets and submarkets with growth potential and those available from sellers who are distressed or face time-sensitive deadlines. In addition, our opportunistic investment strategy may include investments in real estate-related assets with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning. The Company may acquire, or invest in a wide variety of commercial properties including office, industrial, retail, hospitality, medical office, single-tenant, multifamily and other real properties.

        All references to "the Company" refer to Plymouth Opportunity REIT, Inc. and its subsidiaries, collectively, unless the context otherwise requires.

        The Company has operated in a manner that will allow it to qualify as a REIT for federal income tax purposes. The Company filed its initial Form 1120-REIT as its tax return for the tax year ended December 31, 2012. The Company utilizes an Umbrella Partnership Real Estate Investment Trust ("UPREIT") organizational structure to hold all or substantially all of its properties and securities through an operating partnership, Plymouth Opportunity OP, LP (the "Operating Partnership").

        On March 11, 2011, the Company sold 20,000 shares of common stock to Plymouth Group Real Estate, LLC (the Sponsor), at a price of $200,000, or $10 per share. As of May 15, 2014, the Company has sold 1,319,786 shares for gross offering proceeds of $11.5 million.

        The Company has retained Plymouth Real Estate Investors, Inc. (the "Advisor") to serve as its advisor. The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Company has retained Plymouth Real Estate Capital, LLC (the "Dealer Manager"), and a member of FINRA, to act as the exclusive Dealer Manager for this offering. The Advisor and the Dealer Manager are affiliates of the Sponsor.

(2) Summary of Significant Accounting Policies

  Basis of Presentation

        These interim condensed consolidated financial statements include the accounts of the Company and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). All significant intercompany transactions have been eliminated in consolidation. These interim condensed consolidated financial statements include adjustments of a normal and recurring nature considered necessary by management to fairly present the Company's financial position and results of operations. These interim condensed consolidated financial statements may not be indicative of financial results for the full year. The interim condensed consolidated financial statements and notes thereto should be read in conjunction with the Company's audited financial statements for the years ended December 31, 2013 and 2012 included elsewhere in this filing.

  Equity Method Accounting

        The Company may acquire equity interest in various limited partnerships or other entities. In certain cases where we have the ability to exercise significant influence we account for our equity

PLYMOUTH OPPORTUNITY REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

(2) Summary of Significant Accounting Policies (Continued)

interest under the equity method of accounting. Under the equity method of accounting, we recognize our proportional share of net income or loss as determined under GAAP in our results of operations.

  Income Taxes

        We elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended, and operate as such beginning with the tax year ending December 31, 2012. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on income that we distribute as dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four tax years following the year during which qualification is lost, unless we are able to obtain relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

        The Company files income tax returns in the U.S federal jurisdiction and various state jurisdictions. The statute of limitations for the Company's income tax returns is generally three years and as such, the Company's returns that remain subject to examination would be primarily from 2011 and thereafter.

  Earnings per Share

        Basic earnings per share are calculated on the basis of weighted average number of common shares outstanding during the period. Basic earnings per share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.

(3) Initial Offering

        The Company had been offering for sale up to $642,500,000 in shares of common stock, of which 50,000,000 shares are offered to investors at a price of $10.00 per share, and of which 15,000,000 shares are offered to participants in the Public Company's distribution reinvestment plan at a price of $9.50 per share (the "Initial Offering").

        The Company commenced the Initial Offering on November 1, 2011. As of May 15, 2014 the Company had reached gross offering proceeds of approximately $11.5 million.

        On January 9, 2014, at the recommendation of the Advisor, and following the approval of its board of directors, the Company terminated the Initial Offering effective as of May 6, 2014.

        In conjunction with the termination of the initial public offering, our board of directors also voted to terminate our distribution reinvestment plan and our share redemption plan effective May 6, 2014.

PLYMOUTH OPPORTUNITY REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

(3) Initial Offering (Continued)

        The Company has the right to reallocate the shares of common stock offered between the Company's primary public offering and the Company's distribution reinvestment plan. The Dealer Manager is providing dealer manager services in connection with the offering. The Initial Offering is a best efforts offering, which means that the Dealer Manager is not required to sell any specific number or dollar amount of shares of common stock in the offering but will use its best efforts to sell the shares of common stock.

(4) Related Party Transactions

        The Company is a party to an advisory agreement dated July 27, 2011 with its Advisor which entitles its Advisor to specified fees upon the provision of certain services with regard to the Offering and investment of funds in real estate and real estate related investments, among other services, as well as reimbursement for organization and offering costs incurred by its Advisor on behalf of the Company and certain costs incurred by its Advisor and its affiliates in providing services to the Company.

        The fees the Company incurs under the advisory agreement are as follows:

Type of Compensation	Form of Compensation
Organization and Offering Costs	Reimbursement of organization and offering costs to the Advisor or its affiliates for cumulative organization and offering expenses, but only to the extent that the total organizational and offering costs borne by the Company do not exceed 15.0% of gross offering proceeds as of the date of the reimbursement. Total organization and offering costs incurred from inception to March 31, 2014 are $1,110,932. Reimbursement of organization and offering costs to the Advisor for the three months ended March 31, 2014 and 2013 were $26,116 and $0, respectively. As of March 31, 2014 all costs have been reimbursed.
Acquisition and Advisory Fees

Reimbursement of acquisition and origination fees to the Advisor and its affiliates for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on the Company's behalf, regardless of whether the Company actually acquires the related assets. There have been no acquisition or advisory fees incurred or paid for the quarters ended March 31, 2014 or 2013.

Asset Management Fee

Total asset management fees paid to the Advisor equal to one-twelfth of 1.0% of the sum of the cost of each asset, where cost equals the amount actually paid. Total asset management fees incurred for the quarters ended March 31, 2014 and 2013 were $14,125 and $4,375, respectively.

PLYMOUTH OPPORTUNITY REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

(4) Related Party Transactions (Continued)

Type of Compensation	Form of Compensation
Common Stock

Common Stock issuable upon occurrence of certain events will be paid to the Sponsor as an origination fee equal to 3% of the equity funded to acquire the investments. This fee will be payable semi-annually in shares of the Company's common stock, which shares will be valued at a price equal to the price then payable for shares redeemed under the Company's share redemption program, provided such price shall not be less than $10.00 per share. The aggregate origination fee payable to the Sponsor will not exceed 3% of the net proceeds of the Company's primary offering of shares as of the time of such payment. No shares were issued for the three months ended March 31, 2014 or 2013.

Subscription Processing Fee

Monthly subscription processing fee to the Advisor equal to $35 per subscription agreement received and processed by the Advisor. The Advisor at its sole discretion may defer all or any portion of the $35 per subscription agreement fee payable. There have been no subscription or processing fees incurred or paid in the quarters ended March 31, 2014 or 2013.

Expense Reimbursement

Reimbursement to the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse our Advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2% of our average invested assets, or (B) 25% of our net income. From inception to March 31, 2014 the Company reimbursed various operating expenses of $1,228,065. Reimbursement to the Advisor for the three months ended March 31, 2014 and 2013 were $0 and $365,000, respectively.

Termination

Upon termination or nonrenewal of the advisory agreement, our Advisor shall be entitled to receive an amount, payable in the form of an interest bearing promissory note, equal to 15% of the amount by which (i) our adjusted market value plus distributions exceeds (ii) the aggregate capital contributed by investors plus an amount equal to an 8% cumulative, non-compounded return to investors.

        Pursuant to the terms of the agreement with its Advisor, the Advisor has the right to defer (without interest) receipt of all of these fees and expenses.

        As of March 31, 2014 and December 31, 2013, the Company has $20,138 and $13,930 receivable from the Dealer Manager for costs reimbursable under the Expense Sharing Agreement signed August 1, 2012.

PLYMOUTH OPPORTUNITY REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

(4) Related Party Transactions (Continued)

        For the three months ended March 31, 2014 and 2013, the Company has incurred $27,000 and $30,080, respectively, in commissions and dealer manager fees to the Dealer Manager related to the issuance of common stock.

        As described in Note 5, the Company and Colony Hills Capital, LLC are each members of Colony Hills Capital Residential II, LLC. Colony Hills Capital, LLC is also a shareholder of the Company.

(5) Investments

        On August 17, 2012, the Company, through its Operating Partnership, acquired a 51.5% equity interest in the Class A shares of Colony Hills Capital Residential II, LLC ("CHCR II"). The Company has no controlling interest in CHCR II. CHCR II is the sole member of Wynthrope Holdings, LLC, which owns Wynthrope Forest Apartments, a 23 building, 270 unit multifamily complex located in Riverdale, a suburb of Atlanta, Georgia. The property was 93.3% occupied at the time of acquisition, with a majority of leases ranging from one year or longer. The purchase price for the equity interest was $1,250,000. The total purchase price CHCR II paid for the property was $13.9 million, which included $10.6 million of secured debt.

        On September 10, 2012, the Company, through its Operating Partnership, acquired a 12% limited partnership interest in TCG Cincinnati DRE LP (the "Partnership"). The Partnership owns three Class B industrial buildings comprised of approximately 576,751 square feet located in the Greater Cincinnati area. All three buildings were 100% occupied at the time of the investment, consisting of four tenants with leases of two to ten years. The purchase price for the interest acquired by the Company was $500,000.

        On October 1, 2013, the Company through its Operating Partnership, completed a $3.5 million investment in TCG 5400 FIB LP ("5400 FIB"), which owns a recently acquired a warehouse facility (the "Property") in Atlanta, Georgia containing 682,750 rentable square feet of space. The initial purchase price of the Property was $21.9 million which included $15.0 million of secured debt. At the time of the investment, the Property was 100% leased. On November 15, 2013, the Company, through its Operating Partnership, completed an additional $400,000 equity investment in 5400 FIB and increased its investment to $3.9 million resulting in a 50.3% equity investment.

        The Company funded the purchase price of these investments with proceeds from its Initial Offering.

        The Company accounts for these investments using equity method accounting, as the Company has significant influence over the entities, but does not have control over the entities. For the three months ended March 31, 2014 and 2013, the Company recorded $35,038 and $23,263 of income, respectively, and $152,386 and $44,178 of distributions from these investments, respectively.

        For the three months ended March 31, 2014 and 2013, CHCR II, the Partnership and 5400 FIB had combined revenues of $2,103,791, and $1,141,857 and expenses of $1,109,041 and $841,340, respectively.

(6) Equity

Distributions

        During the quarter ended March 31, 2014 our Board of Directors declared a stock distribution of 0.015 shares each of our common stock, or 1.5% per distribution of each outstanding share of common

PLYMOUTH OPPORTUNITY REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

(6) Equity (Continued)

stock, to our stockholders of record at the close of business on March 31, 2014 and was issued on April 15, 2014.

(7) Liquidity

        At March 31, 2014 the Company had cash of $633,454 and restricted cash of $100,005 for a total of $733,459 and no debt outstanding, and no obligations to fund capital in the existing investments. The Company continues to maintain arrangements with certain of its vendors to limit future expenses related to certain professional services. Also, the Company entered into agreements with its independent directors who agreed to receive all compensation through December 31, 2014 in the form of stock.

        If the Company is unable to generate sufficient liquidity to meet its needs and in a timely manner, the Company may be required to further reduce operating expenses and limit their operations. If the Company is unable to raise additional equity, it would result in the inability to acquire real estate assets or other investments.

(8) Subsequent Events

        From April 1, 2014 through May 6, 2014, the Company has sold 28,010 shares for gross offering proceeds of $275,000. The Company is in the process of pursuing the acquisition of various industrial properties, as well as an offering of shares of its common stock. The terms of the aforementioned acquisitions and potential offering have yet to be determined, and there is no assurance that such transactions will ultimately be consummated.

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the
Board of Directors and Shareholders
of Plymouth Opportunity REIT, Inc.

        We have audited the accompanying consolidated balance sheet of Plymouth Opportunity REIT, Inc. and Subsidiaries (the "Company") as of December 31, 2013, and the related consolidated income statement, consolidated statement of changes in stockholders' equity and consolidated statement of cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Plymouth Opportunity REIT, Inc. and Subsidiaries, as of December 31, 2013, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Needham, Massachusetts

April 15, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Plymouth Opportunity REIT, Inc.:

        We have audited the accompanying consolidated balance sheet of Plymouth Opportunity REIT, Inc. and subsidiaries (the Company) as of December 31, 2012, and the related consolidated income statements, consolidated statement of changes in stockholders' equity, and consolidated statement of cash flows for the year ended December 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Plymouth Opportunity REIT, Inc. and subsidiaries as of December 31, 2012, and the results of their operations, and cash flows for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Boston, Massachusetts

April 15, 2013

Plymouth Opportunity REIT, Inc.

Consolidated Balance Sheets

December 31, 2013 and 2012

	December 31,
	2013	2012
Assets
Investments in Joint Ventures	$4,830,938	$1,642,027
Cash	265,952	174,442
Security Deposit	87,774	16,733
Due From Affiliate	13,930	9,431

Total Assets	$5,198,594	$1,842,633

Liabilities and Equity
Accounts Payable	$158,221	$—
Accrued Expenses	81,970	381,432
Accrued Directors' Fees	—	49,500

Total Liabilities	240,191	430,932

Commitments and Contingencies	—	—
Preferred Stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $.01 par value, 1,000,000,000 shares authorized, 1,192,695 and 367,841 shares issued and outstanding, respectively	11,751	3,678
Common Stock Dividend Distributable	176	—

Total Common Stock	11,927	3,678
Additional Paid-In Capital	11,181,512	3,620,709
Accumulated Deficit	(6,235,036)	(2,212,686)

Total Equity	4,958,403	1,411,701

Total Liabilities and Equity	$5,198,594	$1,842,633

The accompanying notes are an integral part of these consolidated financial statements.

Plymouth Opportunity REIT, Inc.

Consolidated Income Statements

	For the Year Ended December 31,
	2013	2012
Income (Loss)
Equity Investment Loss	$(588,546)	$(93,042)
Realized Gain on Sale of REIT Securities	—	205
Interest Income	15	—

Total Loss	(588,531)	(92,837)

Expenses
Professional Services	834,288	733,321
Marketing	291,585	165,170
Rent and Lease Costs	199,242	95,119
Directors' Fees, including Stock Compensation	175,500	190,497
Commissions and Fees	—	108,900
Insurance	135,015	45,603
Filing Fees	340,835	60,938
Salary Reimbursement	654,855	605,402
General and Administrative	252,373	68,891

Total Expenses	2,883,693	2,073,841

Net Loss	$(3,472,224)	$(2,166,678)

Weighted Average Number of Shares Outstanding	681,631	167,853

Loss Per Basic and Diluted Share	$(5.09)	$(12.91)

The accompanying notes are an integral part of these consolidated financial statements.

Plymouth Opportunity REIT, Inc.

Consolidated Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2012 and 2013

	Common Stock, $.01 par value
					Retained Earnings (Accumulated Deficit)
	Shares	Amount	Dividend Distributable	Additional Paid-In Capital		Total Equity
Balance, January 1, 2012	20,000	$200	$—	$199,800	$1,070	$201,070
Issuance Of Common Stock For Cash	331,500	3,315	—	3,257,664	—	3,260,979
Stock Compensation	11,633	116	—	116,214	—	116,330
Stock Dividends	4,708	47	—	47,031	(47,078)	—
Net Loss	—	—	—	—	(2,166,678)	(2,166,678)

Balance, December 31, 2012	367,841	3,678	—	3,620,709	(2,212,686)	1,411,701
Issuance Of Common Stock For Cash, Net Of Share Issuance Costs Of $191,575	698,550	6,986	—	6,786,940	—	6,793,926
Stock Compensation	22,500	225	—	224,775	—	225,000
Stock Dividends	54,944	373	176	549,577	(550,126)	—
Issuance Of Common Stock for Volume Discount	19,286	193	—	(193)	—	—
Issuance Of Common Stock For Origination Fees, Net Of Share Issuance Costs Of $295,444	29,574	296	—	(296)	—	—
Net Loss	—	—	—	—	(3,472,224)	(3,472,224)

Balance, December 31, 2013	1,192,695	$11,751	$176	$11,181,512	$(6,235,036)	$4,958,403

The accompanying notes are an integral part of these consolidated financial statements.

Plymouth Opportunity REIT, Inc.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2013	2012
Cash flows from operating activities
Net loss	$(3,472,224)	$(2,166,678)
Realized gain on sale of REIT securities	—	(205)
Changes in due from affiliate	(4,499)	(9,430)
Equity investment loss	588,546	93,042
Directors' fees—stock compensation	175,500	116,330
Change in security deposit	(71,041)	(16,733)
Change in accounts payable	158,221	—
Change in accrued expenses	(299,462)	430,929

Net cash used for operating activities	(2,924,959)	(1,552,745)

Cash flows from investing activities
Investment in real estate	(3,900,000)	(1,750,000)
Distributions from investments in real estate	122,543	14,932
Proceeds from sale of REIT securities	—	25,630

Net cash used for investing activities	(3,777,457)	(1,709,438)

Cash flows from financing activities
Proceeds from issuance of common stock	6,985,501	3,260,980
Share issuance costs	(191,575)	—

Net cash provided by financing activities	6,793,926	3,260,980

Net increase (decrease) in cash	91,510	(1,203)
Cash at the beginning of the year	174,442	175,645

Cash at the end of the year	$265,952	$174,442

Disclosure of non-cash financing activities:
Common stock distributed or distributable as dividends:
Common stock	$549	$—
Additional paid-in capital	549,577	—

Fair value of stock dividend	$550,126	$—

Issuance of common stock for volume discount	$193	$—

Issuance of common stock for origination fees	$296	$—

Payment of accrued directors' fees with common stock	$49,500	$—

The accompanying notes are an integral part of these consolidated financial statements.

Plymouth Opportunity REIT, Inc.

Notes to Consolidated Financial Statements

(1) Business

        Plymouth Opportunity REIT, Inc. (the "Company") is a Maryland corporation formed on March 7, 2011. The Company is acquiring and operating on an opportunistic basis commercial real estate and real estate-related assets that exhibit current income characteristics. In particular, the Company intends to focus on acquiring commercial properties located in markets and submarkets with growth potential and those available from sellers who are distressed or face time-sensitive deadlines. In addition, our opportunistic investment strategy may include investments in real estate-related assets with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning. The Company may acquire, or participate in joint ventures owning, a wide variety of commercial properties including office, industrial, retail, hospitality, medical office, single-tenant, multifamily and other real properties.

        All references to "the Company" refer to Plymouth Opportunity REIT, Inc. and its subsidiaries, collectively, unless the context otherwise requires.

        The Company has operated in a manner that will allow it to qualify as a REIT for federal income tax purposes. The Company filed its initial Form 1120-REIT as its tax return for the tax year ended December 31, 2012. The Company utilizes an Umbrella Partnership Real Estate Investment Trust ("UPREIT") organizational structure to hold all or substantially all of its properties and securities through an operating partnership, Plymouth Opportunity OP, LP (the "Operating Partnership").

        On March 11, 2011, the Company sold 20,000 shares of common stock to Plymouth Group Real Estate, LLC (the Sponsor), at a price of $200,000, or $10 per share. As of April 15, 2014, the Company has sold 1,272,697 shares for gross offering proceeds of $11.246 million.

        The Company has retained Plymouth Real Estate Investors, Inc. (the "Advisor") to serve as its advisor. The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Company has retained Plymouth Real Estate Capital, LLC (the "Dealer Manager"), and a member of FINRA, to act as the exclusive Dealer Manager for this offering. The Advisor and the Dealer Manager are affiliates of the Sponsor.

(2) Summary of Significant Accounting Policies

Critical Accounting Policies

        We believe our most critical accounting policies are the regular evaluation of whether the value of a real estate asset has been impaired and accounting for joint ventures. Each of these items involves estimates that require management to make judgments that are subjective in nature. We rely on our experience, we collect historical data and current market data, and we analyze these assumptions in order to arrive at what we believe to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates.

  Use of Estimates

        The preparation of these consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and

Plymouth Opportunity REIT, Inc.

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management adjusts such estimates when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates and assumptions.

  Cash

        The Company maintains its cash in bank deposit accounts which at times may exceed federally insured limits. As of December 31, 2013, we have not realized any losses in such cash accounts and believe that we are not exposed to any significant credit risk.

  Equity Method Accounting

        The Company may acquire equity interest in various limited partnerships or other entities. In certain cases where we have the ability to exercise significant influence we account for our equity interest under the equity method of accounting. Under the equity method of accounting, we recognize our proportional share of net income or loss as determined under GAAP in our results of operations.

  Segment Reporting

        ASC 280 Segment Reporting ("ASC 280") establishes standards for the way public entities report information about operating segments in the financial statements. The Company is a REIT focused on real estate investments and currently operates in only one segment: real estate operations.

  Income Taxes

        We elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended, and operate as such beginning with its tax year ending December 31, 2012. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on income that we distribute as dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four tax years following the year during which qualification is lost, unless we are able to obtain relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

        The Company files income tax returns in the U.S federal jurisdiction and various state jurisdictions. The statute of limitations for the Company's income tax returns is generally three years

Plymouth Opportunity REIT, Inc.

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

and as such, the Company's returns that remain subject to examination would be primarily from 2011 and thereafter.

        To the extent that the Company does not utilize the full amount of the annual NOL limit, the unused amount may be carried forward to offset taxable income in future years. NOLs expire 20 years after the year in which they arise. As a result, the Company's NOL of $3,021,119 in 2013 and $1,889,379 in 2012 expire in the years 2033 and 2032, respectively.

  Earnings per Share

        Basic earnings per share are calculated on the basis of weighted average number of common shares outstanding during the year. Basic earnings per share are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period.

  Subsequent Events

        In preparing these consolidated financial statements the Company evaluated events that occurred through the date of issuance of these financial statements for potential recognition or disclosure.

  Recently Issued Accounting Standards

        Management does not believe that any recently issued accounting standards would have a material effect on the accompanying consolidated financial statements.

(3) Initial Offering

        The Company is offering for sale up to $642,500,000 in shares of common stock, of which 50,000,000 shares are offered to investors at a price of $10.00 per share, and of which 15,000,000 shares are offered to participants in the Public Company's distribution reinvestment plan at a price of $9.50 per share (the "Initial Offering").

        The Company commenced the Initial Offering on November 1, 2011. As of April 15, 2014, the Company had reached gross offering proceeds of approximately $11.246 million.

        On January 9, 2014, at the recommendation of the Advisor, and following the approval of its board of directors, the Company terminated the Initial Offering effective as of May 6, 2014.

        In conjunction with the termination of the initial public offering, our board of directors also voted to terminate our distribution reinvestment plan and our share redemption plan effective May 6, 2014.

        The Company has the right to reallocate the shares of common stock offered between the Company's primary public offering and the Company's distribution reinvestment plan. The Dealer Manager is providing dealer manager services in connection with the offering. The Initial Offering is a best efforts offering, which means that the Dealer Manager is not required to sell any specific number or dollar amount of shares of common stock in the offering but will use its best efforts to sell the shares of common stock.

Plymouth Opportunity REIT, Inc.

Notes to Consolidated Financial Statements (Continued)

(4) Related Party Transactions

        The Company is a party to an advisory agreement dated July 27, 2011 with its Advisor which entitles its Advisor to specified fees upon the provision of certain services with regard to the Offering and investment of funds in real estate and real estate related investments, among other services, as well as reimbursement for organization and offering costs incurred by its Advisor on behalf of the Company and certain costs incurred by its Advisor and its affiliates in providing services to the Company.

        The fees the Company incurs under the advisory agreement are as follows:

Type of Compensation	Form of Compensation
Organization and Offering Costs	Reimbursement of organization and offering costs to the Advisor or its affiliates for cumulative organization and offering expenses, but only to the extent that the total organizational and offering costs borne by the Company do not exceed 15.0% of gross offering proceeds as of the date of the reimbursement. Total organization and offering costs incurred from inception to December 31, 2013 are $1,110,932 of which $705,716 and $379,100 has been reimbursed in the years ended December 31, 2013 and 2012, respectively.
Acquisition and Advisory Fees

Reimbursement of acquisition and origination fees to the Advisor and its affiliates for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on the Company's behalf, regardless of whether the Company actually acquires the related assets. There have been no acquisition or advisory fees incurred or paid for the years ended December 31, 2013 or 2012.

Asset Management Fee

Total asset management fees paid to the Advisor equal to one-twelfth of 1.0% of the sum of the cost of each asset, where cost equals the amount actually paid. Total asset management fees incurred for the years ended December 31, 2013 and 2012 were $26,916 and $6,254, respectively. Asset management fees of $8,750 and $0 were paid in 2013 and 2012, respectively.

Common Stock

Common Stock issuable upon occurrence of certain events will be paid to the Sponsor as an origination fee equal to 3% of the equity funded to acquire the investments. This fee will be payable semi-annually in shares of the Company's common stock, which shares will be valued at a price equal to the price then payable for shares redeemed under the Company's share redemption program, provided such price shall not be less than $10.00 per share. The aggregate origination fee payable to the Sponsor will not exceed 3% of the net proceeds of the Company's primary offering of shares as of the time of such payment. Total shares issued for the years ended December 31, 2013 and 2012 are 29,574 and 0, respectively.

Plymouth Opportunity REIT, Inc.

Notes to Consolidated Financial Statements (Continued)

(4) Related Party Transactions (Continued)

Type of Compensation	Form of Compensation
Subscription Processing Fee

Monthly subscription processing fee to the Advisor equal to $35 per subscription agreement received and processed by the Advisor. The Advisor at its sole discretion may defer all or any portion of the $35 per subscription agreement fee payable. There have been no subscription or processing fees incurred or paid in the years ended December 31, 2013 or 2012.

Expense Reimbursement

Reimbursement to the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse our Advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2% of our average invested assets, or (B) 25% of our net income. During the years ended December 31, 2013 and 2012, the Company reimbursed various operating expenses of $542,165 and $685,900, respectively.

Termination

Upon termination or nonrenewal of the advisory agreement, our Advisor shall be entitled to receive an amount, payable in the form of an interest bearing promissory note, equal to 15% of the amount by which (i) our adjusted market value plus distributions exceeds (ii) the aggregate capital contributed by investors plus an amount equal to an 8% cumulative, non-compounded return to investors.

        Pursuant to the terms of the agreement with its Advisor, the Advisor has the right to defer (without interest) receipt of all of these fees and expenses, including an additional $26,116 of organization and offering costs that have yet to be, but could be, billed to the Company.

        As of December 31, 2013 and 2012 the Company has $13,930 and $9,431 receivable from the Dealer Manager for costs reimbursable under the Expense Sharing Agreement signed August 1, 2012.

        For the years ended December 31, 2013 and 2012, the Company has incurred $191,575 and $108,900, respectively, in commissions and dealer manager fees to the Dealer Manager related to the issuance of common stock. Commissions and dealer manager fees of $167,275 and $105,900 were paid in 2013 and 2012, respectively.

        As more fully described in Note 5, the Company and Colony Hills Capital, LLC are each members of Colony Hills Capital Residential II, LLC. Colony Hills Capital, LLC is also a shareholder of the Company.

(5) Investment in Joint Ventures

        On August 17, 2012, the Company, through its Operating Partnership, acquired a 51.5% equity interest in the Class A shares of Colony Hills Capital Residential II, LLC ("CHCR II") which is a joint venture with Colony Hills Capital, LLC. The Company has no controlling interest in

Plymouth Opportunity REIT, Inc.

Notes to Consolidated Financial Statements (Continued)

(5) Investment in Joint Ventures (Continued)

CHCR II. CHCR II is the sole member of Wynthrope Holdings, LLC, which owns Wynthrope Forest Apartments, a 23 building, 270 unit multifamily complex located in Riverdale, a suburb of Atlanta, Georgia. The property was 93.3% occupied at the time of acquisition, with a majority of leases ranging from one year or longer. The purchase price for the equity interest was $1,250,000. The total purchase price the joint venture paid for the property was $13.9 million, which included $10.6 million of secured debt.

        On September 10, 2012, the Company, through its Operating Partnership, acquired a 12% limited partnership interest in TCG Cincinnati DRE LP (the "Partnership"). The Partnership owns three Class B industrial buildings comprised of approximately 576,751 square feet located in the Greater Cincinnati area. All three buildings were 100% occupied at the time of the investment, consisting of four tenants with leases of two to ten years. The purchase price for the equity interest acquired by the Company was $500,000.

        On October 1, 2013, the Company through its Operating Partnership, completed a $3.5 million investment in TCG 5400 FIB LP ("5400 FIB"), which owns a recently acquired a warehouse facility (the "Property") in Atlanta, Georgia containing 682,750 rentable square feet of space. The initial purchase price of the Property was $21.9 million which included $15.0 million of secured debt. At the time of the investment, the Property was 100% leased. On November 15, 2013, the Company, through its Operating Partnership, completed an additional $400,000 equity investment in 5400 FIB and increased its investment to $3.9 million resulting in a 50.3% equity investment.

        The Company funded the purchase price of these investments with proceeds from its Initial Offering.

        The Company performed an analysis to determine whether or not these entities represent variable interest entities ("VIE"s), and if the Company is the primary beneficiary ("PB") of the VIEs.

        The Company concluded that CHCR II is a VIE. The Company has determined that it is not the PB of the VIE as the Company does not have the ability to make decisions over the activities that most significantly impact the performance of CHCR II. The Company accounts for the CHCR II investment as an equity method investment.

        The Company has concluded that the Partnership is not a VIE. The Company does not have control over the Partnership and accounts for this investment as an equity method investment.

        The Company concluded that 5400 FIB is not a VIE. The Company accounts for the 5400 FIB investment as an equity method investment.

        The Company accounts for these investments using equity method accounting, as the Company has significant influence over the entities, but does not have control over the entities. For the years ended December 31, 2013 and 2012, the Company recorded $588,546 and $93,042 of losses, respectively, and $122,543 and $14,932 of distributions from these investments, respectively.

Plymouth Opportunity REIT, Inc.

Notes to Consolidated Financial Statements (Continued)

(5) Investment in Joint Ventures (Continued)

        A condensed summary of the financial position and results of operations of the joint ventures are shown below (in thousands):

	December 31, 2013	December 31, 2012
	(in thousands)
Assets
Real Estate properties, at historical cost	$45,644	$27,727
Other Assets	8,467	1,612

Total Assets	$54,111	$29,339

Liabilities and Equity
Mortgage Notes Payable	$34,261	$19,566
Other Liabilities	7,067	1,274

Total Liabilities	41,328	20,840
Equity	12,783	8,499

Total Liabilities and Equity	$54,111	$29,339

Operating Revenue and Expenses
Revenues	$5,967	$2,822
Expenses	6,520	2,710

Net Income(Loss)	$(553)	$112

        Management of the Company monitors the financial position of the Company's joint venture partners. To the extent that management of the Company determines that a joint venture partner has financial or liquidity concerns, management will evaluate all actions and remedies available to the Company under the applicable joint venture agreement to minimize any potential adverse implications to the Company.

(6) Commitments

        The Company leases space for its corporate office under the terms of a sub-lease with its Advisor. Rental expense for operating leases during the years ended December 31, 2013 and 2012, including common-area maintenance, was $199,242 and $95,119, respectively. Amounts of minimum future annual rental commitments under the operating lease commencing January 1, 2014 and expiring August 31, 2016 are $284,165 for 2014, $284,165 for 2015 and $189,443 for 2016.

(7) Equity

Preferred Stock

        The Company's charter authorizes the Company to issue up to 10.0 million shares of its $0.01 par value preferred stock. As of December 31, 2013 and 2012, there were no shares of preferred stock issued and outstanding.

Plymouth Opportunity REIT, Inc.

Notes to Consolidated Financial Statements (Continued)

(7) Equity (Continued)

Common Stock

        Through December 31, 2013 and 2012, the Company has issued 1,192,695 and 367,841 respectively, of common shares (including stock dividends) in connection with its Initial Offering.

        Common stockholders have full voting rights and are entitled to one vote per share held and are entitled to receive dividends when and if declared.

        The completion of this offering and the Acquisition Transactions will transform our historical business, which has previously operated through Plymouth Opportunity REIT, Inc., into a publicly-traded REIT focused on owning, acquiring and operating industrial properties. For this and other reasons set forth in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," we do not believe that the discussion of our historical results of operations is indicative of our future operating results. The following discussion of results of operations relate to our historical operations.

Distributions

        For the year ended December 31, 2013, our Board of Directors declared four stock distributions of 0.015 shares each of our common stock, or 1.5% per distribution of each outstanding share of common stock, to our stockholders of record at the close of business on March 31, June 30, September 30 and December 31, 2013 and were paid on April 15, July 15, October 15 and January 15, 2014, respectively.

        For the year ended December 31, 2012, our Board of Directors declared two stock distributions of 0.015 shares each of our common stock, or 1.5% per distribution of each outstanding share of common stock, to our stockholders of record at the close of business on September 30 and December 31, 2012 and were paid on October 15 and January 15, 2013, respectively.

(8) Share-based Compensation

        The Company issues restricted stock to its independent members of the Board of Directors as part of its annual retention program. The stock immediately vests upon issuance. For the years ended December 31, 2013 and 2012, the Company recorded $175,500 and $116,330, respectively, of related compensation expense, which is included in directors' fees in the Company's consolidated financial statements.

(9) Liquidity

        The Company incurred net losses of $3,472,224 and $2,166,678 for the years ended December 31, 2013 and 2012, respectively. At December 31, 2013 the Company had cash of $265,952 and had no debt outstanding and no obligation to fund capital under its existing joint venture agreements.

        From January 1, 2014 through April 15, 2014, the Company has sold 80,000 shares of common stock for gross offering proceeds of $800,000. As of April 15, 2014, the Company has approximately $735,000 of cash. The Company is anticipating receiving distributions from its investments in joint ventures on a quarterly basis. Additionally, as is disclosed in Note 4, only $26,116 of costs related to the start-up of the Company remain to be charged to the Company after December 31, 2013, after such costs of $1,247,881 and $1,065,000 were recognized as expenses of the Company during the years ended December 31, 2013 and 2012, respectively.

Plymouth Opportunity REIT, Inc.

Notes to Consolidated Financial Statements (Continued)

(9) Liquidity (Continued)

        The Company continues to maintain arrangements with certain of its vendors to limit future expenses related to certain professional services. Also, the Company entered into agreements during the year ended December 31, 2013 with its independent directors who agreed to receive all compensation through December 31, 2013 and amounts accrued as of December 31, 2012 in the form of stock. The Company will continue this agreement into 2014.

        If the Company is unable to generate sufficient liquidity to meet its needs and in a timely manner, the Company may be required to further reduce operating expenses and limit their operations. If the Company is unable to raise additional equity, it would result in the inability to acquire real estate assets or participate in joint ventures.

(10) Subsequent Events

        On January 9, 2014, at the recommendation of the Company's Advisor, and following the approval of its board of directors, the Company terminated the Initial Offering effective as of May 6, 2014.

        In conjunction with the termination of the initial public offering, our board of directors also voted to terminate our distribution reinvestment plan and our share redemption plan effective May 6, 2014.

        On January 9, 2014, the Board of Directors authorized the Advisor to negotiate an engagement letter with a nationally recognized investment bank for financial advisory services in connection with pursuing strategic alternatives for the Company, including a possible listed public offering. The Company can provide no assurances that it will actually enter into an engagement letter or be able to effect any strategic alternatives.

        On March 28, 2014, the Board of Directors declared a stock dividend of 1.5% of each outstanding share of common stock, $0.01 par value per share, to the stockholders of record at the close of business on March 31, 2014 to be issued on April 15, 2014.

        From January 1, 2014 through April 15, 2014 the Company has sold 80,000 shares for gross offering proceeds of $800,000.

GMIP GREEN MEADOWS PROPERTY

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

GMIP GREEN MEADOWS PROPERTY

CONTENTS

Independent Auditors' Report	F-37
Statements of Revenues and Certain Expenses	F-39
Notes to Statements of Revenues and Certain Expenses	F-40

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
 Plymouth Industrial REIT, Inc.

To the Members
 Garrity Malkin Industrial Partners I, LLC

Report on the Financial Statement

        We have audited the accompanying statement of revenues and certain expenses of GMIP Green Meadows Property for the year ended December 31, 2013, and the related notes to the statement of revenues and certain expenses.

Management's Responsibility for the Financial Statement

        Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses, described in Note 2, of GMIP Green Meadows Property for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        We draw attention to Note 2 to the financial statement, which describes that the accompanying financial statement was prepared for the purpose of complying with rules and regulations of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of GMIP Green Meadows Property's revenues and certain expenses. Our opinion is not modified with respect to that matter.

/s/ Marcum LLP

Boston, MA
July 18, 2014

GMIP GREEN MEADOWS PROPERTY

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

	Three Months Ended March 31, 2014 (Unaudited)	Year Ended December 31, 2013
Revenues
Rental revenue	$219,050	$890,618
Tenant reimbursements	80,250	329,697

Total Revenues	299,300	1,220,315
Certain expenses
Property operating expenses	11,103	43,290
Real estate taxes and insurance	72,974	292,198
General and administrative expenses	1,573	59,038

Total certain expenses	85,650	394,526

Revenues in excess of certain expenses	$213,650	$825,789

The accompanying notes are an integral part of the statements of revenues and certain expenses

GMIP GREEN MEADOWS PROPERTY

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 1—DESCRIPTION OF PORTFOLIO

        GMIP Green Meadows Property (the "Property") consists of one fully-constructed industrial warehouse facility located in Columbus, Ohio with approximately 300,000 square feet of rentable space. Plymouth Industrial REIT, Inc. (the "Company") plans to acquire the Property, which is currently owned by Garrity Malkin Industrial Partners I, LLC.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

        The accompanying statements of revenues and certain expenses includes the operations of the Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, interest expense, interest income, and amortization of above-and below-market leases. Management is not aware of any material factors relating to the property that would cause the reported financial information not to be indicative of future operating results.

INTERIM UNAUDITED INFORMATION

        The statement of revenues and certain expenses for the three months ended March 31, 2014 is unaudited. In the opinion of the Company, such statement reflects all adjustments necessary for a fair presentation of revenues and certain expenses in accordance with U.S. Securities and Exchange Commission's Rule 3-14 as described above. All such adjustments are of a normal recurring nature.

USE OF ESTIMATES

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting periods. Actual results could differ from these estimates.

REVENUE RECOGNITION

        The Property recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

        Tenant reimbursements related to reimbursements of real estate taxes, insurance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred.

GMIP GREEN MEADOWS PROPERTY

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 3—MINIMUM FUTURE LEASE RENTALS

        There is one lease agreement in place with a tenant to lease space in the Property. As of March 31, 2014, the minimum future rentals receivable under noncancelable operating lease in each of the next five years and thereafter are as follows (unaudited):

Year Ending December 31,
2014 (nine months ending December 31, 2014)	$653,250
2015	875,000
2016	898,000
2017	920,000
2018	943,000
Thereafter	804,500

Total	$5,093,750

NOTE 4—TENANT CONCENTRATIONS

        As of December 31, 2013 and March 31, 2014, the property is 100% occupied by Volvo Parts North America, which is a part of the Volvo Group that is publicly registered and traded in Sweden.

Note 5—Related Party Transactions

        An affiliate of the owner of the Property provides property management services to the Property. The management fee is calculated at 3.5% of gross rent collected. Management fees amounted to $43,290 for the year ended December 31, 2013 and $11,103 for the three months ended March 31, 2014 (unaudited).

Note 6—Subsequent Events

        The Property's management evaluated subsequent events through July 18, 2014, the date the financial statements were available to be issued.

GARRITY MALKIN INDUSTRIAL PARTNERS I PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

GARRITY MALKIN INDUSTRIAL PARTNERS I PORTFOLIO
CONTENTS

Independent Auditors' Report	F-44
Combined Statements of Revenues and Certain Expenses	F-46
Notes to Combined Statements of Revenues and Certain Expenses	F-47

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
 Plymouth Industrial REIT, Inc.

To the Members
 Garrity Malkin Industrial Partners I, LLC

Report on the Financial Statement

        We have audited the accompanying combined statement of revenues and certain expenses of Garrity Malkin Industrial Partners I Portfolio for the year ended December 31, 2013, and the related notes to the combined statement of revenues and certain expenses.

Management's Responsibility for the Financial Statement

        Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the combined revenues and certain expenses, described in Note 2, of Garrity Malkin Industrial Partners I Portfolio for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        We draw attention to Note 2 to the combined financial statement, which describes that the accompanying combined financial statement was prepared for the purpose of complying with rules and regulations of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of Garrity Malkin Industrial Partners I Portfolio's combined revenues and certain expenses. Our opinion is not modified with respect to that matter.

/s/ Marcum LLP

Boston, MA
July 18, 2014

GARRITY MALKIN INDUSTRIAL PARTNERS I PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

	Three Months Ended March 31, 2014 (Unaudited)	Year Ended December 31, 2013
Revenues
Rental revenue	$153,299	$649,648
Tenant reimbursements	83,181	320,478

Total Revenues	236,480	970,126
Certain expenses
Property operating expenses	45,286	160,411
Real estate taxes and insurance	69,851	275,840
General and administrative expenses	5,433	56,716

Total certain expenses	120,570	492,967

Revenues in excess of certain expenses	$115,910	$477,159

The accompanying notes are an integral part of the statements of revenues and certain expenses.

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 1—DESCRIPTION OF PORTFOLIO

        Garrity Malkin Industrial Partners I Portfolio (the "Portfolio") consists of two fully-constructed industrial warehouse facilities, one located in Columbus, Ohio with approximately 77,000 square feet of rentable space and one located in Memphis, TN with approximately 202,000 square feet of rentable space. Common control exists across all properties in the Portfolio. Plymouth Industrial REIT, Inc. (the "Company") plans to acquire the Portfolio, which is currently owned by Garrity Malkin Industrial Partners I, LLC.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        The accompanying combined statements of revenues and certain expenses includes the operations of the Portfolio and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Portfolio, have been excluded. Such items include depreciation, amortization, interest expense, interest income, and amortization of above-and below-market leases. Management is not aware of any material factors relating to the properties that would cause the reported financial information not to be indicative of future operating results.

INTERIM UNAUDITED INFORMATION

        The statement of revenues and certain expenses for the three months ended March 31, 2014 is unaudited. In the opinion of the Company, such statement reflects all adjustments necessary for a fair presentation of revenues and certain expenses in accordance with U.S. Securities and Exchange Commission's Rule 3-14 as described above. All such adjustments are of a normal recurring nature.

USE OF ESTIMATES

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting periods. Actual results could differ from these estimates.

REVENUE RECOGNITION

        The Portfolio recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

        Tenant reimbursements related to reimbursements of real estate taxes, insurance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred.

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 3—MINIMUM FUTURE LEASE RENTALS

        There are various lease agreements in place with tenants to lease space in the Portfolio. As of March 31, 2014, the minimum future rentals receivable under noncancelable operating leases in each of the next five years and thereafter are as follows (unaudited):

Year Ending December 31,
2014 (nine months ending December 31, 2014)	$485,252
2015	456,646
2016	285,055
2017	225,372
2018	70,374
Thereafter	—

Total	$1,522,699

NOTE 4—TENANT CONCENTRATIONS

        As of December 31, 2013 and March 31, 2014, one property is 50% and the other property is 90% occupied, respectively, by multi-tenants. As presented in the table below, the first multi-tenant property is occupied by two tenants with occupancy of 25% and 25%, respectively, and the second multi-tenant property is occupied by seven tenants with occupancy of 20%, 7%, 14%, 5%, 27%, 10%, and 7%, respectively.

        In June 2014, a new lease agreement was signed with the first multi-tenant property making it 100% occupied.

        The following table summarizes the total revenues for each property:

	Tenants	Square Feet	Three Months Ended March 31, 2014 (Unaudited) ($)%		Year Ended December 31, 2013 ($)%
8273 Green Meadows Drive	Multi-tenant	77,271	51,896	22%	235,623	24%
Shelby Drive	Multi-tenant	202,313	184,584	78%	734,503	76%

	Total	279,584	236,480	100%	970,126	100%

NOTE 5—RELATED PARTY TRANSACTIONS

        An affiliate of the owner of the Portfolio provides property management services to the two properties. The management fee is calculated at 3.5% of gross rent collected. Management fees amounted to $34,470 for the year ended December 31, 2013 and $5,301 for the three months ended March 31, 2014 (unaudited).

NOTE 6—SUBSEQUENT EVENTS

        The Portfolio's management evaluated subsequent events through July 18, 2014, the date the combined financial statements were available to be issued.

EDLEN PEACHTREE & CH PEACHTREE PROPERTY

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD FROM MAY 20, 2013 THROUGH DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

EDLEN PEACHTREE & CH PEACHTREE PROPERTY
CONTENTS

Independent Auditors' Report	F-51
Statements of Revenues and Certain Expenses	F-52
Notes to Statements of Revenues and Certain Expenses	F-53

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
 Plymouth Industrial REIT, Inc.

To the Members
 Edlen Peachtree, LLC
CH Peachtree Associates, LLC

Report on the Financial Statement

        We have audited the accompanying statement of revenues and certain expenses of Edlen Peachtree & CH Peachtree Property for the period from May 20, 2013 through December 31, 2013, and the related notes to the statement of revenues and certain expenses.

Management's Responsibility for the Financial Statement

        Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses, described in Note 2, of Edlen Peachtree & CH Peachtree Property for the period from May 20, 2013 through December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        We draw attention to Note 2 to the financial statement, which describes that the accompanying financial statement was prepared for the purpose of complying with rules and regulations of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of Edlen Peachtree & CH Peachtree Property's revenues and certain expenses. Our opinion is not modified with respect to that matter.

/s/ Marcum LLP

Boston, MA
June 9, 2014

EDLEN PEACHTREE & CH PEACHTREE PROPERTY

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD FROM MAY 20, 2013 THROUGH DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

	Three Months Ended March 31, 2014 (Unaudited)	May 20, 2013 Through December 31, 2013
Revenues
Rental revenue	$471,130	$1,173,877
Tenant reimbursements	162,326	208,061

Total Revenues	633,456	1,381,938
Certain expenses
Property operating expenses	88,310	216,807
Real estate taxes and insurance	31,424	75,380
Interest expense	107,481	271,840
General and administrative expenses	12,213	33,597

Total certain expenses	239,428	597,624

Revenues in excess of certain expenses	$394,028	$784,314

The accompanying notes are an integral part of the statements of revenues and certain expenses.

EDLEN PEACHTREE & CH PEACHTREE PROPERTY

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD FROM MAY 20, 2013 THROUGH DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 1—DESCRIPTION OF THE PROPERTY

        Edlen Peachtree & CH Peachtree Property (the "Property") is an office/production building located in Atlanta, Georgia with approximately 170,000 square feet of rentable space. Plymouth Industrial REIT, Inc. (the "Company") plans to acquire the Property, which is currently owned by Edlen Peachtree, LLC and CH Peachtree Associates, LLC.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        The accompanying statements of revenues and certain expenses includes the operations of the Property and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, interest income, and amortization of above-and below-market leases. Management is not aware of any material factors relating to the property that would cause the reported financial information not to be indicative of future operating results.

INTERIM UNAUDITED INFORMATION

        The statement of revenues and certain expenses for the three months ended March 31, 2014 is unaudited. In the opinion of the Company, such statement reflects all adjustments necessary for a fair presentation of revenues and certain expenses in accordance with U.S. Securities and Exchange Commission's Rule 3-14 as described above. All such adjustments are of a normal recurring nature.

USE OF ESTIMATES

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting periods. Actual results could differ from these estimates.

REVENUE RECOGNITION

        The Property recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

        Tenant reimbursements related to reimbursements of real estate taxes, insurance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred.

EDLEN PEACHTREE & CH PEACHTREE PROPERTY

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES (Continued)

FOR THE PERIOD FROM MAY 20, 2013 THROUGH DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 3—MINIMUM FUTURE LEASE RENTALS

        There are various lease agreements in place with tenants to lease space in the Property. As of March 31, 2014, the minimum future rentals receivable under noncancelable operating leases in each of the next five years and thereafter arc as follows (unaudited):

Year Ending December 31,
2014 (nine months ending December 31, 2014)	$1,358,614
2015	1,849,227
2016	1,890,909
2017	1,933,787
2018	1,987,864
Thereafter	1,441,687

Total	$10,462,088

NOTE 4—TENANT CONCENTRATIONS

        As of December 31, 2013 and March 31, 2014, the property is 92% occupied by two tenants with occupancy of 53% and 39%, respectively.

NOTE 5—INTEREST EXPENSE

        The Property is encumbered by a mortgage loan which will be assumed by the Company upon acquisition of the Property. The mortgage loan agreement was entered into on May 20, 2013 and matures on June 1, 2023. The agreement requires for a fixed interest rate of 4.10% per annum and a monthly principal and interest amortization of $51,225. The balance of the mortgage loan as of December 31, 2013 and March 31, 2014 amounted to $10,498,773 and $10,452,578 (unaudited), respectively. Interest expense for the period ended December 31, 2013 and March 31, 2014 amounted to $271,840 and $107,481 (unaudited), respectively.

NOTE 7—SUBSEQUENT EVENTS

        The Property's management evaluated subsequent events through June 9, 2014, the date the financial statements were available to be issued.

VENTURE ONE PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

VENTURE ONE PORTFOLIO
CONTENTS

Independent Auditors' Report	F-57
Combined Statements of Revenues and Certain Expenses	F-59
Notes to Combined Statements of Revenues and Certain Expenses	F-60

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
 Plymouth Industrial REIT, Inc.

To the Partners
 VK Industrial I, LP

Report on the Financial Statement

        We have audited the accompanying combined statement of revenues and certain expenses of Venture One Portfolio for the year ended December 31, 2013, and the related notes to the combined statement of revenues and certain expenses.

Management's Responsibility for the Financial Statement

        Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the combined revenues and certain expenses, described in Note 2, of Venture One Portfolio for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        We draw attention to Note 2 to the combined financial statement, which describes that the accompanying combined financial statement was prepared for the purpose of complying with rules and regulations of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of Venture One Portfolio's combined revenues and certain expenses. Our opinion is not modified with respect to that matter.

/s/ Marcum LLP

Boston, MA
June 6, 2014

VENTURE ONE PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

	Three Months Ended March 31, 2014 (Unaudited)	Year Ended December 31, 2013
Revenues
Rental revenue	$568,592	$2,350,287
Tenant reimbursements	140,910	519,162
Other	550	300

Total Revenues	710,052	2,869,749
Certain expenses
Property operating expenses	81,644	237,954
Real estate taxes and insurance	152,646	502,977
General and administrative expenses	4,479	21,768

Total certain expenses	238,769	762,699

Revenues in excess of certain expenses	$471,283	$2,107,050

The accompanying notes are an integral part of the combined statements of revenues and certain expenses.

VENTURE ONE PORTFOLIO

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 1—DESCRIPTION OF PORTFOLIO

        Venture One Portfolio (the "Portfolio") consists of a group of six fully-constructed industrial warehouse facilities located in Chicago, Illinois with approximately 486,000 square feet of rentable space. Common control exists across all properties in the Portfolio. Plymouth Industrial REIT, Inc. (the "Company") plans to acquire the Portfolio, which is currently owned by VK Industrial I, LP.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        The accompanying combined statements of revenues and certain expenses includes the operations of the Portfolio and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Portfolio, have been excluded. Such items include depreciation, amortization, interest expense, interest income, and amortization of above-and below-market leases. Management is not aware of any material factors relating to the properties that would cause the reported financial information not to be indicative of future operating results.

INTERIM UNAUDITED INFORMATION

        The statement of revenues and certain expenses for the three months ended March 31, 2014 is unaudited. In the opinion of the Company, such statement reflects all adjustments necessary for a fair presentation of revenues and certain expenses in accordance with U.S. Securities and Exchange Commission's Rule 3-14 as described above. All such adjustments are of a normal recurring nature.

USE OF ESTIMATES

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting periods. Actual results could differ from these estimates.

REVENUE RECOGNITION

        The Portfolio recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

        Tenant reimbursements related to reimbursements of real estate taxes, insurance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred.

VENTURE ONE PORTFOLIO

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 3—MINIMUM FUTURE LEASE RENTALS

        There are various lease agreements in place with tenants to lease space in the Portfolio. As of March 31, 2014, the minimum future rentals receivable under noncancelable operating leases in each of the next five years and thereafter are as follows (unaudited):

Year Ending December 31,
2014 (nine months ending December 31, 2014)	$1,763,620
2015	2,327,283
2016	2,365,771
2017	1,844,178
2018	1,890,921
Thereafter	3,571,840

Total	$13,763,613

NOTE 4—TENANT CONCENTRATIONS

        As of December 31, 2013 and March 31, 2014, four properties are 100% occupied by single tenants and two properties are 100% occupied by multi-tenants. One multi-tenant property is occupied by two tenants with occupancy of 77% and 23%, respectively, and the other is occupied by two tenants with occupancy of 48% and 52%, respectively.

        The following table summarizes the total revenues for each property:

	Tenants	Square Feet	Three Months Ended March 31, 2014 (Unaudited) ($)%		Year Ended December 31, 2013 ($)%
3940 Stern Street	Single	146,798	170,678	24%	695,536	24%
1875 Holmes	Single	134,415	174,231	25%	744,385	26%
189 Seegers	Single	25,000	41,017	6%	198,126	7%
11351 W 183rd	Single	18,768	54,322	8%	202,395	7%
1355 Holmes	Multi-tenant	82,456	121,735	17%	447,123	16%
2401 Commerce	Multi-tenant	78,715	148,069	20%	582,184	20%

	Total	486,152	710,052	100%	2,869,749	100%

NOTE 5—RELATED PARTY TRANSACTIONS

        An affiliate of the owner of the Portfolio provides property management services to the properties. The management fee is calculated at 3% of annual rent. Management fees amounted to $62,737 for the year ended December 31, 2013 and $22,024 for the three months ended March 31, 2014 (unaudited).

NOTE 6—SUBSEQUENT EVENTS

        The Portfolio's management evaluated subsequent events through June 6, 2014, the date the combined financial statements were available to be issued.

PERSEUS PORTFOLIO

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

PERSEUS PORTFOLIO
CONTENTS

Independent Auditors' Report	F-64
Statements of Revenues and Certain Expenses	F-65
Notes to Statements of Revenues and Certain Expenses	F-66

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
 Plymouth Industrial REIT, Inc.

To the Member of
 Tower Investments, LLC

Report on the Financial Statement

        We have audited the accompanying statement of revenues and certain expenses of the Perseus Portfolio for the year ended December 31, 2013, and the related notes to the statement of revenues and certain expenses.

Management's Responsibility for the Financial Statement

        Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses, described in Note 2, of the Perseus Portfolio for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        We draw attention to Note 2 to the financial statement, which describes that the accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of the Perseus Portfolio's revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Marcum LLP

Boston, MA
June 6, 2014

PERSEUS PORTFOLIO

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013
AND FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

	Three Months Ended March 31, 2014 (Unaudited)	Year Ended December 31, 2013
Revenues
Rental revenue	$326,279	$1,305,117
Tenant reimbursements	50,093	226,160

Total revenues	376,372	1,531,277
Certain expenses
Property operating expenses	10,533	152,198
Real estate taxes and insurance	39,561	146,125
General and administrative expenses	2,366	3,479

Total certain expenses	52,460	301,802

Revenues in excess of certain expenses	$323,912	$1,229,475

The accompanying notes are an integral part of the statements of revenues and certain expenses.

PERSEUS PORTFOLIO

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 1—DESCRIPTION OF PORTFOLIO

        Perseus Portfolio (the "Portfolio") consists of one fully-constructed industrial warehouse facility located in Jackson, Tennessee with approximately 638,400 square feet of rentable space. Plymouth Industrial REIT, Inc. ("Company") plans to acquire the Portfolio, which is currently owned by Tower Investments, LLC.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        The accompanying statements of revenues and certain expenses ("Statements") include the operations of the Portfolio and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1993, as amended. Accordingly, the Statements are not representative of the actual operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Portfolio, have been excluded. Such items include depreciation, amortization, interest expense, interest income and amortization of above- and below-market leases. Management is not aware of any material factors relating to the Portfolio that would cause the reported financial information not to be indicative of future operating results.

INTERIM UNAUDITED INFORMATION

        The statement of revenues and certain expenses for the three month period ended March 31, 2014 is unaudited. In the opinion of the Company, such statement reflects all adjustments necessary for a fair presentation of revenue and certain expenses in accordance with the Commission's Rule 3-14 as described above. All such adjustments are of a normal recurring nature.

USE OF ESTIMATES

        The preparation of the Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting periods. Actual results could differ from these estimates.

REVENUE RECOGNITION

        The Portfolio recognizes rental revenue from tenants on a straight-line basis over the lease terms when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

        Tenant reimbursements related to reimbursements of real estate taxes, insurance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred.

PERSEUS PORTFOLIO

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2013 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

NOTE 3—MINIMUM FUTURE LEASE RENTALS

        There is one lease agreement within the Portfolio to lease space. As of March 31, 2014, the minimum future rentals receivable under non-cancelable operating lease in each of the next five years and thereafter are as follows (unaudited):

Year Ending December 31,
2014 (nine months ending December 31, 2014)	$1,053,360
2015	1,404,480
2016	1,404,480
2017	1,404,480
2018	1,404,480
Thereafter	1,989,680

Total	$8,660,960

NOTE 4—TENANT CONCENTRATIONS

        As of December 31, 2013 and March 31, 2014, the property is 100% occupied by a single tenant.

NOTE 5—RELATED PARTY TRANSACTIONS

        An affiliate of the owner of the Portfolio provides property management services to the properties. The management fee is calculated at 3% of annual rent. Management fees amounted to $34,852 for the year ended December 31, 2013 and $10,533 for the three months ended March 31, 2014 (unaudited).

NOTE 6—SUBSEQUENT EVENTS

        The Portfolio's management evaluated subsequent events through June 6, 2014, the date the Statements were available to be issued.

Memphis, TN—Nike

        The Memphis, TN property is leased to a single tenant on a long-term basis under a triple-net lease. As a result, we believe that financial information about the tenant is more relevant to investors than financial statements of the property acquired. Nike (NYSE: NKE), the sole tenant of the Memphis, TN property, is a public company that is subject to the reporting requirements of the Exchange Act and files its financial statements in reports filed with the SEC. If you would like to review detailed financial information regarding Nike please refer to the financial statements of Nike, which are publicly available on the SEC's website at www.sec.gov.

 Waynesboro, GA—Shaw/CBI

        The Waynesboro, GA property is leased to a single tenant on a long-term basis under a triple-net lease. As a result, we believe that financial information about the tenant is more relevant to investors than financial statements of the property acquired. Shaw/CBI (NYSE: CBI), the sole tenant of the Waynesboro, GA property, is a public company that is subject to the reporting requirements of the Exchange Act and files its financial statements in reports filed with the SEC. If you would like to review detailed financial information regarding Shaw/CBI please refer to the financial statements of Shaw/CBI, which are publicly available on the SEC's website at www.sec.gov.

 Columbus, Ohio—Creekside—Liquidity Services

        The Columbus, OH property is leased to a single tenant on a long-term basis under a triple-net lease. As a result, we believe that financial information about the tenant is more relevant to investors than financial statements of the property acquired. Liquidity Services (NASDAQ: LQDT), the sole tenant of the Columbus, OH property, is a public company that is subject to the reporting requirements of the Exchange Act and files its financial statements in reports filed with the SEC. If you would like to review detailed financial information regarding Liquidity Services please refer to the financial statements of Liquidity Services, which are publicly available on the SEC's website at www.sec.gov.

 Columbus, OH—Pier One

        The Columbus, OH property is leased to a single tenant on a long-term basis under a triple-net lease. As a result, we believe that financial information about the tenant is more relevant to investors than financial statements of the property acquired. Pier One (NYSE: PIR), the sole tenant of the Columbus, OH property, is a public company that is subject to the reporting requirements of the Exchange Act and files its financial statements in reports filed with the SEC. If you would like to review detailed financial information regarding Pier One please refer to the financial statements of Pier One, which are publicly available on the SEC's website at www.sec.gov.

 Columbus, OH—Alliance Data Systems

        The Columbus, OH property at 7001 Americana Parkway is leased to a single tenant on a long term basis under a triple net lease. As a result, we believe that the financial information about the tenant is more relevant to investors than the financial statements of the property acquired. Alliance Data Systems (NYSE: ADS), the sole tenant of the property is a public company that is subject to the reporting requirements of the Exchange Act and files its financial statements in reports filed with the SEC. If you would like to review detailed financial information regarding Alliance Data Systems please refer to the financial statements of Alliance Data Systems, which are publicly available on the SEC's website at www.sec.gov.

                  Shares

Common Stock

PROSPECTUS

Sandler O'Neill + Partners, L.P.

        Until                , 2014 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as soliciting dealers with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table sets forth the fees and expenses, other than underwriting discounts, payable by the registrant in connection with the issuance and distribution of the common stock offered hereby. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

SEC registration fee		$22,218
NYSE listing fee			*
FINRA filing fee		26,375
Printing and engraving expenses			*
Legal fees and expenses (other than Blue Sky)			*
Accounting fees and expenses			*
Transfer agent fees and expenses			*
Blue Sky filing fees and expenses			*
Miscellaneous			*

Total	$		*

*
To be filed by amendment.

Item 32.    Sales to Special Parties.

        From November 1, 2011 until May 6, 2014, the Company offered and sold certain shares of its common stock to investors meeting certain suitability requirements pursuant to its previous registration statement filed with the Securities and Exchange Commission (file no. 333-173048) (the "Previous Offering"). Certain shares were offered to investors in the Previous Offering at a price of $10.00 per share (with discounts available to certain categories of purchasers), and certain shares were offered in the Previous Offering to participants in the Company's distribution reinvestment plan at a price of $9.50 per share. The Company terminated the Previous Offering, its distribution reinvestment plan and share redemption plan effective as of May 6, 2014.

Item 33.    Recent Sales of Unregistered Securities.

        Not applicable.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors' and officers' liability to the maximum extent permitted by Maryland law.

        Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See "Underwriting."

        We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director. We will also purchase and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

        In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Plymouth Industrial OP, LP, the partnership of which we serve as sole general partner.

        The foregoing summaries are necessarily subject to the complete text of the Maryland General Corporation Law, our articles of incorporation and bylaws, the indemnification agreements to be entered into between us and each of our directors and officers, and the partnership agreement of Plymouth Industrial OP, LP, and are qualified in their entirety by reference thereto.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        None.

Item 36.    Financial Statements and Exhibits.

        (a)   Financial Statements. See page F-1 for an index to the financial statements included in this registration Statement and the prospectus.

        (b)   Exhibits. The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature pages herein.

Item 37.    Undertakings.

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes that:

            (i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (ii)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on July 21, 2014.

PLYMOUTH INDUSTRIAL REIT, INC.
By:	/s/ JEFFREY E. WITHERELL
	Name:	Jeffrey E. Witherell
	Title:	Chief Executive Officer

        Each person whose signature appears below hereby constitutes and appoints Jeffrey Witherell and Pendleton P. White, Jr. and each of them, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all pre- or post-effective amendments to this registration statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and such other authorities as he deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or such substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY E. WITHERELL Jeffrey E. Witherell	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2014
/s/ DANIEL C. WRIGHT Daniel C. Wright	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 21, 2014
/s/ PENDLETON P. WHITE, JR. Pendleton P. White, Jr.	President, Chief Investment Officer and Director	July 21, 2014
* Philip S. Cottone	Director	July 21, 2014

Signature		Title	Date

* Richard J. DeAgazio		Director	July 21, 2014
* David G. Gaw		Director	July 21, 2014
*By:	/s/ JEFFREY E. WITHERELL Jeffrey E. Witherell Attorney-in-fact		July 21, 2014

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Second Articles of Amendment and Restatement of Plymouth Industrial REIT, Inc.*
3.2	Second Amended and Restated Bylaws of the Company*
4.1	Form of Certificate of Common Stock of Plymouth Industrial REIT, Inc.*
5.1	Opinion of Squire Patton Boggs (US) LLP regarding the validity of the securities being registered*
8.1	Opinion of Locke Lord LLP regarding tax matters*
10.1	Agreement of Limited Partnership of Plymouth Industrial OP, LP*
10.2	Plymouth Industrial REIT, Inc. and Plymouth Industrial OP LP 2014 Incentive Award Plan*†
10.3	Form of Employment Agreement with Jeffrey E. Witherell*†
10.4	Form of Employment Agreement with Pendleton P. White, Jr.*†
10.5	Form of Employment Agreement with Daniel C. Wright*†
10.6	Form of Indemnification Agreement between Plymouth Industrial REIT, Inc. and its directors and officers*
10.7	Agreement of Sale, dated July 7, 2014, by and between Sun Life Assurance Company of Canada and Plymouth Industrial REIT, Inc.*
10.8	Purchase and Sale Agreement and Escrow Instructions, dated as of May 1, 2014, by and between Tower Jackson, LLC and Plymouth Real Estate Investors, Inc.*
10.9	Purchase and Sale Agreement and Escrow Instructions, dated as of July 14, 2014, by and between Winchester Distributing LLC and Plymouth Industrial REIT, Inc.*
10.10	Purchase and Sale Agreement and Escrow Instructions, dated as of July 21, 2014, by and between Mills Road, LLC and Plymouth Industrial REIT, Inc.*
10.11	Purchase and Sale Agreement and Escrow Instructions, dated as of July 16, 2914, by and between VK 3940 Stern, LLC, VK 1875 Holmes, LLC, VK 2401, LLC, VK 11351 183rd, LLC, VK 189 Steegers, LLC & VK 1355 Holmes, LLC, as Sellers, and Plymouth Industrial REIT, Inc., as Buyer.*
10.12	Purchase and Sale Agreement and Escrow Instructions, dated as of June 30, 2014, by and between 3100 Creekside Investors, LLC and Plymouth Industrial REIT, Inc.*
21.1	List of Subsidiaries*
23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)*
23.2	Consent of Locke Lord LLP (included in Exhibit 8.1)*
23.3	Consent of Marcum LLP**
23.4	Consent of KPMG LLP**
24.1	Power of Attorney (included in the Signature Page)

*
To be filed by amendment.

**
Filed herewith.

†
Compensatory plan or arrangement.